Form 10-K, Exhibit 13
period 1995-12-31
CAROLINA FIRST BANCSHARES INC
filed 1996-03-29
CIK 846465

                                                                     EXHIBIT 13

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Carolina First BancShares, Inc. and Subsidiaries

     The following discussion should be read in conjunction with the consolidated financial statements and related notes and other information appearing elsewhere in this Annual Report and the more detailed information provided in the Company's Annual Report on Form 10-K.

GENERAL

     Carolina First BancShares, Inc., (the "Company" or "Carolina First") is a bank holding company formed in June 1989, and registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Company owns all of the outstanding common stock of two commercial banks (the "Banks"), Lincoln Bank of North Carolina ("Lincoln Bank") and Cabarrus Bank of North Carolina ("Cabarrus Bank"). The Banks are North Carolina-chartered banks that are members of the FDIC, but are not members of the Federal Reserve System. Cabarrus Bank is also a member of the Federal Home Loan Bank-Atlanta ("FHLB"). The primary business of the Banks includes retail and commercial banking, and mortgage lending. Jointly, Lincoln Bank and Cabarrus Bank own a mortgage company, Carolina First Mortgage Corp. ("Mortgage"), which originates mortgage loans for resale in the secondary market, and a financial services company, Carolina First Financial Services Corporation ("Financial Services"), which offers, as agent for its customers, mutual funds and annuity products. Financial Services began business in October 1994.

     Lincoln Bank, which commenced operations in 1983, operates in areas northwest of Charlotte, North Carolina. On May 7, 1993 Lincoln Bank acquired the insured deposits and certain assets of the former Crown National Bank, Charlotte, North Carolina, and thereby expanded into the SouthPark area of Charlotte with its first urban branch. During 1995, Lincoln Bank sold its subsidiary, North State Insurance Agency, Inc.

     Cabarrus Bank was organized in 1898 as Cabarrus Savings and converted to a stock association in 1987. In January 1992, the Company acquired Cabarrus Savings, and in October 1992, Cabarrus Savings was converted to a commercial bank. Cabarrus Bank continues to expand in Cabarrus County by operating four full service branches, including a branch inside the Super Kmart Center which opened in 1995.

     In November 1994, the Company invested $1,375,000 to purchase approximately 17% of the total common stock of a de novo commercial bank, First Gaston Bank of North Carolina, Gastonia, North Carolina ("First Gaston"), which is just west of Charlotte and south of Lincolnton. The Company's chairman was an organizer of First Gaston, which is located in a market contiguous to others served by Lincoln Bank. First Gaston opened in July of 1995 and operates in a market not currently served by Carolina First. Certain operational functions are provided for First Gaston by Carolina First. The Federal Reserve, in approving this investment, under the BHC Act, has required Carolina First to enter into a commitment to serve as a source of strength for First Gaston.

RESULTS OF OPERATIONS

     Carolina First earned $4.1 million, or $2.61 per share, in 1995, a 23% (14% per share) increase over 1994. Earnings in 1994 were $3.4 million, or $2.29 per share, a 29% increase over 1993. This continued favorable trend represents the Company's strong net interest margin, increased non-interest income and controlling non-interest expenses. The Company continues to expand into growing markets in the central piedmont area of North Carolina, which have generally strong economies. Management believes this growth will continue through the foreseeable future with favorable effects upon the Company.

     The Company's net interest income consists of the difference between interest earned on interest earning assets and the interest paid on interest bearing liabilities. The growth of the central Piedmont area of North Carolina, as well as the continued increase in market penetration into these areas, has allowed the Company to grow assets at a healthy 16% over 1994 and 6% from 1994 over 1993. Interest earning assets consist primarily of loans, but also include securities and to a lesser extent cash equivalents. The strong economy in our region of North Carolina has

---------
4

--------------------------------------------------------------------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                          AND RESULTS OF OPERATIONS -- CONTINUED
                                Carolina First BancShares, Inc. and Subsidiaries

continued to enhance the strength of small and medium businesses which has supported our lending growth. Interest bearing liabilities consist almost exclusively of consumer deposit relationships. Commercial checking accounts are growing as a result of the commercial customer base that is increasing at Lincoln and Cabarrus Banks.

     Net interest income as a percentage of average earning assets has grown from 4.75% in 1993 to 5.02% in 1995. This improvement can be attributable to the spread between the average rate paid on average earning assets and the average rate paid on average interest-bearing liabilities or an increase in volume. The spread experienced by the Company has remained relatively constant from 4.64% in 1994 to 4.61% in 1995. The increased volume of loans has been the primary factor in the improved net interest income. Although growth and earnings are expected to continue, interest rates and economic conditions will affect these results in the future.

     The Company's allowance for loan losses is analyzed monthly in accordance with a board approved plan. This analysis is intended to anticipate potential risks prior to losses being incurred and includes a component relating to the stability of the local economy. The monthly provision for loan losses may fluctuate based on the results of this analysis.

     Noninterest income increased 11% from 1994 to 1995 and 12% from 1993 to 1994. These increases resulted from the growth in deposit accounts which provided greater fee income. The decline in insurance commissions in 1995 resulted from the sale of the insurance subsidiary and were offset by a decrease in operating expenses. The gain associated with the sale of this subsidiary is reflected in other income. Noninterest income from credit cards, trust income, income from annuity products and debit cards increased as the departments offering these products continued to mature. Income resulting from these services should continue to increase as these areas of the Company grow. Included in other income are the fees generated from services provided to First Gaston. These services include financial reporting, account operations, item processing, bookkeeping, and internal audit at a fee that is beneficial to both the Company and First Gaston. Other income also reflects gains resulting from the sale of other real estate owned.

     Operating expenses remained relatively static from 1993 to 1994 and declined as a percentage of average assets in 1995. The Federal Deposit Insurance Corporation ("FDIC") premium paid by commercial banks to insure bank deposits was reduced retroactive to June 1995 to the benefit of Lincoln Bank. This reduction resulted in a pretax savings of approximately $231,229 and is expected to increase in the coming years as the annualized effect of this savings is realized. It appears likely, however, that an assessment will be levied on all deposits of current or former savings banks. This type of assessment would result in a one time charge to earnings for the deposits of Cabarrus Bank and a small amount of Lincoln Bank deposits that were formerly savings association deposits. While the amount of this assessment is not known, it is currently anticipated that the after tax effect will range from $400,000 to $450,000 assuming the assessment will be approximately 80 basis points of those deposits affected. The Company's operating efficiency ratio has improved from 71% in 1993 to 64% in 1995. The Company is committed to the continued improvement of this ratio.

                                                                       ---------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS -- CONTINUED
Carolina First BancShares, Inc. and Subsidiaries

ASSET/LIABILITY MANAGEMENT

     The Banks' Asset/Liability Committees are responsible for managing the risks associated with changing interest rates and their impact on earnings. The regular evaluation of the sensitivity of net interest income to changes in interest rates is an integral part of the Company's interest rate risk management.

     The following table summarizes net interest income and average yields and rates paid for the years indicated. For purposes of this analysis, the interest on non-taxable securities have been adjusted to a taxable-equivalent amount to facilitate comparison with other asset yields. The adjustment gives effect to the exemption from federal income taxes for earnings on obligations of state and political subdivisions and assumes a marginal tax rate of 34%. Non-accrual loans are excluded from the interest-earning loan balances shown. (In thousands)

                                      1995                             1994                             1993
                          ----------------------------     ----------------------------     ----------------------------
                                     INTEREST                         Interest                         Interest
                          AVERAGE    INCOME/   AVERAGE     Average    Income/   Average     Average    Income/   Average
                          BALANCE    EXPENSE    RATE       Balance    Expense    Rate       Balance    Expense    Rate
                          --------   -------   -------     --------   -------   -------     --------   -------   -------
ASSETS
Interest bearing
  deposits in other
  banks.................  $    352   $    24     6.82%     $    252   $   31     12.30%     $  2,293   $   121     5.28%
Taxable securities......    64,821     3,870     5.97%       65,200    3,717      5.70%       62,159     3,812     6.13%
Non-taxable
  securities............    10,503     1,083    10.31%       10,536    1,135     10.77%       11,072     1,138    10.28%
Federal funds sold......     4,973       289     5.81%        2,408       98      4.07%        5,129       151     2.94%
Loans...................   234,581    23,279     9.92%      206,442   18,859      9.14%      182,697    16,938     9.27%
                          --------   -------               --------   ------                --------    ------
    Interest earning
      assets............   315,230    28,545     9.06%      284,838   23,840      8.37%      263,350    22,160      8.41%
                                     -------   -------                ------    -------                 ------     ------
Other assets............    27,056                           23,749                           21,902
                          --------                         --------                         --------
                          $342,286                         $308,587                         $285,252
                          ========                         ========                         ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing
  deposits
  Demand................  $ 77,267     2,100     2.72%     $ 71,785    1,715      2.39%     $ 59,153    1,350      2.28%
  Savings...............    41,465     1,219     2.94%       40,674    1,181      2.90%       33,240    1,000      3.01%
  Time..................   166,711     9,352     5.61%      148,987    6,835      4.59%      149,199    7,274      4.88%
Notes payable and other
  interest bearing
  liabilities...........       620        46     7.42%          804       43      5.35%          317       17      5.36%
                          --------   -------               --------   ------                --------   ------
    Interest bearing
      liabilities.......   286,063    12,717     4.45%      262,250    9,774      3.73%      241,909    9,641      3.99%
                          --------   -------   -------     --------   ------    -------     --------   ------    -------
Other liabilities.......    29,425                           23,583                           23,001
Shareholders' equity....    26,798                           22,754                           20,342
                          --------                         --------                         --------
Total liabilities and
  shareholders'
  equity................  $342,286                         $308,587                         $285,252
                          ========                         ========                         ========
Interest rate spread....                         4.61%                            4.64%                            4.42%
                                               =======                          =======                          =======
Net interest earned and
  net yield on earning
  assets (Margin).......             $15,828     5.02%                $14,066     4.94%                $12,519     4.75%
                                     =======   =======                =======   =======                =======   =======

---------
6

--------------------------------------------------------------------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                          AND RESULTS OF OPERATIONS -- CONTINUED
                                Carolina First BancShares, Inc. and Subsidiaries

     The following table presents the dollar amount of changes in interest income and interest expense. The table distinguishes between the changes related to average outstanding (volume) of earning assets and interest-bearing liabilities, as well as the changes related to average interest rates (rate) on such assets and liabilities. Changes attributable to both volume and rate have been allocated proportionately. (In thousands)

                                               1995                       1994                       1993
                                              -------                    -------                    -------
                                              INCOME/                    Income/                    Income/
                                              EXPENSE   Volume   Rate    Expense   Volume   Rate    Expense
                                              -------   ------   -----   -------   ------   -----   -------
Interest earning assets:
Interest bearing deposits in other banks....  $    24   $    7  $  (14)  $    31   $ (251)  $ 161   $   121
Taxable investment securities...............    3,870      (23)    176     3,717      173    (268)    3,812
Non-taxable investment securities...........    1,083       (3)    (49)    1,135      (58)     55     1,138
Federal funds sold and securities purchased
  with agreements to resell.................      289      149      42        98     (111)     58       151
Loans.......................................   23,279    2,792   1,628    18,859    2,169    (248)   16,938
                                              -------   ------  ------   -------   ------   -----   -------
     Total interest income..................   28,545    2,922   1,783    23,840    1,922    (242)   22,160
                                              =======   ======  ======   =======   ======   ======  =======
Interest bearing liabilities:
Interest bearing demand deposits............    2,100      149     236     1,715      302      63     1,350
Savings deposits............................    1,219       23      15     1,181      216     (35)    1,000
Time deposits...............................    9,352      994   1,523     6,835      (10)   (429)    7,274
Notes payable and other interest bearing
  liabilities...............................       46      (14)     17        43       26      --        17
                                              -------   ------  ------   -------   ------   -----   -------
     Total interest expense.................   12,717    1,152   1,791     9,774      534    (401)    9,641
                                              -------   ------  ------   -------   ------   -----   -------
     Net interest income....................  $15,828   $1,770  $   (8)  $14,066   $1,388   $ 159   $12,519
                                              =======   ======  ======   =======   ======   =====   =======

     Financial institutions are subject to interest rate risk to the degree that their interest bearing liabilities (consisting principally of customer deposits) mature or reprice more or less frequently, or on a different basis, than their interest earning assets (generally consisting of intermediate or long-term loans and investment securities). The match between the scheduled repricing and maturities of the Company's earning assets and liabilities within defined time periods is referred to as "gap" analysis. At December 31, 1995, the cumulative one-year gap for the consolidated Company was a positive or asset sensitive $46.4 million, 12.56% of total assets. A gap of $46.4 million could affect pre-tax net income by $464,000 per year with each one percent change in interest rate assuming all repricing assets and liabilities reprice simultaneously. As interest rates remained relatively constant during 1995, depositors were willing to extend the maturity of time deposits, thus causing the Company to be asset sensitive in the one-year category. As interest rates are expected to decrease during the next year adjustable rate loans will reprice downward and the net interest margin will contract; however, deposit rates, which traditionally lag asset rates, will eventually decrease and the traditional margin should return.

                                                                       ---------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS -- CONTINUED
Carolina First BancShares, Inc. and Subsidiaries

     The following table reflects the Company's rate sensitive assets and liabilities by maturity as of December 31, 1995. Variable rate loans are shown in the category of due "within one year" because they reprice with changes in the prime lending rate. Maturing within one year are $33.1 million of variable rate loans, with an additional $26.0 million maturing within five years, and $60.8 million maturing after five years. Fixed rate loans are presented assuming the entire loan matures on the final due date. Actually, payments are made at regular intervals and are not reflected in this schedule. Additionally, demand deposits and savings accounts have no stated maturity, however, it has been the Company's experience that these accounts are not totally rate sensitive, and thus, are presented in the categories that management believes best identifies their actual repricing patterns. This analysis assumes 20% of these deposits reprice within one year and the remaining 80% within one to five years. (In thousands)

                                                       WITHIN        1-5                    NON-
                                        PRIME LOANS   ONE YEAR      YEARS     5 YEARS      MARKET     TOTAL
                                        -----------   --------     --------   -------     --------   --------
ASSETS:
Securities held to maturity:
  U.S. Treasury.......................          --     $ 8,033     $  7,070        --           --   $ 15,103
  U.S. government agencies............          --       4,009       13,637   $ 2,000           --     19,646
  States and political subdivisions...          --       1,899        5,262     2,968           --     10,129
  Mortgage-backed securities..........          --         139        3,271     8,274           --     11,684
  Other...............................          --          --           --        --           --         --
                                          --------     -------     --------   -------      -------   --------
     Total securities held to
       maturity.......................          --      14,080       29,240    13,242           --     56,562
Securities available for sale:
  U.S. Treasury.......................          --       7,523        9,604        --           --     17,127
  U.S. government agencies............          --       5,020          499        --           --      5,519
  States and political subdivisions...          --          --           --     2,500           --      2,500
  Mortgage-backed securities..........          --          --           --     1,218           --      1,218
  Other(1)............................          --          --           --        --      $ 1,099      1,099
                                          --------     -------     --------   -------      -------   --------
     Total securities available for
       sale...........................          --      12,543       10,103     3,718        1,099     27,463
Federal funds sold....................          --       1,030           --        --           --      1,030
Loans:
  Commercial and financial............    $ 21,735       1,193        7,602     2,553           --     33,083
  Real estate:
     Construction.....................      16,002       3,027          815     1,094           --     20,938
     Mortgage(2)......................      76,056       3,408       41,247    49,292           --    170,003
  Consumer(3).........................       2,436       3,133       21,543     5,869          173     33,154
                                          --------     -------     --------   -------      -------   --------
     Total loans......................     116,229      10,761       71,207    58,808          173    257,178
Other(4)..............................          --          --           --        --          350        350
                                          --------     -------     --------   -------      -------   --------
     Total earning assets.............     116,229      38,414      110,550    75,768        1,622    342,583
Noninterest-earning assets............          --          --           --        --       27,250     27,250
                                          --------     -------     --------   -------      -------   --------
     Total assets.....................    $116,229     $38,414     $110,550   $75,768      $28,872   $369,833
                                          ========     =======     ========   =======      =======   ========

---------
8

--------------------------------------------------------------------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                          AND RESULTS OF OPERATIONS -- CONTINUED
                                Carolina First BancShares, Inc. and Subsidiaries

                                                       WITHIN        1-5                    NON-
                                        PRIME LOANS   ONE YEAR      YEARS     5 YEARS      MARKET     TOTAL
                                        -----------   --------     --------   -------     --------   --------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
  Interest-bearing checking...........          --    $ 12,319     $ 49,277        --           --   $ 61,596
  Savings.............................          --       8,350       33,401        --           --     41,751
  Market deposit accounts.............          --       3,915       15,661        --           --     19,576
  Time, $100,000 and over.............          --      15,290       15,268   $   100           --     30,658
  Other time(5).......................          --      68,304       83,395        28           --    151,727
                                          --------    --------     --------   -------     --------   --------
     Total interest-bearing
       deposits.......................          --     108,178      197,002       128           --    305,308
Notes payable and capital lease
  obligations.........................          --          16           --       134           --        150
                                          --------    --------     --------   -------     --------   --------
     Total interest-bearing
       liabilities....................          --     108,194      197,002       262           --    305,458
Noninterest-bearing liabilities.......          --          --           --        --     $ 33,252     33,252
Shareholders' equity..................          --          --           --        --       31,123     31,123
                                          --------    --------     --------   -------     --------   --------
     Total liabilities and
       shareholders' equity...........          --     108,194      197,002       262       64,375    369,833
                                          ========    ========     ========   =======     ========   ========
          Gap.........................    $116,229    $(69,780)    $(86,452)  $75,506     $(35,503)        --
                                          ========    ========     ========   =======     ========   ========
          Cumulative Gap..............    $116,229    $ 46,449     $(40,003)  $35,503           --         --
                                          ========    ========     ========   =======     ========   ========
Adjustments:
  Exclude noninterest-earning assets,
     noninterest-bearing liabilities
     and shareholders' equity.........          --          --           --        --       37,499         --
                                          --------    --------     --------   -------     --------   --------
  Adjusted cumulative gap.............    $116,229    $ 46,449     $(40,003)  $35,503     $ 37,499         --
                                          ========    ========     ========   =======     ========   ========

---------------

(1) The nonmarket column consists of mutual funds, and shares of capital representing less than 5% interest in other financial institutions.
(2) Mortgage loans consist primarily of residential loans and home equity lines of credit.
(3) The nonmarket column consists of overdrafts.
(4) The nonmarket column consists of interest-bearing deposits due from other banks.
(5) Other time deposits within one year consist of $35,890 maturing within three months and $32,365 maturing after three months but within six months.

LIQUIDITY

     Liquidity refers to the Company's ability to adjust its future cash flows to meet the needs of daily operations. The Company relies primarily on dividends and management assessments from the Banks for liquidity. These sources have provided adequate liquidity for the Company. The Banks' liquidity refers to the ability or financial flexibility to adjust its future cash flows to meet the needs of depositors and borrowers and to fund operations on a timely and cost effective basis. The Banks' primary sources of funds are cash generated by repayments of outstanding loans, interest payments on loans and new deposits. Additional liquidity is available from the maturity and earnings on securities and liquid assets, as well as the ability to liquidate securities available for sale. The Banks also had lines of credit of $17.5 million at year end under which they can borrow funds to meet short term liquidity needs. Lines available for Lincoln Bank through Wachovia Bank are $4 million and The Georgia Banker's Bank are $5 million and for Cabarrus Bank through FHLB of $8.5 million. The funds generated from these sources have proven adequate to provide the necessary liquidity for the Banks.

                                                                       ---------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS -- CONTINUED
Carolina First BancShares, Inc. and Subsidiaries

     Net cash provided from operations results primarily from net income, adjusted for the following noncash accounting items: provision for loan losses, depreciation and amortization, and deferred income taxes or benefits. These items amounted to $1.2 million in 1995 and $1.0 million in 1994. This cash was available during 1995 to increase earning assets and to pay dividends.

FINANCIAL CONDITION

     The Company's consolidated assets increased 16.1%, 5.76%, and 12.13% during 1995, 1994 and 1993, respectively. Asset growth is directly related to deposit growth. The Company purchased $19.1 million of deposits of the former Crown National Bank from the FDIC as receiver in May 1993. Certain of these deposits bore abnormally high interest rates and were allowed to be withdrawn. The remaining deposits totaled approximately $13 million, and have grown to approximately $19 million by the end of 1995. The Company has also attracted new deposits by expanding geographically through the opening of one branch in 1993 and two branches in 1995, and also increasing the Company's market share within the markets serviced by these new and previously existing offices.

     New loan generation during 1995 continued the growth begun during 1992. The strong economy in areas served by Carolina First have allowed the Company to take advantage of a thriving market. The Company's commercial loan portfolio has increased, as have loans secured by real estate. Since Cabarrus Bank converted into a commercial bank, consumer and commercial loans have increased while traditional mortgage loans paid down, resulting in minimal overall growth. Lincoln Bank continued to experience growth in loans secured by real estate.

     Management believes that the Company is not dependent on any single customer or group of customers concentrated in a particular industry, the loss of whose deposits or whose insolvency would have a material adverse effect on operations.

(GRAPH)                                                         (GRAPH)
Total Assets & Deposits                                         Loan Mix
(Millions)                                                     (Millions)

--------------------------------------------------------------------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                          AND RESULTS OF OPERATIONS -- CONTINUED
                                Carolina First BancShares, Inc. and Subsidiaries

     As interest rates decreased in recent years, customers shortened the term of their deposits and in many cases chose transaction deposit accounts, including negotiable order of withdrawal ("NOW") and money market deposit accounts ("MMDA") without a stated maturity. This shift from longer term deposits allows the depositor to react more quickly to rising rates. As a result, the Company's cost of funds from 1993 to 1994 has decreased, but became more vulnerable to rising interest rates which enhanced the need for effective asset liability management. When interest rates began to increase during 1994 and early 1995, the Company experienced a shift back to certificates of deposit and longer-term, higher costing deposits.

     Securities have been segregated into two categories, "held to maturity" and "securities available for sale". While the Company has no plans to liquidate a significant amount of any securities, the securities available for sale may be used for liquidity purposes should management deem it to be in the best interest of the Company. Due to the recent declining interest rates, the majority of securities purchased have been relatively short term and categorized as available for sale in anticipation that these would be available to the Company should interest rates reverse or quality loan demand increase. United States government and government agency securities continue to represent the majority of both securities held to maturity and securities available for sale. During 1995, securities available for sale increased as a percentage of total assets, however, total securities remained relatively constant.

Deposit Mix          Securites Held to Maturity         Securities Held for Sale
(Millions)                  (Million)                           (Million)

 (GRAPH)                     (GRAPH)                             (GRAPH)

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS -- CONTINUED
Carolina First BancShares, Inc. and Subsidiaries

ASSET QUALITY

     Management considers the Banks' asset quality to be of primary importance. The allowance for loan losses represents management's estimate of an amount adequate in relation to the risk of future losses inherent in the loan portfolio. The loan portfolio is analyzed monthly to identify potential problems before they actually occur. This analysis is reviewed in conjunction with the Company's allowance for loan losses to provide a basis for determining the adequacy of this allowance to absorb losses that might be experienced. In addition to such analyses of existing loans, management considers the Banks' historical loan losses, past due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance. Furthermore, the trend of loans made over the past several years has been toward larger commercial loans and as such has had limited historical loss experience for which to base a specific reserve. Thus, the general reserve has been increased to compensate for the lack of historical experience on such loans.

     The following table depicts the allocation of the allowance for loan losses at December 31, 1995, 1994, 1993, 1992 and 1991. The allocation is based on management's grading of the loan portfolio with the remaining portion allocated to the general category, however, the entire allowance is available to be used for write-offs in any category. (In thousands)

                                                                      December 31,
                             -----------------------------------------------------------------------------------------------
                                  1995                1994                1993                1992                1991
                             ---------------     ---------------     ---------------     ---------------     ---------------
                                      LOAN                Loan                Loan                Loan                Loan
                                     PERCENT             Percent             Percent             Percent             Percent
                                      TOTAL               Total               Total               Total               Total
                             AMOUNT   LOANS      Amount   Loans      Amount   Loans      Amount   Loans      Amount   Loans
                             ------  -------     ------  -------     ------  -------     ------  -------     ------  -------
Commercial and financial...  $  327     13%      $  289      10%     $  152       9%      $  73       6%      $ 298       6%
Real estate:
  Residential
    construction...........      21      8           14       6          15       4          18       2          23       3
  Commercial construction..      --     --           --      --          --      --          35       3          29       4
  Residential mortgage.....     397     37          468      47         509      58         620      63         708      56
  Commercial mortgage......     320     30          226      23         138      16         318      14         193      11
Consumer...................     299     12          228      14         216      13         204      12         246      20
General....................   2,224     --        1,933      --       1,550      --         968      --         456      --
                             ------  -----       ------  ------      ------   -----       ------   ----       ------   ----
Total loans................  $3,588    100%      $3,158     100%     $2,580     100%      $2,236    100%      $1,953    100%
                             ======  =====       ======  ======      ======   =====       ======   ====       ======   ====

     Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured or potential problem loans, other real estate, and other real estate under contract for sale. Loans are placed on non-accrual status when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. Interest of $39,457 was reported on these loans during 1995 and an additional amount of $8,834 would have been earned if these loans had been performing. No amount of loans that have been classified by regulatory examiners as loss, substandard, doubtful of special mention has been excluded from amounts disclosed as non-performing loans. While non-performing assets represent potential losses to the Company, management does not anticipate any material losses thereon, since most are believed to be adequately secured. Management believes the allowance for loan losses currently to be sufficient to absorb known risks in the portfolio. No assurance can be given that adverse economic conditions will adversely affect borrowers and result in increased losses. (In thousands)

---------
12

--------------------------------------------------------------------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                          AND RESULTS OF OPERATIONS -- CONTINUED
                                Carolina First BancShares, Inc. and Subsidiaries

                                                                            December 31,
                                                         --------------------------------------------------
                                                          1995       1994       1993       1992       1991
                                                         ------     ------     ------     ------     ------
Nonaccrual loans.....................................    $  790     $  570     $  744     $  995     $  846
Loans 90 days or more past due and still accruing
  interest...........................................        22         20         35         59         93
                                                         ------     ------     ------     ------     ------
Total non-performing loans...........................       812        590        779      1,054        939
Other real estate....................................       683      1,017      1,385      2,091      1,854
                                                         ------     ------     ------     ------     ------
Total non-performing assets..........................    $1,495     $1,607     $2,164     $3,145     $2,793
                                                         ======     ======     ======     ======     ======

     Net charge-offs as a percentage of average loans outstanding increased from 1994 to 1995; however, this ratio continues to reflect the moderate level of losses experienced by the Company.

                                               1995         1994         1993         1992         1991
                                             --------     --------     --------     --------     --------
Balance at beginning of year.............    $  3,158     $  2,580     $  2,236     $  1,953     $  1,385
  Charge-offs:
     Commercial, financial and
       agricultural......................         (95)          (9)         (43)        (324)         (52)
     Real estate:
       Construction......................          --           --         (180)          --           --
       Mortgage..........................         (77)         (24)         (40)        (114)         (66)
     Consumer............................        (219)        (130)        (270)        (151)        (310)
                                             --------     --------     --------     --------     --------
          Total charge-offs..............        (391)        (163)        (533)        (589)        (428)
  Recoveries:
     Commercial, financial and
       agricultural......................           3           19           --           22           --
     Real estate:
       Construction......................          --           --           --           --           --
       Mortgage..........................          23            2            3            2            3
     Consumer............................          85           53           53           54           40
                                             --------     --------     --------     --------     --------
          Total recoveries...............         111           74           56           78           43
                                             --------     --------     --------     --------     --------
Net charge-offs..........................        (280)         (89)        (477)        (511)        (385)
Provision for loan losses................         710          667          821          794          953
                                             --------     --------     --------     --------     --------
Balance at end of year...................    $  3,588     $  3,158     $  2,580     $  2,236     $  1,953
                                             =========    ========     ========     ========     ========
Loans, net of unearned interest at end of
  year...................................    $257,178     $223,999     $197,934     $173,793     $166,540
Ratio of allowance for loan losses to net
  loans at end of year...................        1.40%        1.41%        1.30%        1.29%        1.17%
Average loans, net of unearned
  interest...............................    $234,581     $206,442     $182,697     $168,250     $165,217
Ratio of net charge-offs to average loans
  outstanding during the year............        0.12%        0.04%        0.26%        0.30%        0.23%

                                                                       ---------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS -- CONTINUED
Carolina First BancShares, Inc. and Subsidiaries

CAPITAL RESOURCES

     Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve, the primary Federal regulators for the Banks and the Company, respectively, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with the guidelines. The Company, Lincoln Bank and Cabarrus Bank all maintain capital levels exceeding the minimum levels for well capitalized banks and bank holding companies.

                                                    WELL         ADEQUATELY      CAROLINA     LINCOLN     CABARRUS
                                                 CAPITALIZED     CAPITALIZED      FIRST        BANK         BANK
                                                 -----------     -----------     --------     -------     --------
Tier I capital to risk adjusted assets.........      6.00%           4.00%         12.58%      10.57%        9.21%
Total capital to risk adjusted assets..........     10.00%           8.00%         13.72%      11.82%       10.55%
Leverage ratio.................................      5.00%           4.00%          9.28%       7.86%        7.50%

ACCOUNTING AND REGULATORY MATTERS

     On January 1, 1994, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities", for regulatory and capital purposes. The effect of this Standard causes fluctuations in shareholders' equity based on changes in values of debt and equity securities available for sale. Such gains and losses, however, are not currently added or subtracted for purposes of computing the adequacy of capital for regulatory purposes. Gains and losses on such securities are recognized for income statement and regulatory capital purposes only when a security is sold.

     Effective January 1, 1995, the Company adopted FASB SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures". The adoption of these Standards causes the allowance for credit losses related to loans identified as impaired to be based on discounted cash flows of expected payments or the fair value of the collateral for certain collateral dependent loans.

     The FASB has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An estimate of the future cash flows expected to result from the use of the asset and its eventual disposition should be performed during a review for recoverability. An impairment loss (based on the fair value of the asset) is recognized if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Additionally, SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of, be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. These assets will continue to be reported at the lower of carrying amount or net realizable value. This Standard is required for fiscal years beginning after December 15, 1995. The Company has not yet adopted this Standard; however, it has determined that the Standard should have no material impact on its consolidated financial statements.

     The FASB also issued SFAS No. 122, "Accounting for Certain Mortgage Banking Activities," which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it

---------
14

--------------------------------------------------------------------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                          AND RESULTS OF OPERATIONS -- CONTINUED
                                Carolina First BancShares, Inc. and Subsidiaries

is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated only to the mortgage loans without the mortgage servicing rights. Additionally, this Standard requires that a mortgage banking enterprise periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. This Standard is required for fiscal years beginning after December 15, 1995. The Company has not yet adopted this Standard; however, it believes that the Standard should have no material impact on its consolidated financial statements.

     The FASB has issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans or that the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company will continue such accounting under the provisions of APB 25. This Standard is required for fiscal years beginning after December 15, 1995. The Company has not yet adopted this Standard; however, it believes that the Standard should have no material impact on its consolidated financial statements.

                                                                       ---------

--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT

The Shareholders and the Board of Directors of Carolina First BancShares, Inc.

     We have audited the accompanying consolidated balance sheets of Carolina First BancShares, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina First BancShares, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in notes 1 and 2 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994.

/s/ KPMG Peat Marwick LLP

Charlotte, North Carolina
January 19, 1996

---------
16

--------------------------------------------------------------------------------
                            CONSOLIDATED BALANCE SHEETS
                            FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 Carolina First BancShares, Inc. and Subsidiaries

                                                                             1995             1994
                                                                         ------------     ------------
                                ASSETS
Cash and due from banks................................................  $ 14,361,366     $ 10,576,564
Federal funds sold.....................................................     1,030,000          950,000
                                                                         ------------     ------------
     Total cash and cash equivalents...................................    15,391,366       11,526,564
Interest bearing deposits in other banks...............................       350,128           50,632
Securities held to maturity (market value $57,660,405 in 1995 and
  $50,916,612 in 1994).................................................    56,561,646       51,670,001
Securities available for sale (cost of $27,335,383 in 1995 and
  $18,855,290 in 1994).................................................    27,462,764       18,073,981
Loans, net of unearned income ($327,450 in 1995; $299,472 in 1994).....   257,177,863      223,999,059
     Allowance for loan losses.........................................    (3,588,489)      (3,158,168)
                                                                         ------------     ------------
     Loans, net........................................................   253,589,374      220,840,891
Premises and equipment, net............................................     8,572,044        8,174,108
Other real estate owned................................................       683,409        1,017,020
Other assets...........................................................     7,222,708        7,251,813
                                                                         ------------     ------------
Total Assets...........................................................  $369,833,439     $318,605,010
                                                                         ============     ============
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
     Demand............................................................  $ 30,295,524     $ 25,303,176
     Interest bearing transaction accounts.............................    81,171,081       74,582,598
     Savings...........................................................    41,751,256       42,516,535
     Time, $100,000 and over...........................................    30,658,383       19,859,638
     Other time........................................................   151,726,502      130,359,329
                                                                         ------------     ------------
     Total deposits....................................................   335,602,746      292,621,276
Other liabilities......................................................     3,107,714        2,094,896
                                                                         ------------     ------------
Total Liabilities......................................................   338,710,460      294,716,172
Shareholders' Equity:
     Common stock, $2.50 par value; authorized -- 5,000,000 shares;
      issued and outstanding -- 1,632,458 in 1995, and 1,402,028 shares
      in 1994..........................................................     4,081,145        3,505,070
     Additional paid in capital........................................    17,377,333       12,661,483
     Retained earnings.................................................     9,585,436        8,231,596
     Net unrealized gain (loss) on securities available for sale.......        79,065         (509,311)
                                                                         ------------     ------------
     Total Shareholders' Equity........................................    31,122,979       23,888,838
                                                                         ------------     ------------
Commitments and Contingent Liabilities
Total Liabilities and Shareholders' Equity.............................  $369,833,439     $318,605,010
                                                                         ============     ============

See accompanying notes to consolidated financial statements.

                                                                       ---------

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
Carolina First BancShares, Inc. and Subsidiaries

                                                                1995            1994            1993
                                                             -----------     -----------     -----------
INTEREST INCOME:
Interest and fees on loans.................................  $23,279,164     $18,858,565     $16,937,889
Interest and dividends on securities:
     Taxable income........................................    3,870,017       3,716,990       3,812,042
     Non-taxable income....................................      714,716         748,785         750,293
Other interest income......................................      313,327         129,231         272,489
                                                             -----------     -----------     -----------
     Total interest income.................................   28,177,224      23,453,571      21,772,713
INTEREST EXPENSE:
Interest on deposits.......................................   12,670,832       9,731,281       9,624,195
Interest on other borrowed funds...........................       46,214          43,088          16,861
                                                             -----------     -----------     -----------
     Total interest expense................................   12,717,046       9,774,369       9,641,056
                                                             -----------     -----------     -----------
NET INTEREST INCOME........................................   15,460,178      13,679,202      12,131,657
PROVISION FOR LOAN LOSSES..................................      710,200         667,303         821,385
                                                             -----------     -----------     -----------
NET CREDIT INCOME..........................................   14,749,978      13,011,899      11,310,272
OTHER INCOME:
Charges on deposit accounts................................    1,676,264       1,538,019       1,255,409
Insurance commissions......................................      811,811         907,953         976,970
Other service fees and commissions.........................      639,733         477,100         425,696
Mortgage banking income....................................      382,663         295,643         359,689
Securities gains (losses), net.............................        2,048         (33,180)         18,288
Other income...............................................      661,847         592,003         330,963
                                                             -----------     -----------     -----------
     Total other income....................................    4,174,366       3,777,538       3,367,015
OPERATING EXPENSES:
Salaries and benefits......................................    6,773,540       6,223,894       5,639,662
Occupancy and equipment....................................    1,447,252       1,280,601       1,222,705
Federal and other insurance premiums.......................      499,636         708,442         608,644
Office supplies............................................      398,086         339,015         406,409
Data processing............................................      389,495         381,231         385,352
Other expenses.............................................    3,132,551       2,938,429       2,777,951
                                                             -----------     -----------     -----------
     Total operating expenses..............................   12,640,560      11,871,612      11,040,723
                                                             -----------     -----------     -----------
INCOME BEFORE INCOME TAXES.................................    6,283,784       4,917,825       3,636,564
INCOME TAXES...............................................    2,154,051       1,547,951       1,017,392
                                                             -----------     -----------     -----------
NET INCOME.................................................  $ 4,129,733     $ 3,369,874     $ 2,619,172
                                                             ===========     ===========     ===========
EARNINGS PER SHARE
Net Income Per Common Share................................  $      2.61     $      2.29     $      1.78
                                                             ===========     ===========     ===========

See accompanying notes to consolidated financial statements.

---------
18

--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                Carolina First BancShares, Inc. and Subsidiaries

                                     COMMON STOCK        ADDITIONAL                      NET
                                ----------------------     PAID-IN      RETAINED     UNREALIZED    SHAREHOLDERS'
                                 SHARES       AMOUNT       CAPITAL      EARNINGS     GAIN/(LOSS)      EQUITY
                                ---------   ----------   -----------   -----------   -----------   -------------
Balance, December 31, 1992....  1,209,717   $3,024,293   $ 9,794,692   $ 6,645,287    $ (44,427)    $19,419,845
10% Stock dividend............    120,206      300,515     1,712,935    (2,028,027)          --         (14,577)
Exercise of stock options.....      4,582       11,455        29,969            --           --          41,424
Cash dividend ($.40 per
  share)......................         --           --            --      (483,895)          --        (483,895)
Retirement of stock...........     (3,508)      (8,770)      (41,557)           --           --         (50,327)
Dividend reinvestment plan....      2,327        5,817        33,159            --           --          38,976
Unrealized gain on securities
  available for sale..........         --           --            --            --       44,427          44,427
Net income....................         --           --            --     2,619,172           --       2,619,172
                                ---------   ----------   -----------   -----------   -----------   -------------
Balance, December 31, 1993....  1,333,324    3,333,310    11,529,198     6,752,537           --      21,615,045
Effect of change in accounting
  principle (Note 3)..........         --           --            --            --       61,466          61,466
5% Stock dividend.............     65,535      163,838     1,146,863    (1,336,063)          --         (25,362)
Exercise of stock options.....      5,311       13,277        20,537            --           --          33,814
Cash dividend ($.41 per
  share)......................         --           --            --      (554,752)          --        (554,752)
Retirement of stock...........     (5,454)     (13,635)      (82,263)           --           --         (95,898)
Dividend reinvestment plan....      3,312        8,280        47,148            --           --          55,428
Change in unrealized gain on
  securities available for
  sale........................         --           --            --            --     (570,777)       (570,777)
Net income....................         --           --            --     3,369,874           --       3,369,874
                                ---------   ----------   -----------   -----------   -----------   -------------
Balance, December 31, 1994....  1,402,028    3,505,070    12,661,483     8,231,596     (509,311)     23,888,838
Issuance of stock in public
  offering....................    150,000      375,000     2,787,088            --           --       3,162,088
5% Stock dividend.............     76,663      191,658     1,878,243    (2,100,323)          --         (30,422)
Exercise of stock options.....      2,304        5,760        21,793            --           --          27,553
Cash dividend ($.45 per
  share)......................         --           --            --      (617,835)          --        (617,835)
Retirement of stock...........     (1,103)      (2,758)      (22,594)           --           --         (25,352)
Dividend reinvestment plan....      2,566        6,415        51,320       (57,735)          --              --
Change in unrealized gain on
  securities available for
  sale........................         --           --            --            --      588,376         588,376
Net income....................         --           --            --     4,129,733           --       4,129,733
                                ---------   ----------   -----------   -----------   -----------   -------------
Balance, December 31, 1995....  1,632,458   $4,081,145   $17,377,333   $ 9,585,436    $  79,065     $31,122,979
                                =========   ==========   ===========   ===========   ===========   ============

See accompanying notes to consolidated financial statements.

                                                                       ---------

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
Carolina First BancShares, Inc. and Subsidiaries

                                                                           1995            1994            1993
                                                                       ------------    ------------    ------------
OPERATING ACTIVITIES:
Net Income............................................................ $  4,129,733    $  3,369,874    $  2,619,172
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.....................................      863,267         776,038         654,874
    Accretion and amortization of securities discounts and premiums,
      net.............................................................      264,877         408,456         454,888
    Provision for loan losses.........................................      710,200         667,303         821,385
    Deferred taxes (benefit)..........................................     (345,186)       (395,463)       (338,730)
    Gains on sales of securities available for sale...................       (1,160)        (34,936)             --
    Losses on sales of securities available for sale..................        1,006          68,903              --
    Gains on calls and maturities of securities held to maturity......       (1,989)         (4,397)        (23,301)
    Losses on calls and maturities of securities held to maturity.....           95           3,165           5,013
    (Gains) losses on sales of equipment, net.........................       (1,277)         (1,301)         21,609
    (Gains) losses on sales of real estate, net.......................      (71,384)       (110,298)         35,127
    Federal Home Loan Bank stock dividend.............................      (78,452)        (66,671)        (57,900)
    Decrease (increase) in other assets...............................       77,943      (1,559,276)       (229,256)
    Increase (decrease) in other liabilities..........................    1,030,324         373,505        (657,785)
                                                                       ------------    ------------    ------------
    Net cash provided by operating activities.........................    6,577,997       3,494,902       3,305,096
                                                                       ------------    ------------    ------------
INVESTING ACTIVITIES:
Proceeds from maturities of securities available for sale.............    8,581,972       2,666,713         836,441
Proceeds from sales of securities available for sale..................    1,009,785       4,511,950              --
Purchases of securities available for sale............................  (18,148,361)    (11,010,710)    (12,450,859)
Proceeds from calls and maturities of securities held to maturity.....   13,129,521      16,052,605      19,774,707
Purchases of securities held to maturity..............................  (18,207,484)     (8,288,740)    (13,933,838)
Purchases and maturities of certificates of deposit, net..............     (299,496)        693,000       1,286,000
Originations of loans, net............................................  (33,618,383)    (26,206,328)    (25,358,612)
Proceeds from sale of real estate.....................................      506,874         728,267       1,407,109
Decrease in investment in joint ventures..............................       28,307         163,254         195,078
Proceeds from sale of premises and equipment..........................       36,519           5,006          70,323
Capital expenditures..................................................   (1,212,445)       (270,584)     (1,156,024)
                                                                       ------------    ------------    ------------
    Net cash used in investing activities.............................  (48,193,191)    (20,955,567)    (29,329,675)
                                                                       ------------    ------------    ------------
FINANCING ACTIVITIES:
Increase (decrease) in time deposits..................................   32,165,918        (957,736)      6,508,560
Net increase in other deposits........................................   10,815,552      15,680,511      24,714,301
Proceeds from issuance of notes payable...............................           --              --         165,000
Repayment of notes payable............................................      (17,506)        (23,706)         (4,271)
Repurchase of stock...................................................      (25,352)        (95,898)        (50,327)
Payment of cash dividends and fractional shares.......................     (648,257)       (580,114)       (498,472)
Issuance of stock.....................................................    3,189,641          89,242          80,401
                                                                       ------------    ------------    ------------
    Net cash provided by financing activities.........................   45,479,996      14,112,299      30,915,192
                                                                       ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................    3,864,802      (3,348,366)      4,890,613
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..........................   11,526,564      14,874,930       9,984,317
                                                                       ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR................................ $ 15,391,366    $ 11,526,564    $ 14,874,930
                                                                       =============   ==============  ==============
Supplemental disclosures of cash flow information:
    Interest paid..................................................... $ 12,353,527    $  9,774,369    $  9,672,579
    Income taxes paid.................................................    2,127,700       2,128,399       1,957,000
                                                                       =============   ==============  ==============
Supplemental disclosure of noncash investing and financing activities:
    Effect of change in accounting principle (net of tax effect of
      $31,665)........................................................           --    $     61,466              --
    Increase (decrease) in net unrealized loss (net of tax effect of
      $320,314 in 1995)............................................... $    588,376        (570,777)   $    (44,427)
    Assets transferred to other real estate...........................      231,820          51,963         739,781
    Transferred from securities held to maturity to securities
      available for sale..............................................           --       1,855,497              --

See accompanying notes to consolidated financial statements.

---------
20

--------------------------------------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            DECEMBER 31, 1995
                            Carolina First BancShares, Inc. and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Carolina First BancShares, Inc. is a bank holding company, formed in June 1989, which owns all of the outstanding common stock of Lincoln Bank of North Carolina ("Lincoln Bank") and Cabarrus Bank of North Carolina ("Cabarrus Bank" and together with Lincoln Bank, the "Banks"). Lincoln Bank was organized as a state chartered commercial bank in May 1983 and operates in areas northwest of Charlotte, North Carolina with one office in southeast Charlotte. Cabarrus Bank was converted from a savings bank charter to a state commercial bank charter in October 1992 and operates in Cabarrus County. The principal business of the Banks include retail and commercial banking and mortgage lending.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Carolina First BancShares, Inc., Lincoln Bank, Cabarrus Bank and their subsidiaries (referred to herein collectively as the "Company"). All significant intercompany items and transactions have been eliminated in consolidation. Certain 1994 and 1993 amounts have been reclassified to conform with 1995 classifications. The reclassifications have no effect on shareholders' equity or net income as previously reported.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- Cash and cash equivalents include cash on hand, due from banks and overnight federal funds sold.

     Securities -- Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which prescribes the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at cost. Securities held for current resale are classified as trading securities and reported at fair value, with unrealized gains and losses included in income. The Company currently has no such securities. Securities not classified as held to maturity or trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses net of the related tax effect excluded from income and reported as a separate component of shareholders' equity. The effect of the foregoing will cause fluctuations in shareholders' equity based on changes in values of debt and equity securities. The classification of securities as held to maturity, trading or available for sale is determined at the date of purchase.

     Realized gains or losses on the sale of securities are recognized on the specific identification method. Premiums and discounts are amortized to interest income over the life of the security using a method approximating a level yield method.

     As a member of the Federal Home Loan Bank of Atlanta (the "FHLB"), the Company is required to maintain an investment in the stock of the FHLB. This stock, which is classified in the other asset category at December 31, 1995, is carried at cost since it has no quoted market value.

     Prior to January 1, 1994, debt securities included in securities held to maturity were carried at amortized cost adjusted for amortization of premiums and accretion of discounts, whereas debt securities included in securities available for sale were carried at the lower of cost or market value. Mutual fund investments and other equity securities were carried at the lower of cost or market value with any unrealized loss shown as a reduction to shareholders' equity.

     The market value of securities is generally based on quoted market prices or dealer quotes.

                                                                       ---------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
Carolina First BancShares, Inc. and Subsidiaries

     Allowance for Loan Losses -- The provision for loan losses charged to operations is an amount that management believes is sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb inherent losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolios, current economic conditions, historical loan loss experience and other risk factors. This evaluation is heavily dependent upon estimates and appraisals which are susceptible to rapid changes because of economic conditions and the economic prospects of borrowers.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize changes to the allowance based on their judgments about information available at the time of examination.

     Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") and Statement of Financial Accounting Standards No. 118 ("SFAS No. 118"), "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures". Loans are determined to be impaired when it is probable that all amounts due according to the contractual terms of the agreement will not be collected as scheduled in the agreement taking into account the value of collateral securing the extension of credit. Under SFAS No. 114, the 1995 allowance for loan losses relating to loans that are determined to be impaired is based on discounted cash flows using the loan's initial effective interest rate and the fair value of the collateral for certain collateral dependent loans. The Bank previously measured loan impairment in a method generally comparable to the methods prescribed in SFAS No. 114. Accordingly, no additional provisions for loan losses were required as a result of the adoption of SFAS No. 114.

     Nonaccrual Loans -- Generally, a loan (including a loan impaired under SFAS No. 114) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

     Premises and Equipment -- Premises and equipment are stated at cost less accumulated depreciation. Additions and major replacement or betterments which extend the useful lives of premises and equipment are capitalized. Maintenance, repairs and minor improvements are expensed as incurred. Depreciation of buildings and improvements is computed on the straight-line method over 15 years. Depreciation of furniture, fixtures and equipment is computed on the straight-line method over periods that approximate the estimated useful lives of the assets. Accelerated depreciation methods are used for tax purposes. Gains and losses on dispositions of premises and equipment are reflected in income.

     Other Real Estate Owned -- Other real estate owned is carried at the lower of cost (principal balance of the loan plus costs of obtaining title and possession) or fair value less selling costs. Subsequent to acquisition, a provision for loss, if required, is recorded to reduce the carrying value of the asset to fair value.

     In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Loans previously classified as in-substance foreclosure but for which the Company had not taken possession of the collateral have been reclassified to loans. This reclassification did not impact the Company's financial condition or results of operations.

---------
22

--------------------------------------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL
                            STATEMENTS -- CONTINUED
                            Carolina First BancShares, Inc. and Subsidiaries

     Earnings Per Share -- Earnings per share are calculated on the basis of the weighted average number shares and common stock equivalents outstanding. The weighted average number of shares for each year presented have been retroactively adjusted for the 5% stock dividend in 1995 and 1994 and the 10% stock dividend in 1993. Fully diluted per share amounts are not presented since the differences are not significant.

     Financial Instruments -- Financial instruments are valued in accordance with SFAS No. 107, "Disclosure about Fair Value of Financial Instruments", which requires disclosure of the estimated fair values of the Company's financial instruments. Such instruments include investment securities (see note 2), loans (see note 3), and deposit accounts (see note 6). Fair value estimates, methods, and assumptions for each of these instruments are set forth in their respective footnotes.

     The carrying amounts for cash, federal funds sold and interest bearing deposits in other banks approximate fair value because they mature in less than 90 days and do not present unanticipated credit concerns.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, property, plant, equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     SFAS No. 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentration of ownership of a financial instrument, possible tax ramifications, or estimated transaction cost.

     Income and Expense -- The Company utilizes the accrual method of accounting except for immaterial amounts of loan income and other minor fees which are recorded as income when collected. Substantially all loans earn interest on the level yield method based on the daily outstanding balance. The accrual of interest is discontinued when, in management's judgment, the interest may not be collected.

     The Banks defer the recognition of the net amounts of loan origination fees and certain loan origination costs and amortize these deferred amounts over the life of each related loan as an adjustment to the loan yield.

     Income Taxes -- Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes". According to SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to a taxable income in the years in which those temporary differences are expected to be recovered in income in the period that includes the enactment date. The Company files consolidated Federal income tax returns.

                                                                       ---------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
Carolina First BancShares, Inc. and Subsidiaries

2. SECURITIES

     As discussed in note 1, the Company adopted SFAS No. 115 as of January 1, 1994 and transferred debt and equity securities at that time to the available for sale category. Amortized cost, market values and unrealized gains and losses of securities as of December 31, 1995 and 1994 are summarized as follows:

                                                  AMORTIZED     UNREALIZED    UNREALIZED       MARKET
    DECEMBER 31, 1995                               COST          GAINS         LOSSES          VALUE
    -------------------------------------------  -----------    ----------    -----------    -----------
    HELD TO MATURITY
         U. S. Treasury securities.............  $15,102,308    $  171,731    $    (6,609)   $15,267,430
         U.S. government agencies..............   19,646,292       289,756         (6,932)    19,929,116
         Mortgage-backed securities............   11,683,322       121,821        (24,517)    11,780,626
         State and political subdivisions......   10,129,724       553,590            (81)    10,683,233
                                                 -----------    ----------    -----------    -----------
              Total............................  $56,561,646    $1,136,898    $   (38,139)   $57,660,405
                                                 ===========    ==========    ===========    ===========
    AVAILABLE FOR SALE
         U. S. Treasury securities.............  $17,113,732    $   62,806    $   (49,298)   $17,127,240
         U.S. government agencies..............    5,499,540        22,088         (2,963)     5,518,665
         Mortgage-backed securities............    1,182,048        35,873             --      1,217,921
         State and political subdivisions......    2,500,000            --             --      2,500,000
         Mutual funds and marketable equity
           securities..........................    1,040,063       107,279        (48,404)     1,098,938
                                                 -----------    ----------    -----------    -----------
              Total............................  $27,335,383    $  228,046    $  (100,665)   $27,462,764
                                                 ===========    ==========    ===========    ===========
    DECEMBER 31, 1994
    -------------------------------------------
    HELD TO MATURITY
         U. S. Treasury securities.............  $21,045,969    $    1,436    $  (464,905)   $20,582,500
         U.S. government agencies..............   11,038,069         7,114       (184,561)    10,860,622
         Mortgage-backed securities............    8,945,264        11,667       (450,475)     8,506,456
         State and political subdivisions......   10,640,699       376,594        (50,259)    10,967,034
                                                 -----------    ----------    -----------    -----------
              Total............................  $51,670,001    $  396,811    $(1,150,200)   $50,916,612
                                                 ===========    ==========    ===========    ===========
    AVAILABLE FOR SALE
         U. S. Treasury securities.............  $15,776,270            --    $  (735,030)   $15,041,240
         U.S. government agencies..............    1,000,000            --        (23,800)       976,200
         Mortgage-backed securities............    1,300,861    $    2,104        (45,974)     1,256,991
         Mutual funds and marketable equity
           securities..........................      778,159        21,391             --        799,550
                                                 -----------    ----------    -----------    -----------
              Total............................  $18,855,290    $   23,495    $  (804,804)   $18,073,981
                                                 ===========    ==========    ===========    ===========

---------
24

--------------------------------------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL
                            STATEMENTS -- CONTINUED
                            Carolina First BancShares, Inc. and Subsidiaries

     Amortized cost and market values of securities at December 31, 1995, by maturity, are shown below.

                                                   HELD TO MATURITY              AVAILABLE FOR SALE
                                              --------------------------     --------------------------
                                               AMORTIZED       MARKET         AMORTIZED       MARKET
                                                 COST           VALUE           COST           VALUE
                                              -----------    -----------     -----------    -----------
    Due within one year.....................  $14,080,479    $14,138,574     $ 7,538,713    $ 7,522,400
    Due after one year but within 5 years...   29,239,763     29,993,214      15,074,559     15,123,505
    Due after 5 years but within 10 years...    7,541,671      7,757,107              --             --
    Due after 10 years......................    5,699,733      5,771,510       3,682,048      3,717,921
    Mutual funds and marketable equity
      securities............................           --             --       1,040,063      1,098,938
                                              -----------    -----------     -----------    -----------
         Total..............................  $56,561,646    $57,660,405     $27,335,383    $27,462,764
                                              ===========    ===========     ===========    ===========

     Investment securities with an amortized cost of $9,845,088 at December 31, 1995 were pledged to secure public deposits and for other purposes required or permitted by law.

     Included in other assets is an investment in the common stock of First Gaston Bank of North Carolina with a carrying amount of approximately $1,290,000 at December 31, 1995. The investment, which represents an approximate 17% interest in the bank, is accounted for under the equity method whereby the Company adjusts the carrying value of the investment for its portion of the bank's earnings or losses. The Company has committed that it will also serve as a source of strength, as defined by the Federal Reserve, for First Gaston Bank. Also included in other assets is an investment in the stock of the Federal Home Loan Bank of Atlanta of $1,082,100 at December 31, 1995 and 1994. No ready market exists for the stock, which is carried at cost.

3. LOANS

     Major classifications of loans as of December 31, 1995 and 1994 are as follows:

                                                                         1995             1994
                                                                     ------------     ------------
    Commercial.....................................................  $ 33,082,877     $ 22,860,588
    Real estate:
         Construction..............................................    20,873,525       12,491,652
         Mortgage..................................................   170,000,535      158,546,059
    Consumer.......................................................    30,259,379       28,948,926
    Other..........................................................     2,961,547        1,151,834
                                                                     ------------     ------------
              Total loans..........................................   257,177,863      223,999,059
    Allowance for loan losses......................................    (3,588,489)      (3,158,168)
                                                                     ------------     ------------
              Total loans, net.....................................  $253,589,374     $220,840,891
                                                                     ============     ============

     Certain officers and directors, and companies in which they have 10% or more beneficial ownership, were indebted to the Banks in the aggregate amount of $1,982,531 and $1,532,012 at December 31, 1995 and 1994, respectively. During 1995, additions to such loans were $1,998,645 and repayments totaled $1,548,126. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.

     Loans past due 90 days or more and still accruing interest totaled $21,814 for December 31, 1995 and $19,692 for December 31, 1994, while nonaccrual loans as of December 31, 1995 and 1994 were $790,359 and $569,667 respectively. Nonaccrual loans at December 31, 1995 consist of 42 loans, the largest of which had a balance of $147,296. Management considers collateral on nonaccrual loans to be adequate to preclude any significant losses on the loans, exclusive of allowance for loan losses. Additional interest of $8,834 and $15,726 would have been earned

                                                                       ---------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
Carolina First BancShares, Inc. and Subsidiaries

in 1995 and 1994, respectively, if the nonaccrual loans as of each year end had been earning throughout each year. Income of $39,457 and $29,134 was recognized on these loans during 1995 and 1994, respectively.

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The estimated fair market value of loans outstanding is approximately $256,231,000 and $215,181,000 at December 31, 1995 and 1994, respectively.

4. ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                                               1995           1994           1993
                                                            ----------     ----------     ----------
    Balance at beginning of year..........................  $3,158,168     $2,580,004     $2,236,501
    Charge-offs...........................................    (390,392)      (163,347)      (533,570)
    Recoveries............................................     110,513         74,208         55,688
                                                            ----------     ----------     ----------
    Net charge-offs.......................................    (279,879)       (89,139)      (477,882)
                                                            ----------     ----------     ----------
    Provision for loan losses.............................     710,200        667,303        821,385
                                                            ----------     ----------     ----------
    Balance at end of year................................  $3,588,489     $3,158,168     $2,580,004
                                                            ==========     ==========     ==========

     At December 31, 1995, the recorded investment in loans that are considered to be impaired under Statement 114 was $134,998 (of which $80,007 were on a nonaccrual basis). Included in this amount is $123,961 of impaired loans for which the related allowance for credit losses is $61,980. For the year ended December 31, 1995, the Company recognized interest income on those impaired loans of $9,205, which included $4,960 of interest income recognized using the cash basis method of income recognition.

5. PREMISES AND EQUIPMENT

     Major classifications of these assets as of December 31, 1995 and 1994 are as follows:

                                                                           1995            1994
                                                                        -----------     -----------
    Land..............................................................  $ 2,419,093     $ 2,040,399
    Buildings and improvements........................................    5,787,652       5,391,970
    Furniture, fixtures and equipment.................................    3,902,969       3,682,767
                                                                        -----------     -----------
    Total cost........................................................  $12,109,714      11,115,136
    Accumulated depreciation..........................................    3,537,670       2,941,028
                                                                        -----------     -----------
    Carrying value....................................................  $ 8,572,044     $ 8,174,108
                                                                        ===========     ===========

6. LIABILITIES

     The fair value of noninterest-bearing demand deposits and NOW, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities. The estimated fair market value of deposits is approximately $336,557,000 and $291,464,000 at December 31, 1995 and 1994, respectively.

     Included in other liabilities are notes payable of $149,311 and $166,817 as of December 31, 1995 and 1994, respectively.

---------
26

--------------------------------------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL
                            STATEMENTS -- CONTINUED
                            Carolina First BancShares, Inc. and Subsidiaries

7. INCOME TAXES

     Income tax expense consists of:

                                                                CURRENT       DEFERRED        TOTAL
                                                               ----------     ---------     ----------
    Year ended December 31, 1995
         Federal.............................................  $2,182,056     $(256,693)    $1,925,363
         State...............................................     317,181       (88,493)       228,688
                                                               ----------     ---------     ----------
              Total..........................................  $2,499,237     $(345,186)    $2,154,051
                                                               ==========     =========     ==========
    Year ended December 31, 1994
         Federal.............................................  $1,749,009     $(287,833)    $1,461,176
         State...............................................     194,405      (107,630)        86,775
                                                               ----------     ---------     ----------
              Total..........................................  $1,943,414     $(395,463)    $1,547,951
                                                               ==========     =========     ==========
    Year ended December 31, 1993
         Federal.............................................  $1,237,058     $(330,242)    $  906,816
         State...............................................     119,064        (8,488)       110,576
                                                               ----------     ---------     ----------
              Total..........................................  $1,356,122     $(338,730)    $1,017,392
                                                               ==========     =========     ==========

     A reconciliation of total income tax expense for the years ended December 31, to the amount of tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34 percent follows:

                                                               1995           1994           1993
                                                            ----------     ----------     ----------
    Tax provision at statutory rate.......................  $2,136,487     $1,672,060     $1,236,432
    Increase (reduction) in income taxes resulting from:
         Tax-exempt interest income.......................    (210,500)      (225,591)      (229,183)
         Change in the beginning-of-the-year balance of
           the valuation allowance for deferred tax assets
           allocated to income tax expense................      20,676        (64,524)        39,203
         State income taxes, net of federal tax benefit...     150,934         57,272         72,980
         Effect of change in tax law relative to
           amortization...................................          --             --        (58,535)
         Other............................................      56,454        108,734        (43,505)
                                                            ----------     ----------     ----------
              Total Income taxes..........................  $2,154,051     $1,547,951     $1,017,392
                                                            ==========     ==========     ==========

                                                                       ---------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
Carolina First BancShares, Inc. and Subsidiaries

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and (liabilities) at December 31, 1995 and 1994, respectively, are presented below:

                                                                          1995             1994
                                                                       ----------       -----------
    Deferred tax assets:
         Loan loss reserves..........................................  $1,217,432       $ 1,055,544
         Loan fees, net, deferred for financial reporting............          --           117,297
         Tax interest income on joint ventures in excess of financial
           reporting amount..........................................          --            99,881
         Foreclosed property, tax basis in excess of financial
           reporting amount..........................................     108,632            60,005
         Accrued expenses, deductible when paid......................     235,102           122,642
         Unrealized ordinary loss on securities available for sale...          --           312,370
         Other.......................................................     131,001           100,669
                                                                       ----------       -----------
              Total gross deferred tax assets........................   1,692,167         1,868,408
              Less valuation allowance...............................     (29,699)          (53,021)
                                                                       ----------       -----------
              Net deferred tax assets................................   1,662,468         1,815,387
                                                                       ----------       -----------
    Deferred tax (liabilities):
         Bad debt reserve recapture, tax accounting adjustment.......    (234,294)         (351,916)
         Financial reporting stock basis in excess of tax basis......    (178,990)         (179,232)
         Depreciable basis of fixed assets...........................    (238,464)         (249,183)
         Deductible expenses for tax in excess of financial
           reporting.................................................     (50,696)         (163,434)
         Unrealized capital gain on securities available for sale....     (51,942)               --
         Other.......................................................     (69,748)          (58,160)
                                                                       ----------       -----------
              Total gross deferred tax liability.....................    (824,134)       (1,001,925)
                                                                       ----------       -----------
              Net deferred tax asset included in other assets........  $  838,334       $   813,462
                                                                       ==========       ===========

     The net change in the total valuation allowance for deferred tax assets for the year ended December 31, 1995 was a decrease of $23,322. A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. The related current period deferred tax expense of $320,314, which is net of a decrease of $43,998 to the valuation allowance, has been recorded directly to shareholders' equity. The balance of the change in the net deferred tax asset results from the current period deferred tax benefit of $345,186. It is management's contention that realization of the net deferred tax asset is more likely than not, based upon the Company's history of taxable income and estimates of future taxable income. The valuation allowance primarily relates to certain temporary differences for state income tax purposes.

8. STOCK OPTIONS

     In 1990, the Board of Directors of the Company adopted the Carolina First BancShares, Inc. 1990 Stock Option and Stock Appreciation Rights Plan (the "1990 Plan"), and certain amendments to the 1990 Plan were approved in 1991 (collectively "the Plan"), under which 57,635 options to purchase shares of Company common stock is still available to be granted to key employees of the Company. The Plan provides that options are granted at market value on the date of the grant and 20% of each grant is exercisable one year from the date of the grant. The options are granted for a ten-year term or until the recipient is terminated from the Company. Stock appreciation rights totaling 33,426 have been granted with 26,739 exercisable at a price of $11.78. A summary of all stock option activity for 1995 and the status at December 31, 1995 follows. All share and per share amounts give retroactive effect to stock dividends declared by the Company.

---------
28

--------------------------------------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL
                            STATEMENTS -- CONTINUED
                            Carolina First BancShares, Inc. and Subsidiaries

     Employee Stock Option Plan:

                                                         OUTSTANDING OPTIONS         EXERCISABLE OPTIONS
                                                       -----------------------     -----------------------
                                                                    AVERAGE                     AVERAGE
                                                       SHARES     OPTION PRICE     SHARES     OPTION PRICE
                                                       ------     ------------     ------     ------------
    Balance, December 31, 1994.......................  79,039        $11.66        40,595        $11.16
    Additional Options Granted.......................   1,050         24.76            --            --
    Became Exercisable...............................      --            --        13,252         11.94
    Less:
         Exercised...................................  (2,419)        11.39        (2,419)        11.39
         Forfeited...................................  (1,930)        17.04            --            --
                                                       ------     ---------        ------     ---------
    Balance, December 31, 1995.......................  75,740        $11.72        51,428        $11.36
                                                       ======     =========        ======     =========

9. BENEFIT PLANS

     The Company sponsors a noncontributory profit-sharing plan which provides for participation by substantially all employees. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code. The plan provides for employee contributions up to 15% of the participant's annual salary and an employer contribution of 50% matching of the employee contribution up to 6% of the participant's salary. Contributions to the plan for the years ended December 31, 1995, 1994 and 1993 were $517,000, $455,620 and $331,216, respectively.

     A deferred compensation plan allows the directors of the Company and the Banks to defer the compensation they earn for attendance at meetings of the Board or various committees. Each director elects annually to either receive that year's compensation currently or to defer receipt until his death, disability or retirement as a director. The amount deferred is credited to the director's account and invested in various options available through the Lincoln Bank Trust Department. The obligation of the Company under the plan is fully funded.

     The Company does not provide benefits contemplated by Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".

10. REGULATION AND REGULATORY RESTRICTIONS

     As a bank holding company, Carolina First BancShares, Inc. is regulated by the Federal Reserve. The Company also must file periodic reports with, and comply with securities regulations of, the Securities and Exchange Commission. Lincoln Bank and Cabarrus Bank are subject to the regulations of the FDIC, the North Carolina State Banking Commission and the Federal Reserve.

     The primary source of funds for the payment of dividends by the Company is dividends received from the Banks. The Banks, as North Carolina banking corporations, may pay dividends only out of retained earnings as determined pursuant to North Carolina General Statutes. As of December 31, 1995, the Banks had combined retained earnings of approximately $16,387,000, all of which is available to be paid as dividends.

     The Company is required by federal regulations to maintain various ratios of capital to assets. The new capital standards call for minimum total capital of 8% of risk-adjusted assets, including 4% Tier I capital, and a minimum leverage ratio of Tier I capital to total tangible assets of at least 4-5%. At December 31, 1995, the Company's ratio of total Tier I capital to total assets, adjusted for the loan loss allowance and intangibles, was 9.28% and the Company's ratio of total capital to risk-adjusted assets was 13.72% which includes 12.58% Tier I capital.

     Various legislative proposals related to the future of the Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") have been under consideration. Several of these proposals are being

                                                                       ---------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
Carolina First BancShares, Inc. and Subsidiaries

considered by Congress including a one-time special assessment for SAIF deposits with a discount for certain SAIF deposits held by BIF member banks. This type of assessment would result in a one time charge to earnings for the deposits of Cabarrus Bank and a small amount of Lincoln Bank deposits that were formerly savings association deposits and a subsequent reduced level of annual premiums for SAIF deposits. While the amount of this assessment is not known, it is currently anticipated that the after tax effect will range from $400,000 to $450,000 assuming the assessment will be approximately 80 basis points of those deposits affected. It is not known when and if any such proposal or any other related proposal may be adopted.

11. COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business there are various commitments and contingent liabilities outstanding which are not reflected in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contract amount of these instruments. Management does not expect any material loss as a result of these transactions. The following is a summary of commitments and contingent liabilities:

                                                                               December 31,
                                                                        ---------------------------
                                                                           1995            1994
                                                                        -----------     -----------
    Commitments for additional loans..................................  $50,298,000     $44,380,000
    Standby letters of credit.........................................      876,000       1,329,000
                                                                        ===========     ===========

     The Banks make contractual commitments to extend credit, which are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. The same credit standards used in the lending process are applied when issuing these commitments. Additional risks arise when these commitments are drawn upon, such as the demands on the Banks' liquidity if a significant portion were drawn down at once. This is considered unlikely as many commitments expire without being used.

     The fair value of commitments to extend credit is considered to approximate carrying value, since the large majority of these would result in loans that have variable rates and/or relatively short terms to maturity. For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value.

     Minimum operating lease payments due in each of the five years subsequent to December 31, 1995 are as follows: 1996, $223,000; 1997, $211,000; 1998,
$220,000; 1999, $225,000; 2000, $219,000; and subsequent years, $894,000. Rental expense for all operating leases for the three years ended December 31, 1995 was $238,000, 1995; $253,000, 1994; $236,000, 1993.

---------
30

--------------------------------------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL
                            STATEMENTS -- CONTINUED
                            Carolina First BancShares, Inc. and Subsidiaries

12. CONDENSED BALANCE SHEET

                                                                                   December 31,
                                                                            ---------------------------
                                                                               1995            1994
                                                                            -----------     -----------
CONDENSED BALANCE SHEET
Assets:
     Cash on deposit with subsidiary banks................................  $ 1,866,401     $    10,282
     Investment in subsidiary banks.......................................   27,331,641      22,304,318
     Other investments....................................................      646,092         386,448
     Other assets.........................................................    1,859,038       1,398,814
                                                                            -----------     -----------
          Total...........................................................  $31,703,172     $24,099,862
                                                                            ===========     ===========
Liabilities...............................................................  $   580,193     $   211,024
Shareholders' equity......................................................   31,122,979      23,888,838
                                                                            -----------     -----------
          Total...........................................................  $31,703,172     $24,099,862
                                                                            ===========     ===========

                                                                      Years ended December 31,
                                                             -------------------------------------------
                                                                1995            1994            1993
                                                             -----------     -----------     -----------
CONDENSED RESULTS OF OPERATIONS
Equity in earnings of subsidiary Banks:
     Dividends.............................................  $   154,272     $ 1,929,752     $   483,895
     Undistributed.........................................    4,422,452       1,547,559       2,130,432
Other income (expense), net................................     (446,991)       (107,437)          4,845
                                                             -----------     -----------     -----------
Net income.................................................  $ 4,129,733     $ 3,369,874     $ 2,619,172
                                                             ===========     ===========     ===========
CONDENSED CASH FLOW
Cash flows from operating activities:
     Net income............................................  $ 4,129,733     $ 3,369,874     $ 2,619,172
Adjustments to reconcile net income to net cash provided
  (used) by operating activities:
     Equity in undistributed earnings of subsidiary
       banks...............................................   (4,422,452)     (1,547,559)     (2,130,432)
     Increase in other assets..............................     (736,363)     (1,386,678)        (12,136)
     Increase (decrease) in liabilities....................      369,169         158,024         (32,000)
                                                             -----------     -----------     -----------
Net cash provided by operating activities..................     (659,913)        593,661         444,604
                                                             -----------     -----------     -----------
Cash flows from financing activities:
     Proceeds from issuance of common stock................    3,189,641          89,242          80,401
     Dividends and fractional shares paid..................     (648,257)       (580,114)       (483,895)
     Other, net............................................      (25,352)        (95,898)        (64,903)
                                                             -----------     -----------     -----------
Net cash provided by (used in) financing activities........    2,516,032        (586,770)       (468,397)
                                                             -----------     -----------     -----------
Net increase (decrease) in cash............................    1,856,119           6,891         (23,793)
Cash at beginning of year..................................       10,282           3,391          27,184
                                                             -----------     -----------     -----------
Cash at end of year........................................  $ 1,866,401     $    10,282     $     3,391
                                                             ===========     ===========     ===========

                                                                       ---------
                                                                              31