Form 10-K405, Exhibit 13
period 1996-12-31
CAROLINA FIRST BANCSHARES INC
filed 1997-03-31
CIK 846465

                                                                   EXHIBIT 13


--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Carolina First BancShares, Inc. and Subsidiaries

    The following discussion should be read in conjunction with the consolidated financial statements and related notes and other information appearing elsewhere in this Annual Report and the more detailed information provided in the Company's Annual Report on Form 10-K. CERTAIN OF THE MATTERS DISCUSSED UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND ELSEWHERE IN THIS ANNUAL REPORT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT OF 1933, AS AMENDED AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS DUE TO A VARIETY OF FACTORS, INCLUDING, WITHOUT LIMITATION: THE EFFECTS OF FUTURE ECONOMIC CONDITIONS, GOVERNMENTAL MONETARY AND FISCAL POLICIES, AS WELL AS LEGISLATIVE AND REGULATORY CHANGES; THE RISKS OF CHANGES IN INTEREST RATES ON THE LEVEL AND COMPOSITION OF DEPOSITS, LOAN DEMAND, LOAN COLLATERAL VALUES, SECURITIES PORTFOLIO VALUES AND INTEREST RATE RISKS; THE EFFECTS OF COMPETITION FROM OTHER COMMERCIAL BANKS, THRIFTS, MORTGAGE BANKING FIRMS, CONSUMER FINANCE COMPANIES, CREDIT UNIONS, SECURITIES BROKERAGE FIRMS, INSURANCE COMPANIES, MONEY MARKET AND OTHER MUTUAL FUNDS AND OTHER FINANCIAL INSTITUTIONS OPERATING IN THE COMPANY'S MARKET AREA AND ELSEWHERE, INCLUDING INSTITUTIONS OPERATING LOCALLY, REGIONALLY, NATIONALLY AND INTERNATIONALLY, TOGETHER WITH SUCH COMPETITORS OFFERING BANKING PRODUCTS AND SERVICES BY MAIL, TELEPHONE, AND COMPUTER AND THE INTERNET; AND THE FAILURE OF ASSUMPTIONS UNDERLYING THE ESTABLISHMENT OF RESERVES FOR POSSIBLE LOAN LOSSES. ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THESE CAUTIONARY STATEMENTS.

GENERAL

    Carolina First BancShares, Inc., (the "Company" or "Carolina First") is a bank holding company formed in June 1989, and registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Company owns all of the outstanding common stock of two commercial banks (the "Banks"), Lincoln Bank of North Carolina ("Lincoln Bank") and Cabarrus Bank of North Carolina ("Cabarrus Bank"). The Banks are North Carolina -- chartered banks that are members of the FDIC, but are not members of the Federal Reserve System. Cabarrus Bank is also a member of the Federal Home Loan Bank-Atlanta ("FHLB"). The primary business of the Banks includes retail and commercial banking, and mortgage lending. Jointly, Lincoln Bank and Cabarrus Bank own a mortgage company, Carolina First Mortgage Corp. ("Mortgage"), which originates mortgage loans for resale in the secondary market, and a financial services company, Carolina First Financial Services Corporation, ("Financial Services"), which offers, as agent for its customers, mutual funds and annuity products. Financial Services began business in October 1994.

    Lincoln Bank, which commenced operations in 1983, currently operates in 12 offices and 10 communities in areas primarily north and west of Charlotte, North Carolina with one office in southeast Charlotte. Lincoln has assets of $315 million and expects to acquire $10 million of deposits in the community of Lake Lure, North Carolina during the second quarter of 1997.

    Cabarrus Bank was organized in 1889 as Cabarrus Savings Bank and converted to a stock association in 1989. In January 1992, the Company acquired Cabarrus Savings, and in October 1992, Cabarrus Savings was converted to a commercial bank. Cabarrus Bank continues to expand in Cabarrus County by operating four full service branches, including a branch inside the Super Kmart Center which opened in 1995. Cabarrus has assets of $110 million and expects to acquire $30 million of deposits in Kannapolis and Mount Pleasant during the second quarter of 1997. Cabarrus acquired $3.5 million of local deposits during July of 1996.

    In November 1994, the Company invested $1,375,000 to purchase approximately 17% of the total common stock of a de novo commercial bank, First Gaston Bank of North Carolina, Gastonia, North Carolina ("First Gaston"), which is just west of Charlotte and south of Lincolnton. First Gaston, of which the Company's chairman was an organizer, is located in a market contiguous to others served by Lincoln Bank. First Gaston opened in July of 1995 and operates three branches in markets not currently served by Carolina First. Certain operational functions are provided for First Gaston by Carolina First. The Federal Reserve, in approving this investment, under the BHC Act, has required Carolina First to enter into a commitment to serve as a source of strength for First Gaston. The Company's investment in First Gaston is accounted for under the equity method of accounting and thus their portion of income or losses are reflected in current period earnings. During 1996, the Company recognized losses, net of applicable income taxes, of $107,000.

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                CONDITION AND RESULTS OF OPERATIONS -- Continued Carolina First BancShares, Inc. and Subsidiaries

    The Company continues to actively consider possible acquisitions, including purchases of branches and deposits. In 1996, the Company acquired one branch and related deposits, and signed definitive agreements to purchase three other branches and related deposits.

RESULTS OF OPERATIONS

    Carolina First continued the recent trend of record earnings. Earnings were $4.7 million, or $2.23 per share in 1996, a 22% increase over 1995. Earnings in 1995 were $4.1 million, or $2.09 per share, a 23% increase over 1994. The economically strong locations and sound loan philosophy has rewarded the Company well by providing a large volume of quality loans complimented by a conservative securities portfolio. This combination has provided an impressive net interest margin that stands out among peers. The growth in current markets has been captured by the growth of existing branches as well as de novo branches and acquisition of other institutions' divested branch sites.

    The Company's primary source of income is net interest income, which is the difference between interest earned and interest paid. The net interest margin is calculated as net interest income as a percentage of average earning assets. The Company's net interest margin has been indicative of the strong balance sheets the two banks have assembled. The growth within the counties served by the Company's two banks has significantly outpaced the overall growth within North Carolina. Such positive demographics translate into increased opportunities for building banking relationships which enhance deposit and loan growth.

    Net interest income as a percentage of average earning assets has grown from 4.94% in 1994 to 5.01% in 1996. The sustained high level of net interest margin substantiates the Company's goal of consistent performance through its ability to maintain a profitable margin on solid, stable assets. The net interest spread, or difference between the average interest income rate and average interest expense rate has also remained relatively constant from 4.61% in 1995 to 4.55% in 1996. The Company's volume is expected to continue to increase through growth while the difference between the rate earned and the rate paid is expected to decrease. The economy and related interest rates will affect the Company's growth and earnings rate in the future.

    The Company's allowance for loan losses is analyzed monthly in accordance with a board approved plan. This analysis is a functioning model that considers the current status of the loan portfolio, historical experience and key market indicators within the counties served by the Company. Additionally, the Company monitors the overall portfolio as well as the level of reserve maintained by peer banks. The monthly provision for loan losses may fluctuate based on the results of this analysis.

    Noninterest income has continued to grow as reflected in the 6.5% increase from 1995 to 1996 and the 10.5% increase from 1994 to 1995. Our growth in deposit accounts has led the way for this increase. Additionally, Cabarrus Bank has been successful in changing from a savings and loan with few deposit service charges to that of a commercial bank with fees for services rendered. During the fourth quarter of 1995, Lincoln Bank sold its insurance subsidiary which translated into lower insurance commissions in 1995 and considerably lower commissions in 1996. The remaining insurance commissions relate to the fees generated by the Financial Services company from the sale of annuity products and mutual funds. Other service fees and commissions relate to the Company's growth in the recently organized trust and credit/debit card divisions. These divisions were organized in late 1994 and have steadily grown. Management believes this growth will continue with the further maturity of these divisions. Included in other income are fees of $141,959 generated from services provided to First Gaston. These services include account operations, item processing, bookkeeping and internal auditing that are terminable by either party. Other income also reflects gains resulting from the sale of other real estate owned.

    Operating expenses decreased as a percentage of average assets in both 1995 and 1996. The larger categories within this group remained constant as a percentage of the total category in each of the last three years. Salaries and benefits account for approximately half of total operating expenses. This is an area that presents a challenge to maintain favorable operating efficiency ratios while maintaining adequate staffing levels to support the Company's growth, and fairly compensating the staff for performance. The Company is utilizing technology to more fully employ staff expertise. The expense for the added technology is included in equipment expense and represents a capital outlay of approximately $200,000 annually. Deposit insurance premiums expense represent several changes in the premiums over the past two years. During 1995, the FDIC reduced the premium assessed to commercial banks insured under the Bank Insurance Fund for insurance coverage of deposits. This reduction benefitted Lincoln Bank primarily and resulted in pretax savings of approximately $231,000 in 1995 and continued in 1996. Cabarrus Bank, until 1992, had been a savings bank and its deposits are insured under the Savings Association Insurance Fund of the FDIC. This fund assessed a one time fee of $569,000 pretax during the third quarter of 1996, with a reduction of ongoing insurance premiums afterward. Management does not expect any additional material assessments or premium changes in the foreseeable future. The

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS -- Continued
Carolina First BancShares, Inc. and Subsidiaries

Company's operating efficiency ratio has continued to improve falling from 71% in 1993 to 62% in 1996. Absent deposit insurance assessments or other unusual expenses, management seeks to further reduce the operating efficiency ratio, however this ratio will be effected by insurance assessments or other unusual expenses.

ASSET/LIABILITY MANAGEMENT

    The Banks' Asset/Liability Committees are responsible for managing the risks associated with changing interest rates and their impact on earnings. The regular evaluation of the sensitivity of net interest income to changes in interest rates is an integral part of the Company's interest rate risk management.

    The following table summarizes net interest income and average yields and rates paid for the years indicated. For purposes of this analysis, the interest on non-taxable investment securities has been adjusted to a taxable-equivalent amount to facilitate comparison with other asset yields. The adjustment gives effect to the exemption from federal income taxes for earnings on obligations of state and political subdivisions and assumes a marginal tax rate of 34%. Non-accrual loans are excluded from the interest-earning loan balances shown. (In thousands).

                                              1996                             1995                             1994
                                  -----------------------------    -----------------------------    -----------------------------
                                             Interest                         Interest                         Interest
                                  Average    Income/    Average    Average    Income/    Average    Average    Income/    Average
                                  Balance    Expense     Rate      Balance    Expense     Rate      Balance    Expense     Rate
                                  --------   --------   -------    --------   --------   -------    --------   --------   -------
ASSETS
Interest bearing deposits in
  other banks...................  $    457    $    46    10.07%    $    352    $    17     4.83%    $    252    $    31    12.30%
Taxable securities..............    72,837      4,440     6.10%      64,821      3,870     5.97%      65,200      3,717     5.70%
Non-taxable securities..........     9,712        891     9.17%      10,503      1,083    10.31%      10,536      1,135    10.77%
Federal funds sold..............     4,186        214     5.11%       4,971        296     5.95%       2,408         98     4.07%
Loans...........................   282,553     27,389     9.69%     234,581     23,279     9.92%     206,442     18,859     9.14%
                                  --------    -------              --------    -------              --------    -------
    Interest earning assets.....   369,745     32,980     8.92%     315,228     28,545     9.06%     284,838     23,840     8.37%
                                              -------    -----                 -------    -----                 -------    -----
Other assets....................    30,269                           27,061                           23,749
                                  --------                         --------                         --------
                                  $400,014                         $342,289                         $308,587
                                  ========                         ========                         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing deposits
  Demand........................  $ 85,897      2,016     2.35%    $ 77,266      2,100     2.72%    $ 71,785      1,715     2.39%
  Savings.......................    40,849      1,032     2.53%      41,465      1,219     2.94%      40,674      1,181     2.90%
  Time..........................   197,833     11,098     5.61%     166,711      9,352     5.61%     148,987      6,835     4.59%
Notes payable and other interest
  bearing liabilities...........     5,902        294     4.98%         620         46     7.42%         804         43     5.35%
                                  --------    -------              --------    -------              --------    -------
    Interest bearing
      liabilities...............   330,481     14,440     4.37%     286,062     12,717     4.45%     262,250      9,774     3.73%
                                  --------    -------    -----     --------    -------    -----     --------    -------    -----
Other liabilities...............    37,116                           29,425                           23,583
Shareholders' equity............    32,417                           26,802                           22,754
                                  --------                         --------                         --------
Total liabilities and
  shareholders' equity..........  $400,014                         $342,289                         $308,587
                                  ========                         ========                         ========
Interest rate spread............                          4.55%                            4.61%                            4.64%
                                                         =====                            =====                            =====
Net interest earned and net
  yield on earning assets
  (Margin)......................              $18,540     5.01%                $15,828     5.02%                $14,066     4.94%
                                              =======    =====                 =======    =====                 =======    =====

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                CONDITION AND RESULTS OF OPERATIONS -- Continued Carolina First BancShares, Inc. and Subsidiaries

    The following table presents the dollar amount of changes in interest income and interest expense. The table distinguishes between the changes related to average outstanding (volume) of earning assets and interest-bearing liabilities, as well as the changes related to average interest rates (rate) on such assets and liabilities. Changes attributable to both volume and rate have been allocated proportionately. (In thousands).

                                                         1996                          1995                           1994
                                                        -------                       -------                        -------
                                                        Income/                       Income/                        Income/
                                                        Expense    Volume    Rate     Expense    Volume     Rate     Expense
                                                        -------    ------    -----    -------    ------    ------    -------
Interest earning assets:
Interest bearing deposits in other banks..............  $    46    $  11     $  18    $    17    $   5     $  (19)   $    31
Taxable investment securities.........................    4,440      489        81      3,870      (23)       176      3,717
Non-taxable investment securities.....................      588      (48)      (79)       715       (2)       (32)       749
Federal funds sold and securities purchased with
  agreements to resell................................      214      (40)      (42)       296      153         45         98
Loans.................................................   27,389    4,650      (540)    23,279    2,792      1,628     18,859
                                                        -------    -----     -----    -------    -----     ------    -------
    Total interest income.............................   32,677    5,062      (562)    28,177    2,925      1,798     23,454
                                                        =======    =====     =====    =======    =====     ======    =======
Interest bearing liabilities:
Interest bearing demand deposits......................    2,016      202      (286)     2,100      149        236      1,715
Savings deposits......................................    1,032      (16)     (171)     1,219       23         15      1,181
Time deposits.........................................   11,098    1,746        --      9,352      994      1,523      6,835
Notes payable and other interest bearing
  liabilities.........................................      294      263       (15)        46      (14)        17         43
                                                        -------    -----     -----    -------    ------    ------    -------
    Total interest expense............................   14,440    2,195      (472)    12,717    1,152      1,791      9,774
                                                        -------    -----     -----    -------    -----     ------    -------
    Net interest income...............................  $18,237   $2,867     $ (90)   $15,460   $1,773     $    7    $13,680
                                                        =======   ======     =====    =======   ======     ======    =======

    Financial institutions are subject to interest rate risk to the degree that their interest bearing liabilities (consisting principally of customer deposits) mature or reprice more or less frequently, or on a different basis, than their interest earning assets (generally consisting of intermediate or long-term loans and investment securities). The match between the scheduled repricing and maturities of the Company's earning assets and liabilities within defined time periods is referred to as "gap" analysis. At December 31, 1996, the cumulative one-year gap for the consolidated Company was a negative or liability sensitive $1.6 million, or .37% of total assets. Such a gap is considered immaterial and pretax net income would be virtually unchanged with a one percent change in interest rates. As interest rates remained relatively constant during 1996, depositors were unwilling to extend the maturity of time deposits, as the yield curve was somewhat flat and did not reward depositors sufficiently for longer maturities. Intense competition in the Company's markets continues to pressure quality loan rates downward while conversely pressuring deposit rates upward.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS -- Continued
Carolina First BancShares, Inc. and Subsidiaries

    The following table reflects the Company's rate sensitive assets and liabilities by maturity as of December 31, 1996. Variable rate loans are shown in the category of due "within one year" because they reprice with changes in the prime lending rate. These variable rate loans have actual maturities of $40.4 million maturing within one year, with an additional $40.7 million maturing within five years, and $71.8 million maturing after five years. Fixed rate loans are presented assuming the entire loan matures on the final due date. Actually, payments are made at regular intervals and are not reflected in this schedule. Additionally, demand deposits and savings accounts have no stated maturity, however, it has been the Company's experience that these accounts are not totally rate sensitive, and thus, are presented in the categories that management believes best identifies their actual repricing patterns. This analysis assumes 20% of these deposits reprice within one year and the remaining 80% within one to five years. (In thousands).

                                                                        WITHIN       1 - 5                   NON-
                                                         PRIME LOANS   ONE YEAR      YEARS      5 YEARS     MARKET      TOTAL
                                                         -----------   ---------    --------    -------    --------    --------
ASSETS:
Securities held to maturity:
  U.S. Treasury........................................         --     $   4,507    $  7,581         --          --    $ 12,088
  U.S. government agencies.............................         --         1,498       8,383         --          --       9,881
  States and political subdivisions....................         --         1,277       4,264    $ 2,238          --       7,779
  Mortgage-backed securities...........................         --           593       1,713      6,866          --       9,172
                                                          --------     ---------    --------    -------    --------    --------
    Total securities held to maturity..................         --         7,875      21,941      9,104          --      38,920
Securities available for sale:
  U.S. Treasury........................................         --        10,518       7,969         --          --      18,487
  U.S. government agencies.............................         --        14,804      13,053         --          --      27,857
  Mortgage-backed securities...........................         --            --          --      1,005          --       1,005
  Other(1).............................................         --            --          --         --    $  1,347       1,347
                                                          --------     ---------    --------    -------    --------    --------
    Total securities available for sale................         --        25,322      21,022      1,005       1,347      48,696
Federal funds sold.....................................         --         2,982          --         --          --       2,982
Loans:
  Commercial and financial.............................   $ 25,741         2,446      12,797      1,830          --      42,814
  Real estate:
    Construction.......................................     18,499         2,815       1,641      2,673          --      25,628
    Mortgage(2)........................................    105,350         5,711      43,022     43,819          --     197,902
  Consumer(3)..........................................      3,226         3,654      33,466      2,389          33      42,768
                                                          --------     ---------    --------    -------    --------    --------
    Total loans........................................    152,816        14,626      90,926     50,711          33     309,112
Other(4)...............................................         --            --          --         --         427         427
                                                          --------     ---------    --------    -------    --------    --------
    Total earning assets...............................    152,816        50,805     133,889     60,820       1,807     400,137
Noninterest-earning assets.............................         --            --          --         --      29,574      29,574
                                                          --------     ---------    --------    -------    --------    --------
    Total assets.......................................   $152,816     $  50,805    $133,889    $60,820    $ 31,381    $429,711
                                                          ========     =========    ========    =======    ========    ========

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                CONDITION AND RESULTS OF OPERATIONS -- Continued Carolina First BancShares, Inc. and Subsidiaries

                                                                        WITHIN       1 - 5                   NON-
                                                         PRIME LOANS   ONE YEAR      YEARS      5 YEARS     MARKET      TOTAL
                                                         -----------   ---------    --------    -------    --------    --------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
  Interest-bearing checking............................         --     $  14,775    $ 59,101         --          --    $ 73,876
  Savings..............................................         --         7,889      31,557         --          --      39,446
  Market deposit accounts..............................         --         3,900      15,600         --          --      19,500
  Time, $100,000 and over..............................         --        32,400       7,956         --          --      40,356
  Other time(5)........................................         --       140,369      33,586    $    11          --     173,966
                                                          --------     ---------    --------    -------    --------    --------
    Total interest-bearing deposits....................         --       199,333     147,800         11          --     347,144
Borrowed funds.........................................         --         5,862          --         --          --       5,862
Other liabilities......................................         --            11          --        120          --         131
                                                          --------     ---------    --------    -------    --------    --------
    Total interest-bearing liabilities.................         --       205,206     147,800        131          --     353,137
Noninterest-bearing liabilities........................         --            --          --         --    $ 41,572      41,572
Shareholders' equity...................................         --            --          --         --      35,002      35,002
                                                          --------     ---------    --------    -------    --------    --------
    Total liabilities and shareholders' equity.........         --       205,206     147,800        131      76,574     429,711
                                                          ========     =========    ========    =======    ========    ========
      Gap..............................................   $152,816     $(154,401)   $(13,911)   $60,689    $(45,193)         --
                                                          ========     =========    ========    =======    ========    ========
      Cumulative Gap...................................   $152,816     $  (1,585)   $(15,496)   $45,193          --          --
                                                          ========     =========    ========    =======    ========    ========
Adjustments:
  Exclude noninterest-earning assets,
    noninterest-bearing liabilities and
    shareholders' equity...............................         --            --          --         --      46,765          --
                                                          --------     ---------    --------    -------    --------    --------
    Adjusted cumulative gap............................   $152,816     $  (1,585)   $(15,496)   $45,193    $ 46,765          --
                                                          ========     =========    ========    =======    ========    ========

---------------

(1) The nonmarket column consists of mutual funds, and shares of capital representing less than 5% interest in other financial institutions.
(2) Mortgage loans consist primarily of residential loans and home equity lines of credit.
(3) The nonmarket column consists of overdrafts.
(4) The nonmarket column consists of interest-bearing deposits due from other banks.
(5) Other time deposits within one year consist of $42,633 maturing within three months and $35,475 maturing after three months but within six months.

LIQUIDITY

    Liquidity refers to the Company's ability to adjust its future cash flows to meet the needs of daily operations. The Company relies primarily on dividends and management assessments from the Banks for liquidity. These sources have provided adequate liquidity for the Company. The Banks' liquidity refers to the ability or financial flexibility to adjust its future cash flows to meet the needs of depositors and borrowers and to fund operations on a timely and cost effective basis. The Banks' primary sources of funds are cash generated by repayments of outstanding loans, interest payments on loans and new deposits. Additional liquidity is available from the maturity and earnings on securities and liquid assets, as well as the ability to liquidate securities available for sale. The Banks also had lines of credit of $17.5 million at year end under which they can borrow funds to meet short term liquidity needs. Lines available for Lincoln Bank through Wachovia Bank are $4 million and The Georgia Banker's Bank are $5 million and for Cabarrus Bank through FHLB of $8.5 million. The funds generated from these sources have been adequate to provide the necessary liquidity for the Banks.

    Net cash provided from operations results primarily from net income, adjusted for the following noncash accounting items: provision for loan losses, depreciation and amortization, and deferred income taxes or benefits. These items amounted to $1.6 million in 1996 and $1.2 million in 1995. This cash was available during 1996 to increase earning assets and to pay dividends. As of December 31, 1996, the Banks had

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS -- Continued
Carolina First BancShares, Inc. and Subsidiaries

combined retained earnings of approximately $22,022,000, all of which are available to be paid as dividends without prior regulatory approval provided the Banks maintain adequate capital.

FINANCIAL CONDITION

    The Company's consolidated assets increased 16.2%, 16.1% and 5.76% during 1996, 1995 and 1994, respectively. Asset growth is directly related to deposit growth and the funds available to the Company for investment. The Company has been successful in expanding existing market share as well as adding new branch locations. During 1996, Cabarrus Bank purchased approximately $3.5 million of deposit accounts and consolidated them with its Copperfield branch. Cabarrus has agreed to acquire $30 million of deposit accounts within Cabarrus County and Lincoln Bank has agreed to acquire $10 million of deposit accounts west of Lincolnton in Lake Lure, pursuant to branch acquisitions expected to close in the second quarter of 1997. This acquired growth, as well as the natural growth generated within the Company's existing markets are expected to produce continued strong growth trends. These deposits will allow the Company to continue to take advantage of the vibrant economy and quality loan demand experienced over the past several years.

    The Company's small commercial loan portfolio has grown over the past several years as the Company has employed seasoned commercial lenders to develop these opportunities. Also, loans secured by real estate have increased as the Company believes real estate provides excellent collateral for loans with different purposes. Management believes the Company is not dependent on any single customer or group of customers concentrated in a particular industry, the loss of whose deposits or whose insolvency would have a material adverse effect on operations.

    As interest rates reflected a flat yield curve, customers shortened the term of their deposits and in many cases chose transaction deposit accounts, including negotiable order of withdrawal ("NOW") and money market deposit accounts ("MMDA") without a stated maturity. This shift from longer term deposits allows the depositor to react more quickly to rising rates. As a result, the Company's cost of funds from 1995 to 1996 has decreased, but became more vulnerable to rising interest rates which enhanced the need for effective asset liability management.

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                CONDITION AND RESULTS OF OPERATIONS -- Continued Carolina First BancShares, Inc. and Subsidiaries

    Securities have been segregated into two categories, "held to maturity" and "securities available for sale." While the Company has no plans to liquidate a significant amount of any securities, the securities available for sale may be used for liquidity purposes should management deem it to be in the best interest of the Company. Due to declines in interest rates, the majority of securities purchased have been relatively short term and categorized as available for sale in anticipation that these would be available to the Company should interest rates reverse or quality loan demand increase. United States government and government agency securities continue to represent the majority of both securities held to maturity and securities available for sale. During 1996, securities available for sale increased as a percentage of total assets, however, total securities remained relatively constant.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS -- Continued
Carolina First BancShares, Inc. and Subsidiaries

ASSET QUALITY

    Management considers the Banks' asset quality to be of primary importance. The allowance for loan losses represents management's estimate of an amount adequate in relation to the risk of future losses inherent in the loan portfolio. The loan portfolio is analyzed monthly to identify potential problems before they actually occur. This analysis is reviewed in conjunction with the Company's allowance for loan losses to provide a basis for determining the adequacy of this allowance to absorb losses that might be experienced. In addition to such analyses of existing loans, management considers the Banks' historical loan losses, past due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance. Furthermore, the trend of loans made over the past several years has been toward larger commercial loans and as such has had limited historical loss experience for which to base a specific reserve. Thus, the general reserve has been increased to compensate for loan growth and the lack of historical experience with the volume of such loans.

    The following table depicts the allocation of the allowance for loan losses at December 31, 1996, 1995, 1994, 1993 and 1992. The allocation is based on management's grading of the loan portfolio with the remaining portion allocated to the general category, however, the entire allowance is available to be used for write-offs in any category. (Dollars in thousands.)

                                                                           December 31,
                                 ------------------------------------------------------------------------------------------------
                                       1996                1995                1994                1993                1992
                                 ----------------    ----------------    ----------------    ----------------    ----------------
                                           Loan                Loan                Loan                Loan                Loan
                                          Percent             Percent             Percent             Percent             Percent
                                           Total               Total               Total               Total               Total
                                 Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans
                                 ------   -------    ------   -------    ------   -------    ------   -------    ------   -------
Commercial and financial.......  $  215      13%     $ 327       13%     $ 289       10%     $ 152        9%     $  73        6%
Real estate:
  Residential construction.....     109       8         21        8         14        6         15        4         18        2
  Commercial construction......      --      --         --       --         --       --         --       --         35        3
  Residential mortgage.........     453      37        397       37        468       47        509       58        620       63
  Commercial mortgage..........     221      30        320       30        226       23        138       16        318       14
Consumer.......................     293      12        299       12        228       14        216       13        204       12
General........................   3,198      --      2,224       --      1,933       --      1,550       --        968       --
                                 ------     ---      ------     ---      ------     ---      ------     ---      ------     ---
Total loans....................  $4,489     100%     $3,588     100%     $3,158     100%     $2,580     100%     $2,236     100%
                                 ======     ===      ======     ===      ======     ===      ======     ===      ======     ===

    Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate, and other real estate under contract for sale. Loans are placed on non-accrual status when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. Interest of $40,819 was reported on these loans during 1996 and an additional amount of $11,983 would have been earned if these loans had been performing. No amount of loans that have been classified by regulatory examiners as loss, substandard, doubtful of special mention has been excluded from amounts disclosed as non-performing loans. While non-performing assets represent potential losses to the Company, management does not anticipate any material losses thereon, since most are believed to be adequately secured. Management believes the allowance for loan losses currently to be sufficient to absorb known risks in the portfolio. No assurance can be given that adverse economic conditions will not adversely affect borrowers and result in increased losses. (In thousands.)

                                                                                    December 31,
                                                                ----------------------------------------------------
                                                                1996       1995        1994        1993        1992
                                                                ----      ------      ------      ------      ------
Nonaccrual loans............................................    $576      $  790      $  570      $  744      $  995
Loans 90 days or more past due and still accruing
  interest..................................................      43          22          20          35          59
                                                                ----      ------      ------      ------      ------
Total non-performing loans..................................     619         812         590         779       1,054
Other real estate...........................................     141         683       1,017       1,385       2,091
                                                                ----      ------      ------      ------      ------
Total non-performing assets.................................    $760      $1,495      $1,607      $2,164      $3,145
                                                                ====      ======      ======      ======      ======

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                CONDITION AND RESULTS OF OPERATIONS -- Continued Carolina First BancShares, Inc. and Subsidiaries

    Net charge-offs as a percentage of average loans outstanding decreased from 1995 to 1996. This ratio continues to reflect the moderate level of losses experienced by the Company.

                                                                1996        1995        1994        1993        1992
                                                              --------    --------    --------    --------    --------
Balance at beginning of year................................  $  3,588    $  3,158    $  2,580    $  2,236    $  1,953
  Charge-offs:
    Commercial, financial and agricultural..................       (39)        (95)         (9)        (43)       (324)
    Real estate:
      Construction..........................................        --          --          --        (180)         --
      Mortgage..............................................       (18)        (77)        (24)        (40)       (114)
    Consumer................................................      (312)       (219)       (130)       (270)       (151)
                                                              --------    --------    --------    --------    --------
        Total charge-offs...................................      (369)       (391)       (163)       (533)       (589)
  Recoveries:
    Commercial, financial and agricultural..................         3           3          19          --          22
    Real estate:
      Construction..........................................        --          --          --          --          --
      Mortgage..............................................        24          23           2           3           2
    Consumer................................................        64          85          53          53          54
                                                              --------    --------    --------    --------    --------
        Total recoveries....................................        91         111          74          56          78
                                                              --------    --------    --------    --------    --------
Net charge-offs.............................................      (278)       (280)        (89)       (477)       (511)
Provision for loan losses...................................     1,179         710         667         821         794
                                                              --------    --------    --------    --------    --------
Balance at end of year......................................  $  4,489    $  3,588    $  3,158    $  2,580    $  2,236
                                                              ========    ========    ========    ========    ========
Loans, net of unearned interest at end of year..............  $309,112    $257,178    $223,999    $197,934    $173,793
Ratio of allowance for loan losses to net loans at end of
  year......................................................      1.45%       1.40%       1.41%       1.30%       1.29%
Average loans, net of unearned interest.....................  $282,553    $234,581    $206,442    $182,697    $168,250
Ratio of net charge-offs to average loans outstanding during
  the year..................................................      0.10%       0.12%       0.04%       0.26%       0.30%

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

                                                                 WELL        ADEQUATELY    CAROLINA   LINCOLN   CABARRUS
                                                              CAPITALIZED   CAPITALIZED     FIRST      BANK       BANK
                                                              -----------   ------------   --------   -------   --------
Tier I capital to risk adjusted assets......................      6.00%         4.00%       11.64%     11.00%    10.15%
Total capital to risk adjusted assets.......................     10.00%         8.00%       12.90%     12.24%    11.41%
Leverage ratio..............................................      5.00%         4.00%        8.67%      8.07%     6.91%

ACCOUNTING AND REGULATORY MATTERS

    On January 1, 1994, the Company adopted Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investment in Debt and Equity Securities", for regulatory and capital purposes. The effect of this Standard causes fluctuations in shareholders' equity based on changes in values of debt and equity securities available for sale. Such gains and losses, however, are not currently added or subtracted for purposes of computing the adequacy of capital for regulatory

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS -- Continued
Carolina First BancShares, Inc. and Subsidiaries

purposes. Gains and losses on such securities are recognized for income statement and regulatory capital purposes only when a security is sold.

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

    Effective January 1, 1996, the Company adopted FASB SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An estimate of the future cash flows expected to result from the use of the asset and its eventual disposition should be performed during a review for recoverability. An impairment loss (based on the fair value of the asset) is recognized if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Additionally, SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of, be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. These assets will continue to be reported at the lower of carrying amount or net realizable value.

    Effective January 1, 1996, the Company adopted FASB SFAS No. 122, "Accounting for Certain Mortgage Banking Activities," which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated only to the mortgage loans without the mortgage servicing rights. Additionally, this Standard requires that a mortgage banking enterprise periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights.

    Effective January 1, 1996, the Company adopted FASB SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans or that the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25). The Company will continue such accounting under the provisions of APB 25.

    Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended, (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interest in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairment measurement be based on fair value; and (e) pledged financial assets be classified as collateral. This Standard provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including dollar rolls, wash sales, loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities.

    This Standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except that the Standard will be effective for transfers of financial assets and transactions related to repurchase agreements, dollar rolls, securities lending and the like, occurring after December 31, 1997, and it is to be applied prospectively. The effect on the Company is not expected to be material.

--------------------------------------------------------------------------------
                                                    INDEPENDENT AUDITORS' REPORT

The Shareholders and the Board of Directors of Carolina First BancShares, Inc.

    We have audited the accompanying consolidated balance sheets of Carolina First BancShares, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina First BancShares, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Charlotte, North Carolina
February 7, 1997

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995
Carolina First BancShares, Inc. and Subsidiaries

                                                                  1996              1995
                                                              ------------      ------------
                           ASSETS
Cash and due from banks.....................................  $ 16,343,459      $ 14,361,366
Federal funds sold..........................................     2,982,000         1,030,000
                                                              ------------      ------------
    Total cash and cash equivalents.........................    19,325,459        15,391,366
Interest bearing deposits in other banks....................       426,766           350,128
Securities held to maturity (market value $39,275,715 in
  1996 and $57,660,405 in 1995).............................    38,920,273        56,561,646
Securities available for sale (cost of $48,612,087 in 1996
  and $27,335,383 in 1995)..................................    48,696,412        27,462,764
Loans, net of unearned income ($405,263 in 1996; $327,450 in
  1995).....................................................   309,112,008       257,177,863
    Allowance for loan losses...............................    (4,488,958)       (3,588,489)
                                                              ------------      ------------
    Loans, net..............................................   304,623,050       253,589,374
Premises and equipment, net.................................     9,509,172         8,572,044
Other real estate owned.....................................       141,067           683,409
Other assets................................................     8,069,092         7,222,708
                                                              ------------      ------------
Total Assets................................................  $429,711,291      $369,833,439
                                                              ============      ============

            LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Demand..................................................  $ 37,858,889      $ 30,295,524
    Interest bearing transaction accounts...................    93,376,439        81,171,081
    Savings.................................................    39,445,821        41,751,256
    Time, $100,000 and over.................................    40,355,803        30,658,383
    Other time..............................................   173,966,334       151,726,502
                                                              ------------      ------------
    Total deposits..........................................   385,003,286       335,602,746
Borrowed funds..............................................     5,862,026                --
Other liabilities...........................................     3,844,123         3,107,714
                                                              ------------      ------------
Total Liabilities...........................................   394,709,435       338,710,460
Shareholders' Equity:
    Common stock, $2.50 par value; authorized -- 5,000,000
     shares; issued and outstanding -- 2,052,971 in 1996,
     and 1,632,458 shares in 1995...........................     5,132,428         4,081,145
    Additional paid in capital..............................    16,442,810        17,377,333
    Retained earnings.......................................    13,378,236         9,585,436
    Net unrealized gain on securities available for sale....        48,382            79,065
                                                              ------------      ------------
    Total Shareholders' Equity..............................    35,001,856        31,122,979
                                                              ------------      ------------
Commitments and Contingent Liabilities
Total Liabilities and Shareholders' Equity..................  $429,711,291      $369,833,439
                                                              ============      ============

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                               CONSOLIDATED STATEMENTS OF INCOME
                            FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                Carolina First BancShares, Inc. and Subsidiaries

                                                                 1996             1995             1994
                                                              -----------      -----------      -----------
INTEREST INCOME:
Interest and fees on loans..................................  $27,388,938      $23,279,164      $18,858,565
Interest and dividends on securities:
    Taxable income..........................................    4,440,219        3,870,017        3,716,990
    Non-taxable income......................................      588,209          714,716          748,785
Other interest income.......................................      259,980          313,327          129,231
                                                              -----------      -----------      -----------
    Total interest income...................................   32,677,346       28,177,224       23,453,571
INTEREST EXPENSE:
Interest on deposits........................................   14,145,984       12,670,832        9,731,281
Interest on borrowed funds..................................      293,662           46,214           43,088
                                                              -----------      -----------      -----------
    Total interest expense..................................   14,439,646       12,717,046        9,774,369
                                                              -----------      -----------      -----------
NET INTEREST INCOME.........................................   18,237,700       15,460,178       13,679,202
PROVISION FOR LOAN LOSSES...................................    1,178,925          710,200          667,303
                                                              -----------      -----------      -----------
NET CREDIT INCOME...........................................   17,058,775       14,749,978       13,011,899

OTHER INCOME:
Charges on deposit accounts.................................    2,116,069        1,676,264        1,538,019
Insurance commissions.......................................      532,444          811,811          907,953
Other service fees and commissions..........................      758,500          639,733          477,100
Mortgage banking commission income..........................      394,138          382,663          295,643
Securities gains (losses), net..............................      (10,482)           2,048          (33,180)
Other income................................................      656,530          661,847          592,003
                                                              -----------      -----------      -----------
    Total other income......................................    4,447,199        4,174,366        3,777,538

OPERATING EXPENSES:
Salaries and benefits.......................................    7,381,676        6,773,540        6,223,894
Occupancy and equipment.....................................    1,657,552        1,447,252        1,280,601
Federal and other insurance premiums........................      818,816          499,636          708,442
Office supplies.............................................      447,842          398,086          339,015
Data processing.............................................      384,597          389,495          381,231
Other expenses..............................................    3,449,265        3,132,551        2,938,429
                                                              -----------      -----------      -----------
    Total operating expenses................................   14,139,748       12,640,560       11,871,612
                                                              -----------      -----------      -----------
INCOME BEFORE INCOME TAXES..................................    7,366,226        6,283,784        4,917,825
INCOME TAXES................................................    2,687,927        2,154,051        1,547,951
                                                              -----------      -----------      -----------
NET INCOME..................................................  $ 4,678,299      $ 4,129,733      $ 3,369,874
                                                              ===========      ===========      ===========
EARNINGS PER SHARE
Net Income Per Common Share.................................  $      2.23      $      2.09      $      1.83
                                                              ===========      ===========      ===========

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
Carolina First BancShares, Inc. and Subsidiaries

                                                     COMMON STOCK        ADDITIONAL                      NET
                                                ----------------------     PAID-IN      RETAINED     UNREALIZED    SHAREHOLDERS'
                                                 SHARES       AMOUNT       CAPITAL      EARNINGS     GAIN/(LOSS)      EQUITY
                                                ---------   ----------   -----------   -----------   -----------   -------------
Balance, December 31, 1993....................  1,333,324   $3,333,310   $11,529,198   $ 6,752,537           --     $21,615,045
Effect of change in accounting principle......         --           --            --            --    $  61,466          61,466
5% Stock dividend.............................     65,535      163,838     1,146,863    (1,336,063)          --         (25,362)
Exercise of stock options.....................      5,311       13,277        20,537            --           --          33,814
Cash dividend ($.41 per share)................         --           --            --      (554,752)          --        (554,752)
Retirement of stock...........................     (5,454)     (13,635)      (82,263)           --           --         (95,898)
Dividend reinvestment plan....................      3,312        8,280        47,148            --           --          55,428
Change in unrealized gain on securities
  available for sale..........................         --           --            --            --     (570,777)       (570,777)
Net income....................................         --           --            --     3,369,874           --       3,369,874
                                                ---------   ----------   -----------   -----------    ---------     -----------
Balance, December 31, 1994....................  1,402,028    3,505,070    12,661,483     8,231,596     (509,311)     23,888,838
Issuance of stock in public offering..........    150,000      375,000     2,787,088            --           --       3,162,088
5% Stock dividend.............................     76,663      191,658     1,878,243    (2,100,323)          --         (30,422)
Exercise of stock options.....................      2,304        5,760        21,793            --           --          27,553
Cash dividend ($.45 per share)................         --           --            --      (617,835)          --        (617,835)
Retirement of stock...........................     (1,103)      (2,758)      (22,594)           --           --         (25,352)
Dividend reinvestment plan....................      2,566        6,415        51,320       (57,735)          --              --
Change in unrealized loss on securities
  available for sale..........................         --           --            --            --      588,376         588,376
Net income....................................         --           --            --     4,129,733           --       4,129,733
                                                ---------   ----------   -----------   -----------    ---------     -----------
Balance, December 31, 1995....................  1,632,458    4,081,145    17,377,333     9,585,436       79,065      31,122,979
5-for-4 stock split...........................    409,586    1,023,965    (1,049,260)           --           --         (25,295)
Exercise of stock options.....................      9,412       23,531        68,748            --           --          92,279
Cash dividend ($.43 per share)................         --           --            --      (885,499)          --        (885,499)
Retirement of stock...........................     (3,589)      (8,973)     (102,103)           --           --        (111,076)
Dividend reinvestment plan....................      5,104       12,760       148,092            --           --         160,852
Change in unrealized gain on securities
  available for sale..........................         --           --            --            --      (30,683)        (30,683)
Net income....................................         --           --            --     4,678,299           --       4,678,299
                                                ---------   ----------   -----------   -----------    ---------     -----------
Balance, December 31, 1996....................  2,052,971   $5,132,428   $16,442,810   $13,378,236    $  48,382     $35,001,856
                                                =========   ==========   ===========   ===========    =========     ===========

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                            FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                Carolina First BancShares, Inc. and Subsidiaries

                                                                  1996           1995           1994
                                                              ------------   ------------   ------------
OPERATING ACTIVITIES:
Net Income..................................................  $  4,678,299   $  4,129,733   $  3,369,874
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation and amortization...........................     1,017,442        863,267        776,038
    Accretion and amortization of securities discounts and
      premiums, net.........................................       230,389        264,877        408,456
    Provision for loan losses...............................     1,178,925        710,200        667,303
    Deferred taxes (benefit)................................      (634,148)      (345,186)      (395,463)
    Gains on sales of securities available for sale.........       (26,839)        (1,160)       (34,936)
    Losses on sales of securities available for sale........            --          1,006         68,903
    Gains on calls and maturities of securities held to
      maturity..............................................        (8,490)        (1,989)        (4,397)
    Losses on calls and maturities of securities held to
      maturity..............................................         2,131             95          3,165
    Gains on sales of equipment, net........................       (63,273)        (1,277)        (1,301)
    Gains on sales of real estate, net......................      (141,750)       (71,384)      (110,298)
    Increase in other assets................................      (244,529)          (509)    (1,625,947)
    Increase in other liabilities...........................       754,953      1,030,324        373,505
                                                              ------------   ------------   ------------
    Net cash provided by operating activities...............     6,743,110      6,577,997      3,494,902
                                                              ------------   ------------   ------------
INVESTING ACTIVITIES:
Proceeds from maturities of securities available for sale...     7,701,659      8,581,972      2,666,713
Proceeds from sales of securities available for sale........     6,586,841      1,009,785      4,511,950
Purchases of securities available for sale..................   (35,699,300)   (18,148,361)   (11,010,710)
Proceeds from calls and maturities of securities held to
  maturity..................................................    22,606,274     13,129,521     16,052,605
Purchases of securities held to maturity....................    (5,074,375)   (18,207,484)    (8,288,740)
Purchases and maturities of certificates of deposit, net....       (76,638)      (299,496)       693,000
Originations of loans, net..................................   (52,527,250)   (33,618,383)   (26,206,328)
Proceeds from sale of real estate...........................       999,241        506,874        728,267
Decrease in investment in joint ventures....................            --         28,307        163,254
Proceeds from sale of premises and equipment................       221,380         36,519          5,006
Capital expenditures........................................    (2,022,132)    (1,212,445)      (270,584)
                                                              ------------   ------------   ------------
    Net cash used in investing activities...................   (57,284,300)   (48,193,191)   (20,955,567)
                                                              ------------   ------------   ------------
FINANCING ACTIVITIES:
Increase (decrease) in time deposits........................    31,937,252     32,165,918       (957,736)
Net increase in other deposits..............................    17,463,288     10,815,552     15,680,511
Net increase in borrowed funds..............................     5,862,026             --             --
Repayment of notes payable..................................       (18,544)       (17,506)       (23,706)
Repurchase of stock.........................................      (111,076)       (25,352)       (95,898)
Payment of cash dividends and fractional shares.............      (910,794)      (648,257)      (580,114)
Issuance of stock...........................................       253,131      3,189,641         89,242
                                                              ------------   ------------   ------------
    Net cash provided by financing activities...............    54,475,283     45,479,996     14,112,299
                                                              ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     3,934,093      3,864,802     (3,348,366)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    15,391,366     11,526,564     14,874,930
                                                              ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 19,325,459   $ 15,391,366   $ 11,526,564
                                                              ============   ============   ============
Supplemental disclosures of cash flow information:
    Interest paid...........................................  $ 14,241,426   $ 12,353,527   $  9,774,369
    Income taxes paid.......................................     3,507,975      2,127,700      2,128,399
                                                              ============   ============   ============
Supplemental disclosure of noncash investing and financing
  activities:
    Effect of change in accounting principle (net of tax
      effect of $31,665)....................................            --             --   $     61,466
Effect on equity of change in unrealized gain (loss) on
  securities available for sale.............................  $    (30,683)       588,376       (570,777)
Assets transferred to other real estate.....................       314,649        231,820         51,963
Transferred from securities held to maturity to securities
  available for sale........................................            --             --      1,855,497

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
Carolina First BancShares, Inc. and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Carolina First BancShares, Inc. is a bank holding company, formed in June 1989, which owns all of the outstanding common stock of Lincoln Bank of North Carolina ("Lincoln Bank") and Cabarrus Bank of North Carolina ("Cabarrus Bank" and together with Lincoln Bank, the "Banks"). Lincoln Bank was organized as a state chartered commercial bank in May 1983 and operates in areas northwest of Charlotte, North Carolina with one office in southeast Charlotte. Cabarrus Bank was converted from a savings bank charter to a state commercial bank charter in October 1992 and operates in Cabarrus County. The principal business of the Banks includes retail and commercial banking and mortgage lending.

    Principles of Consolidation -- The consolidated financial statements include the accounts of Carolina First BancShares, Inc., Lincoln Bank, Cabarrus Bank and their subsidiaries (referred to herein collectively as the "Company"). All significant intercompany items and transactions have been eliminated in consolidation. Certain 1995 and 1994 amounts have been reclassified to conform with 1996 classifications. The reclassifications have no effect on shareholders' equity or net income as previously reported.

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

    As a member of the Federal Home Loan Bank of Atlanta (the "FHLB"), the Company is required to maintain an investment in the stock of the FHLB. This stock, which is classified in the other asset category at December 31, 1996, is carried at cost since it has no quoted market value.

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

    Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") and Statement of Financial Accounting Standards No. 118 ("SFAS No. 118"), "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Loans are determined to be impaired when it is probable that all amounts due according to the contractual terms of the agreement will not be collected as scheduled in the agreement taking into account the value of collateral securing the extension of credit. Under SFAS No. 114, the allowance for loan losses for all years after 1994 relating to

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1996
                                Carolina First BancShares, Inc. and Subsidiaries

loans that are determined to be impaired is based on discounted cash flows using the loan's initial effective interest rate and the fair value of the collateral for certain collateral dependent loans. The Bank previously measured loan impairment in a method generally comparable to the methods prescribed in SFAS No. 114. Accordingly, no additional provisions for loan losses were required as a result of the adoption of SFAS No. 114.

    Nonaccrual Loans -- Generally, a loan (including a loan impaired under SFAS No. 114) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has doubts about further collectibility of principal or interest even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

    Premises and Equipment -- Premises and equipment are stated at cost less accumulated depreciation. Additions and major replacements or betterments which extend the useful lives of premises and equipment are capitalized. Maintenance, repairs and minor improvements are expensed as incurred. Depreciation of buildings and improvements is computed on the straight-line method over 15 years. Depreciation of furniture, fixtures and equipment is computed on the straight-line method over periods that approximate the estimated useful lives of the assets. Accelerated depreciation methods are used for tax purposes. Gains and losses on dispositions of premises and equipment are reflected in income.

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

    Earnings Per Share -- Earnings per share are calculated on the basis of the weighted average number shares and common stock equivalents outstanding. The weighted average number of shares for each year presented have been retroactively adjusted for the five-for-four stock split in 1996, and the 5% stock dividend in 1995 and 1994. Fully diluted per share amounts are not presented since the differences are not significant.

    Financial Instruments -- Financial instruments are valued in accordance with SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of the estimated fair values of the Company's financial instruments. Such instruments include investment securities (see note 2), loans (see note 3), and deposit accounts (see note 6). Fair value estimates, methods, and assumptions for each of these instruments are set forth in their respective footnotes.

    The carrying amounts for cash, overnight federal funds sold and interest bearing deposits in other banks approximate fair value because they mature in less than 90 days and do not present unanticipated credit concerns. The carrying amounts for borrowed funds also approximate fair value because of the daily maturity of most of these items.

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

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1996
Carolina First BancShares, Inc. and Subsidiaries

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

    Stock Options -- SFAS No. 123 requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income or the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements in accordance with APB 25. The Company will continue such accounting under the provisions of APB 25.

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

    Income Taxes -- Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." According to SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to a taxable income in the years in which those temporary differences are expected to be recovered in income in the period that includes the enactment date. The Company files consolidated Federal income tax returns.

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1996
                                Carolina First BancShares, Inc. and Subsidiaries

2. SECURITIES

    As discussed in note 1, the Company adopted SFAS No. 115 as of January 1, 1994 and transferred debt and equity securities at that time to the available for sale category. Amortized cost, market values and unrealized gains and losses of securities as of December 31, 1996 and 1995 are summarized as follows:

                                                               AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                     DECEMBER 31, 1996                           COST          GAINS         LOSSES         VALUE
                     -----------------                        -----------    ----------    ----------    -----------
HELD TO MATURITY
    U.S. Treasury securities................................  $12,088,819   $   55,044     $ (32,148)    $12,111,715
    U.S. government agencies................................    9,880,637       64,329       (13,620)      9,931,346
    Mortgage-backed securities..............................    9,171,725       53,825       (82,086)      9,143,464
    State and political subdivisions........................    7,779,092      310,503          (405)      8,089,190
                                                              -----------   ----------     ---------     -----------
        Total...............................................  $38,920,273   $  483,701     $(128,259)    $39,275,715
                                                              ===========   ==========     =========     ===========

AVAILABLE FOR SALE
    U.S. Treasury securities................................  $18,484,978   $   31,190     $ (30,037)    $18,486,131
    U.S. government agencies................................   27,919,073       49,353      (110,947)     27,857,479
    Mortgage-backed securities..............................      976,067       29,148            --       1,005,215
    Mutual funds and marketable equity securities...........    1,231,969      168,655       (53,837)      1,346,787
                                                              -----------   ----------     ---------     -----------
        Total...............................................  $48,612,087   $  278,346     $(194,821)    $48,695,612
                                                              ===========   ==========     =========     ===========

DECEMBER 31, 1995
HELD TO MATURITY
    U.S. Treasury securities................................  $15,102,308   $  171,731     $  (6,609)    $15,267,430
    U.S. government agencies................................   19,646,292      289,756        (6,932)     19,929,116
    Mortgage-backed securities..............................   11,683,322      121,821       (24,517)     11,780,626
    State and political subdivisions........................   10,129,724      553,590           (81)     10,683,233
                                                              -----------   ----------     ---------     -----------
        Total...............................................  $56,561,646   $1,136,898     $ (38,139)    $57,660,405
                                                              ===========   ==========     =========     ===========

AVAILABLE FOR SALE
    U.S. Treasury securities................................  $17,113,732   $   62,806     $ (49,298)    $17,127,240
    U.S. government agencies................................    5,499,540       22,088        (2,963)      5,518,665
    Mortgage-backed securities..............................    1,182,048       35,873            --       1,217,921
    State and political subdivisions........................    2,500,000           --            --       2,500,000
  Mutual funds and marketable equity securities.............    1,040,063      107,279       (48,404)      1,098,938
                                                              -----------   ----------     ---------     -----------
        Total...............................................  $27,335,383   $  228,046     $(100,665)    $27,462,764
                                                              ===========   ==========     =========     ===========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1996
Carolina First BancShares, Inc. and Subsidiaries

    Amortized cost and market values of securities at December 31, 1996, by maturity, are shown below.

                                                                  HELD TO MATURITY               AVAILABLE FOR SALE
                                                             --------------------------      --------------------------
                                                              AMORTIZED       MARKET          AMORTIZED       MARKET
                                                                COST           VALUE            COST           VALUE
                                                             -----------    -----------      -----------    -----------
Due within one year........................................  $ 7,878,644    $ 7,942,492      $25,334,145    $25,321,890
Due after one year but within 5 years......................   21,937,576     22,151,948       21,069,906     21,022,520
Due after 5 years but within 10 years......................    4,332,229      4,439,122               --             --
Due after 10 years.........................................    4,771,824      4,742,153          976,067      1,005,215
Mutual funds and marketable equity securities..............           --             --        1,231,969      1,346,787
                                                             -----------    -----------      -----------    -----------
        Total..............................................  $38,920,273    $39,275,715      $48,612,087    $48,696,412
                                                             ===========    ===========      ===========    ===========

    Investment securities with an amortized cost of $21,335,810 at December 31, 1996 were pledged to secure public deposits and for other purposes required or permitted by law.

    Included in other assets is an investment in the common stock of First Gaston Bank of North Carolina with a carrying amount of approximately $1,128,000 at December 31, 1996. Although the investment only represents an approximate 17% interest in the bank, the Company accounts for the investment under the equity method as the Company has committed to serve as a source of strength, as defined by the Federal Reserve, for First Gaston Bank; has representation on the bank's board of directors; and provides certain operational functions to the bank. Under the equity method, the Company adjusts the carrying value of the investment for its portion of the bank's earnings or losses. Also included in other assets is an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") of $1,082,100 at December 31, 1996 and 1995 that is pledged as collateral for advances from the FHLB. No ready market exists for the stock, which is carried at cost.

3. LOANS

    Major classifications of loans as of December 31, 1996 and 1995 are as follows:

                                                                  1996              1995
                                                              ------------      ------------
Commercial..................................................  $ 43,121,946      $ 33,082,877
Real estate:
    Construction............................................    25,589,843        20,873,525
    Mortgage................................................   197,898,770       170,000,535
Consumer....................................................    39,047,715        30,259,379
Other.......................................................     3,453,734         2,961,547
                                                              ------------      ------------
            Total loans.....................................   309,112,008       257,177,863
Allowance for loan losses...................................    (4,488,958)       (3,588,489)
                                                              ------------      ------------
            Total loans, net................................  $304,623,050      $253,589,374
                                                              ============      ============

    Included in mortgage real estate loans at December 31, 1996 are approximately $106,270,000 in 1-4 family residential loans.

    Certain officers and directors, and companies in which they have 10% or more beneficial ownership, were indebted to the Banks in the aggregate amount of $2,388,465 and $1,982,531 at December 31, 1996 and 1995, respectively. During 1996, additions to such loans were $1,870,526 and repayments totaled $1,464,592. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.

    Loans past due 90 days or more and still accruing interest totaled $42,759 for December 31, 1996 and $21,814 for December 31, 1995, while nonaccrual loans as of December 31, 1996 and 1995 were $576,191 and $790,359 respectively. Nonaccrual loans at December 31, 1996 consist of 46 loans, the largest of which had a balance of $49,780. Management considers collateral on nonaccrual loans to be adequate to avoid any significant losses on the loans, exclusive of allowance for loan losses. Additional interest of $11,983 and $8,834 would have been

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1996
                                Carolina First BancShares, Inc. and Subsidiaries

earned in 1996 and 1995, respectively, if the nonaccrual loans as of each year end had been earning throughout each year. Income of $40,819 and $39,457 was recognized on these loans during 1996 and 1995, respectively.

    The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The estimated fair market value of loans outstanding is approximately $309,811,000 and $256,231,000 at December 31, 1996 and 1995, respectively.

4. ALLOWANCE FOR LOAN LOSSES

    Changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                                 1996          1995          1994
                                                              ----------    ----------    ----------
Balance at beginning of year................................  $3,588,489    $3,158,168    $2,580,004
Charge-offs.................................................    (369,549)     (390,392)     (163,347)
Recoveries..................................................      91,093       110,513        74,208
                                                              ----------    ----------    ----------
Net charge-offs.............................................    (278,456)     (279,879)      (89,139)
                                                              ----------    ----------    ----------
Provision for loan losses...................................   1,178,925       710,200       667,303
                                                              ----------    ----------    ----------
Balance at end of year......................................  $4,488,958    $3,588,489    $3,158,168
                                                              ==========    ==========    ==========

    At December 31, 1996, the recorded investment in loans that are considered to be impaired under Statement 114 was $713,963 (of which $576,191 were on a nonaccrual basis). Included in this amount is $105,189 of impaired loans for which the related allowance for credit losses is $29,962. The amount of interest income recognized on impaired loans during the year was not material.

5. PREMISES AND EQUIPMENT

    Major classifications of these assets as of December 31, 1996 and 1995 are as follows:

                                                                 1996             1995
                                                              -----------      -----------
Land........................................................  $ 2,968,275      $ 2,419,093
Buildings and improvements..................................    6,248,774        5,787,652
Furniture, fixtures and equipment...........................    4,703,963        3,902,969
                                                              -----------      -----------
Total cost..................................................  $13,921,012      $12,109,714
Accumulated depreciation....................................    4,411,840        3,537,670
                                                              -----------      -----------
Carrying value..............................................  $ 9,509,172      $ 8,572,044
                                                              ===========      ===========

6. LIABILITIES

    The fair value of noninterest-bearing demand deposits and NOW, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities. The estimated fair market value of deposits is approximately $386,920,000 and $336,557,000 at December 31, 1996 and 1995, respectively.

    Time deposits maturing in each of the five years subsequent to December 31, 1996 are as follows: 1997, $172,940,000; 1998, $30,751,000; 1999, $8,415,000;
2000, $1,590,000; 2001, $447,000; and subsequent years, $180,000.

    Borrowed funds primarily consist of FHLB advances and repurchase agreements of $2,000,000 and $3,862,026, respectively. FHLB advances mature January 31, 1997 and have a rate of 5.93% and repurchase agreements mature daily and on December 31, 1996 the rate was 4.46% for balances less than or equal to $250,000 and 4.96% for balances greater than $250,000.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1996
Carolina First BancShares, Inc. and Subsidiaries

7. INCOME TAXES

    Income tax expense consists of:

                                                               CURRENT        DEFERRED         TOTAL
                                                              ----------      ---------      ----------
Year ended December 31, 1996
    Federal.................................................  $2,887,925      $(547,874)     $2,340,051
    State...................................................     434,150        (86,274)        347,876
                                                              ----------      ---------      ----------
        Total...............................................  $3,322,075      $(634,148)     $2,687,927
                                                              ==========      =========      ==========
Year ended December 31, 1995
    Federal.................................................  $2,182,056      $(256,693)     $1,925,363
    State...................................................     317,181        (88,493)        228,688
                                                              ----------      ---------      ----------
        Total...............................................  $2,499,237      $(345,186)     $2,154,051
                                                              ==========      =========      ==========
Year ended December 31, 1994
    Federal.................................................  $1,749,009      $(287,833)     $1,461,176
    State...................................................     194,405       (107,630)         86,775
                                                              ----------      ---------      ----------
        Total...............................................  $1,943,414      $(395,463)     $1,547,951
                                                              ==========      =========      ==========

    A reconciliation of total income tax expense for the years ended December 31, to the amount of tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34 percent follows:

                                                                 1996          1995          1994
                                                              ----------    ----------    ----------
Tax provision at statutory rate.............................  $2,559,641    $2,136,487    $1,672,060
Increase (reduction) in income taxes resulting from:
    Tax-exempt interest income..............................    (203,354)     (210,500)     (225,591)
    Change in the beginning-of-the-year balance of the
      valuation allowance for deferred tax assets allocated
      to income tax expense.................................      38,030        20,676       (64,524)
    State income taxes, net of federal tax benefit..........     229,598       150,934        57,272
    Other...................................................      64,012        56,454       108,734
                                                              ----------    ----------    ----------
        Total income taxes..................................  $2,687,927    $2,154,051    $1,547,951
                                                              ==========    ==========    ==========

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1996
                                Carolina First BancShares, Inc. and Subsidiaries

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and (liabilities) at December 31, 1996 and 1995, respectively, are presented below:

                                                                 1996            1995
                                                              ----------      ----------
Deferred tax assets:
    Loan loss reserves......................................  $1,544,446      $1,217,432
    Foreclosed property, tax basis in excess of financial
     reporting amount.......................................      85,471         108,632
    Accrued expenses, deductible when paid..................     506,082         235,102
    Other...................................................     102,574         131,001
                                                              ----------      ----------
        Total gross deferred tax assets.....................   2,238,573       1,692,167
        Less valuation allowance............................     (63,016)        (29,699)
                                                              ----------      ----------
        Net deferred tax assets.............................   2,175,557       1,662,468
                                                              ----------      ----------
Deferred tax (liabilities):
    Bad debt reserve recapture, tax accounting adjustment...    (116,652)       (234,294)
    Financial reporting stock basis in excess of tax
     basis..................................................    (178,235)       (178,990)
    Depreciable basis of fixed assets.......................    (141,262)       (238,464)
    Deductible expenses for tax in excess of financial
     reporting..............................................     (71,576)        (50,696)
    Unrealized gain on securities available for sale........     (53,740)        (51,942)
    Other...................................................    (138,695)        (69,748)
                                                              ----------      ----------
        Total gross deferred tax liability..................    (700,160)       (824,134)
                                                              ----------      ----------
        Net deferred tax asset included in other assets.....  $1,475,397      $  838,334
                                                              ==========      ==========

    The net change in the total valuation allowance for deferred tax assets for the year ended December 31, 1996 was an increase of $33,317. A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. The related current period deferred tax benefit of $2,915, which is net of a decrease of $4,713 to the valuation allowance, has been recorded directly to shareholders' equity. The balance of the change in the net deferred tax asset results from the current period deferred tax benefit of $634,148. It is management's contention that realization of the net deferred tax asset is more likely than not, based upon the Company's history of taxable income and estimates of future taxable income. The valuation allowance primarily relates to certain temporary differences for state income tax purposes.

8. STOCK BASED COMPENSATION

    In 1990, the Board of Directors of the Company adopted the Carolina First BancShares, Inc. 1990 Stock Option and Stock Appreciation Rights Plan (the "1990 Plan"), and certain amendments to the 1990 Plan were approved in 1991 (collectively "the Plan"). In January 1991, stock appreciation rights were granted in accordance with the 1990 Plan. These rights were granted at market value on the date of the grant and 20% of each grant becomes exercisable on each anniversary of the date of the grant and expires five years after they become exercisable. Stock appreciation rights totaling 41,783 have been granted and all have a measurement price of $9.42. The expense related to these rights is included in compensation expense and for the years ended December 31, 1996, 1995 and 1994 were $504,000, $290,000 and $140,000, respectively.

    Since the inception of the Plan, options to purchase shares of Company common stock have been granted to key employees of the Company and 43,140 such options are still available. The Plan provides that options are granted at market value on the date of the grant and 20% of each grant becomes exercisable on each anniversary of the date of the grant. All currently outstanding options have been granted for a ten-year term or until the recipient leaves the Company's employment. A summary of all stock option activity for 1996 and the status at December 31, 1996 follows. All share and per share amounts give retroactive effect to stock dividends declared by the Company.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1996
Carolina First BancShares, Inc. and Subsidiaries

Employee Stock Option Plan:

                                                                OUTSTANDING OPTIONS        EXERCISABLE OPTIONS
                                                              -----------------------    -----------------------
                                                                           AVERAGE                    AVERAGE
                                                              SHARES     OPTION PRICE    SHARES     OPTION PRICE
                                                              -------    ------------    -------    ------------
Balance, December 31, 1993..................................  102,284       $ 8.81        41,564       $7.99
Additional Options Granted..................................    4,893        12.64            --          --
Became Exercisable..........................................       --           --        16,462        9.43
Less:
  Exercised.................................................   (6,971)        4.65        (7,282)       4.65
  Forfeited.................................................   (1,407)        9.23            --          --
                                                              -------       ------       -------       -----
Balance, December 31, 1994..................................   98,799         9.33        50,744        8.93
Additional Options Granted..................................    1,313        19.81            --          --
Became Exercisable..........................................       --           --        16,565        9.55
Less:
  Exercised.................................................   (3,024)        9.11        (3,024)       9.11
  Forfeited.................................................   (2,413)       13.63            --          --
                                                              -------       ------       -------       -----
Balance, December 31, 1995..................................   94,675         9.38        64,285        9.09
Additional Options Granted..................................   22,062        25.08            --          --
Became Exercisable..........................................       --           --        10,685        9.44
Less:
  Exercised.................................................  (11,072)        8.33       (11,072)       8.33
  Forfeited.................................................   (2,304)       18.14            --          --
                                                              -------       ------       -------       -----
Balance, December 31, 1996..................................  103,361       $12.65        63,898       $9.28
                                                              =======       ======       =======       =====

    The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                OPTIONS OUTSTANDING
                 -------------------------------------------------
                   NUMBER      WEIGHTED-AVERAGE
   RANGE OF      OUTSTANDING      REMAINING       WEIGHTED-AVERAGE
EXERCISE PRICES  AT 12/31/96   CONTRACTUAL LIFE    EXERCISE PRICE
---------------  -----------   ----------------   ----------------
  Less than $10     77,071           4.77               $ 9
       11 to 15      3,850           6.98                11
       16 to 20      1,313           8.90                20
       21 to 32     21,127           9.31                25
---------------    -------
       $1 to 32    103,361
===============    =======

    On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires either the (i) fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans, or (ii) impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"). The Company will continue such accounting under the provisions of APB 25. The pro forma effect in 1996 to net income per common share was approximately three percent and, accordingly, additional information is not considered material.

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1996
                                Carolina First BancShares, Inc. and Subsidiaries

9. BENEFIT PLANS

    The Company sponsors a noncontributory profit-sharing plan which provides for participation by substantially all employees. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code. The plan provides for employee contributions up to 15% of the participant's annual salary and an employer contribution of 50% matching of the employee contribution up to 6% of the participant's salary. Contributions to the plan for the years ended December 31, 1996, 1995 and 1994 were $594,000, $517,000 and $455,620, respectively.

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

    The Company does not provide benefits contemplated by Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post retirement Benefits Other Than Pensions."

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

    The primary source of funds for the payment of dividends by the Company is dividends received from the Banks. The Banks, as North Carolina banking corporations, may pay dividends only out of retained earnings as determined pursuant to North Carolina General Statutes. As of December 31, 1996, the Banks had combined retained earnings of approximately $22,022,000 all of which is available to be paid as dividends without prior regulatory approval provided the Banks maintain adequate capital.

    The Company is required by federal regulations to maintain various ratios of capital to assets. Failure to meet the minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

    As of December 31, 1996, the most recent notification from the FDIC categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1996
Carolina First BancShares, Inc. and Subsidiaries

    The table below also presents the actual capital amounts and ratios for the Company, Lincoln Bank, and Cabarrus Bank as computed for regulatory purposes.

                                                                                   MINIMUM
                                                                                REQUIRED FOR           MINIMUM REQUIRED BY
                                                                             REGULATORY CAPITAL         REGULATORS TO BE
                                                          ACTUAL              ADEQUACY PURPOSES         WELL CAPITALIZED
                                                   --------------------     ---------------------     ---------------------
                                                     AMOUNT       RATIO        AMOUNT       RATIO        AMOUNT       RATIO
                                                   -----------    -----     ------------    -----     ------------    -----
AS OF DECEMBER 31, 1996:
Total Capital (to Risk Weighted Assets)
    Consolidated.................................  $38,393,000    12.9%     >$23,815,000    >8.0%
                                                                            -               -
    Lincoln Bank.................................  $28,341,000    12.2%     >$18,526,000    >8.0%     >$23,158,000    >10.0%
                                                                            -               -         -               -
    Cabarrus Bank................................  $ 8,211,000    11.4%     >$ 5,758,000    >8.0%     >$ 7,197,000    >10.0%
                                                                            -               -         -               -
Tier I Capital (to Risk Weighted Assets)
    Consolidated.................................  $34,662,000    11.6%     >$11,908,000    >4.0%
                                                                            -               -
    Lincoln Bank.................................  $25,442,000    11.0%     >$ 9,263,000    >4.0%     >$13,895,000     >6.0%
                                                                            -               -         -                -
    Cabarrus Bank................................  $ 7,307,000    10.2%     >$ 2,879,000    >4.0%     >$ 4,318,000     >6.0%
                                                                            -               -         -                -
Tier I Capital (to Average Assets)

    Consolidated.................................  $34,662,000     8.7%     >$16,828,000    >4.0%
                                                                            -               -
    Lincoln Bank.................................  $25,442,000     8.1%     >$12,607,000    >4.0%     >$15,759,000     >5.0%
                                                                            -               -         -                -
    Cabarrus Bank................................  $ 7,307,000     6.9%     >$ 4,227,000    >4.0%     >$ 5,284,000     >5.0%
                                                                            -               -         -                -
AS OF DECEMBER 31, 1995:
Total Capital (to Risk Weighted Assets)
    Consolidated.................................  $34,155,000    13.9%     >$19,717,000    >8.0%
                                                                            -               -
    Lincoln Bank.................................  $22,677,000    11.8%     >$15,343,000    >8.0%     >$19,178,000    >10.0%
                                                                            -               -         -               -
    Cabarrus Bank................................  $ 7,964,000    10.6%     >$ 6,032,000    >8.0%     >$ 7,540,000    >10.0%
                                                                            -               -         -               -
Tier I Capital (to Risk Weighted Assets)
    Consolidated.................................  $31,069,000    12.6%     >$ 9,858,000    >4.0%
                                                                            -               -
    Lincoln Bank.................................  $20,281,000    10.6%     >$ 7,671,000    >4.0%     >$11,507,000     >6.0%
                                                                            -               -         -                -
    Cabarrus Bank................................  $ 6,952,000     9.2%     >$ 3,016,000    >4.0%     >$ 4,524,000     >6.0%
                                                                            -               -         -                -
Tier I Capital (to Average Assets)
    Consolidated.................................  $31,069,000     9.3%     >$13,392,000    >4.0%
                                                                            -               -
    Lincoln Bank.................................  $20,281,000     7.9%     >$10,327,000    >4.0%     >$12,909,000     >5.0%
                                                                            -               -         -                -
    Cabarrus Bank................................  $ 6,952,000     7.5%     >$ 3,710,000    >4.0%     >$ 4,637,000     >5.0%
                                                                            -               -         -                -

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1996
                                Carolina First BancShares, Inc. and Subsidiaries

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

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                 1996             1995
                                                              -----------      -----------
Commitments for additional loans............................  $73,677,000      $50,298,000
Standby letters of credit...................................    1,090,000          876,000
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

    Minimum operating lease payments due in each of the five years subsequent to December 31, 1996 are as follows: 1997, $242,000; 1998, $254,000; 1999,
$255,000; 2000, $248,000; 2001, $215,000; and subsequent years, $692,000. Rental expense for all operating leases for the three years ended December 31, was $251,000, 1996; $247,000, 1995; $262,000, 1994.

    Cabarrus Bank has agreed to acquire approximately $30 million in deposits in the communities of Mount Pleasant and Kannapolis and Lincoln Bank has agreed to acquire approximately $10 million in deposits in the community of Lake Lure. Although definitive agreements have been signed, these acquisitions are subject to regulatory approval and the anticipated deposit amounts are an approximation based on deposits at the time the definitive agreement was signed. These acquisitions are expected to be completed during the second quarter of 1997.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1996
Carolina First BancShares, Inc. and Subsidiaries

12. CONDENSED BALANCE SHEET

                                                                     December 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
CONDENSED BALANCE SHEET
Assets:
    Cash on deposit with subsidiary banks...................  $   502,164    $ 1,866,401
    Investment in subsidiary banks..........................   32,967,141     27,331,641
    Other investments.......................................    1,015,617        646,092
    Other assets............................................    1,849,808      1,859,038
                                                              -----------    -----------
        Total...............................................  $36,334,730    $31,703,172
                                                              ===========    ===========
Liabilities.................................................  $ 1,332,874    $   580,193
Shareholders' equity........................................   35,001,856     31,122,979
                                                              -----------    -----------
        Total...............................................  $36,334,730    $31,703,172
                                                              ===========    ===========

                                                                        Years ended December 31,
                                                              ---------------------------------------------
                                                                 1996             1995             1994
                                                              -----------      -----------      -----------
CONDENSED RESULTS OF OPERATIONS
Equity in earnings of subsidiary Banks:
    Dividends...............................................  $        --      $   154,272      $ 1,929,752
    Undistributed...........................................    5,707,517        4,422,452        1,547,559
Other income (expense), net.................................   (1,029,218)        (446,991)        (107,437)
                                                              -----------      -----------      -----------
Net income..................................................  $ 4,678,299      $ 4,129,733      $ 3,369,874
                                                              ===========      ===========      ===========
CONDENSED CASH FLOW
Cash flows from operating activities:
    Net income..............................................  $ 4,678,299      $ 4,129,733      $ 3,369,874
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
    Equity in undistributed earnings of subsidiary banks....   (5,707,517)      (4,422,452)      (1,547,559)
    Decrease in other assets................................      (12,961)        (464,584)      (1,386,678)
    Increase in liabilities.................................      752,681          369,169          158,024
                                                              -----------      -----------      -----------
Net cash provided by (used in) operating activities.........     (289,498)        (388,134)         593,661
                                                              -----------      -----------      -----------
Cash flows from investing activities:
    Purchases of investments................................     (306,000)        (271,779)              --
                                                              -----------      -----------      -----------
Net cash used in investing activities.......................     (306,000)        (271,779)              --
                                                              -----------      -----------      -----------
Cash flows from financing activities:
    Proceeds from issuance of common stock..................      253,131        3,189,641           89,242
    Dividends and fractional shares paid....................     (910,794)        (648,257)        (580,114)
    Other, net..............................................     (111,076)         (25,352)         (95,898)
                                                              -----------      -----------      -----------
Net cash provided by (used in) financing activities.........     (768,739)       2,516,032         (586,770)
                                                              -----------      -----------      -----------
Net increase (decrease) in cash.............................   (1,364,237)       1,856,119            6,891
Cash at beginning of year...................................    1,866,401           10,282            3,391
                                                              -----------      -----------      -----------
Cash at end of year.........................................  $   502,164      $ 1,866,401      $    10,282
                                                              ===========      ===========      ===========

--------------------------------------------------------------------------------

                            [Mission Statement CRC]

--------------------------------------------------------------------------------
OFFICERS
Carolina First BancShares, Inc. and Subsidiaries

CAROLINA FIRST BANCSHARES, INC.

D. MARK BOYD, III
  Chairman and Chief Executive Officer

JAMES E. BURT, III
  President

JAN H. HOLLAR
  Vice President, Secretary and Treasurer

JAMES A. ATKINSON, III
  Vice President, Auditor

JOY G. KEEVER
  Vice President, Human Resources

JAMES H. MAUNEY, II
  Vice President, Loan Administration

CABARRUS BANK OF NORTH CAROLINA

RONALD D. SMITH
  President and Chief Executive Officer

JAN H. HOLLAR
  Senior Vice President

GARY L. BUNN
  Vice President

THOMAS M. MORTON, JR.
  Vice President

SHAROYN A. BURROUGHS
  Assistant Vice President

R. KEITH CHALMERS
  Assistant Vice President

DIANE L. TALBERT
  Assistant Vice President

MELISSA H. VOGLER
  Assistant Vice President and Assistant Secretary

PAUL R. ROWE
  Loan Officer

TAMMY D. RORIE
  Branch Sales Manager

ROBERT K. LUKACH
  Security Officer

LINCOLN BANK OF NORTH CAROLINA

JAMES E. BURT, III
  President and Chief Executive Officer

JAMES R. BEAM
  Executive Vice President and Assistant Secretary

STEPHEN S. ROBINSON
  Executive Vice President

GUY E. CLINE, III
  Senior Vice President, Lending and Investments

CARROLL G. HEAVNER
  Senior Vice President and Secretary

JAN H. HOLLAR
  Senior Vice President and Chief Financial Officer

B. LANE HOLMES
  Senior Vice President, Operations

JOSEPH M. ARUNDELL
  Vice President, Marketing

GEORGE E. COLLINS, JR.
  Vice President, Trust Services

THOMAS C. DUTTON
  Vice President

J. LOUIS FLETCHER
  Vice President, Business Development

JOY G. KEEVER
  Vice President, Human Resources

ROBERT K. LUKACH
  Vice President, Security Officer and Cashier

TIMOTHY J. REILLY
  Vice President, Charlotte City Executive

PATSY D. BLACK
  Assistant Vice President

C. TOMMY DAVIS
  Assistant Vice President

RANDALL E. FORD
  Assistant Vice President

HAROLD A HOWARD, JR.
  Assistant Vice President

GERALD E. HUFFMAN
  Assistant Vice President

ELEANOR H. MCINTIRE
  Assistant Vice President

DARRELL O. MELTON
  Assistant Vice President

BEN D. ROUTH, SR.
  Assistant Vice President

BETTY B. SETZER
  Assistant Vice President

DOUGLAS E. WILLIAMS
  Assistant Vice President

MARTHA O. BENFIELD
  Banking Officer

GLENDA W. NOLES
  Banking Officer

H.D. REID
  Banking Officer

--------------------------------------------------------------------------------
                                                                    SUBSIDIARIES
                                Carolina First BancShares, Inc. and Subsidiaries

CAROLINA FIRST FINANCIAL
SERVICES CORPORATION

OFFICERS

WALTER H. JONES, JR.
  President

STEPHEN S. ROBINSON
  Executive Vice President

JAN H. HOLLAR
  Treasurer

MARK W. GUSTAFSON
  Secretary

CAROLINA FIRST MORTGAGE CORP.

OFFICERS

JAMES E. BURT, III
  President

JANE D. PEELER
  Vice President and Manager

JAN H. HOLLAR
  Treasurer

CABARRUS BANK

LOCATIONS    CONCORD
             Main Office                     71 McCachern Blvd.                 782-1193
             Copperfield Office              271 Copperfield Blvd.              786-1195
             In-Store Branch                 545 Hwy 29 North                   788-9336
             (Super Kmart Center)

             KANNAPOLIS
             Kannapolis Office               725 South Loop Road                933-1193

LINCOLN BANK

LOCATIONS    LINCOLNTON
             Main Office                     402 East Main Street               732-2222
             Boger City Office               2586 East Main Street              732-3333
             Lincoln Center Office           479 North Generals Blvd.           732-4040
             Drive-In Office                 502 East Main Street               732-6080

             DENVER
             Denver Office                   Hwy. 16 & Hwy. 150                 483-9723
             Triangle Office                 Hwy. 16 & State Road 1387          483-2222

             MOORESVILLE
             Mooresville Office              329 North Main Street              664-4488
             Port Village Office             Hwy. 150 & I-77                    664-4499

             CORNELIUS
             Cornelius Office                Hwy. 73 & I-77                     892-5553

             HUNTERSVILLE
             Huntersville Office             500 Gilead Road                    875-1500

             CHARLOTTE
             SouthPark Office                4500 Cameron Valley Pky.           365-2880
             Sunset Road                     5330 Sunset Road                   598-2540

             TROUTMAN
             Troutman Office                 205 North Main Street              528-0760

--------------------------------------------------------------------------------
DIRECTORS
Carolina First BancShares, Inc. and Subsidiaries

CAROLINA FIRST BANCSHARES, INC.

CHAIRMAN

D. MARK BOYD, III
  President, Times Oil Corporation

JOHN R. BOGER, JR.
  Attorney, Williams, Boger, Grady, Davis & Tuttle, P.A.

JAMES E. BURT, III
  President, Carolina First BancShares, Inc.

SAMUEL C. KING, JR.
  President, Kings Office Supply, Inc.

HARRY D. RITCHIE
  Co-Owner Ritchie Bros. Dairy Farm

L.D. WARLICK, JR.
  President, Warlick Funeral Home, Inc.

ESTUS B. WHITE
  Retired Clerk, Cabarrus County Superior Court

PHIL W. WIDENHOUSE -- ADVISORY
  Retired Executive Vice President, The Concord Telephone Co.

CABARRUS BANK OF NORTH CAROLINA

CHAIRMAN

JOHN R. BOGER, JR.
  Attorney, Williams, Boger, Grady, Davis & Tuttle, P.A.

J. THOMPSON BROWN, JR.
  President, Brown Utility Co.

JAMES E. BURT, III
  President, Carolina First BancShares, Inc.

CYNTHIA M. CHILDRESS
  President, Ben Mynatt Pontiac-Buick-GMC Truck, Inc.

JOHN H. MORRISON, JR.
  Chairman of the Board and Secretary, E.L. Morrison Lumber Co., Inc.

F.A. RANKIN, III
  Vice President, Concord Engineering & Survey, Inc.

RONALD D. SMITH
  President, Cabarrus Bank

DR. EDWARD B. TYSON
  Superintendent, Kannapolis City Schools

ESTUS B. WHITE
  Retired Clerk, Cabarrus County Superior Court

BACHMAN S. BROWN, JR. -- ADVISORY
  Attorney, Alexander & Brown

PHIL W. WIDENHOUSE -- ADVISORY
  Retired Executive Vice President, The Concord Telephone Co.

LINCOLN BANK OF NORTH CAROLINA

CHAIRMAN

D. MARK BOYD, III
  President, Times Oil Corporation

VICE CHAIRMAN

SAMUEL C. KING, JR.
  President, Kings Office Supply, Inc.

JAMES R. BEAM
  Executive Vice President and Assistant Secretary

JAMES E. BURT, III
  President, Lincoln Bank

SARA K. HAIRE
  Secretary and Treasurer, Pless Haire Insurance Agency, Inc.

DOUGLAS S. HOWARD
  Manager, Denver Equipment

DONALD J. HOWIE
  Vice President, Hipp Construction

WALTER H. JONES, JR.
  Attorney, Homesley, Jones, Gaines & Homesley

DAVID E. KEEVER
  Co-Owner, Lincoln Drugs, Inc.

WILLIAM M. LENTZ, JR.
  President, Lincoln Food Systems, Inc.

JAMES A. MUNDY
  Retired Principal, Rock Springs School

HARRY D. RITCHIE
  Co-Owner, Ritchie Bros. Dairy Farm

STEPHEN S. ROBINSON
  Executive Vice President, Lincoln Bank

L.D. WARLICK, JR.
  President, Warlick Funeral Home, Inc.

DAVID A. WILSON, DVM
  Owner, East Lincoln Animal Hospital

HOLLIS C. HENDERSON -- ADVISORY
  Consultant, Vermont American Corp.

JAMES C. MOORE -- ADVISORY
  Life Insurance Sales

PETER J. BAUMBERGER, JR. -- EMERITUS
  Optometrist

LINCOLN BANK ADVISORY BOARDS
CHARLOTTE

CHAIRMAN

TIMOTHY J. REILLY
  Vice President & City Executive, Lincoln Bank

KLAUS E. BECKER
  Chairman, SouthStar Steel Corp.

ROBEY C. BEST, JR.
  President, AmeriSouth Mortgage Co.

D.R. ("DOC") BOYD
  General Manager, Jeff Boyd Chrysler-Plymouth-Dodge, Inc.

ALVA W. GUTHRIE
  Certified Public Accountant

STAN R. ELROD, JR.
  President, Elrod Construction Co.

ERSKIN L. HARKEY, JR.
  President, Harkey Corp.

JOSEPH B. HENNINGER, JR.
  Partner, Wishart, Norris, Henninger & Pittman P.A.

JOHN POLITES
  Chairman, John Polites Realty Co.

EAST LINCOLN

CHAIRMAN

JAMES A. MUNDY
  Retired Principal, Rock Springs School

WILLIAM G. CLEMMER
  Manager, Cowans Ford Country Club

ANNE CLONINGER
  Owner, Cloninger Trophies

WARREN F. HOYLE, DDS
  Dentist, Lowesville

DOUGLAS S. HOWARD
  Manager, Denver Equipment

GARY MURDOCK
  Manager, Duke Power

W. HAROLD REDMON
  President, Westport Properties, Inc.

BRENDA B. SCHLIE
  Manager, Claremont Wholesale

TONY L. STUTTS
  Sr. Engineering Assistant, Duke Power

DAVID A. WILSON, DVM
  Owner, East Lincoln Animal Hospital

MOORESVILLE/SOUTH IREDELL

CHAIRMAN

STEPHEN S. ROBINSON
  Executive Vice President, Lincoln Bank

ROBERT N. CARRINGTON
  Commercial Sales Consultant, Randy Marion Chevrolet, Inc.

DAVID A. ERVIN, PGA
  Partner, The Professional Group

FLOYD E. GREENE
  Owner, Floyd Greene Realty

SARA K. HAIRE
  Secretary and Treasurer, Pless Haire Insurance Agency, Inc.

MIKE HEINEN, DVM
  Owner, Lake Norman Animal Hospital

WALTER H. JONES, JR.
  Attorney, Homesley, Jones, Gaines & Homesley

VIKI WEST
  Attorney, Viki M. West, Attorney at Law

NORTH MECKLENBURG

CHAIRMAN

DONALD F. HOWIE
  Vice President, Hipp Construction Co.

THOMAS L. BROTHERTON
  Retired, Mecklenburg County Building Standards Dept.

ROBERT J. ("BUB") CASHION
  Retired Owner, Cashion's Gulf

RALPH A. COFFEY, DDS
  Dentist, Davidson

DEBRA H. HIX, DDS
  Dentist, Huntersville

KENNETH E. JACKSON, JR.
  Retired, Southern Bell

HAROLD B. LITTLE
  Retired President, Davidson Ice & Fuel Co.

WALTON G. NEIL
  Owner, Neil Drug Co.

CAROLINA FIRST FINANCIAL SERVICES CORPORATION

CHAIRMAN

WALTER H. JONES, JR.
  Attorney, Homesley, Jones, Gaines & Homesley

JAMES E. BURT, III
  President, Carolina First BancShares, Inc.

JAN H. HOLLAR
  Vice President, Secretary and Treasurer, Carolina First BancShares, Inc.

RONALD D. SMITH
  President, Cabarrus Bank

STEPHEN S. ROBINSON
  Executive Vice President, Lincoln Bank

CAROLINA FIRST MORTGAGE CORP.

CHAIRMAN

JAMES E. BURT, III
  President, Carolina First BancShares, Inc.

JAN H. HOLLAR
  Vice President, Secretary and Treasurer, Carolina First BancShares, Inc.

STEPHEN S. ROBINSON
  Executive Vice President, Lincoln Bank

RONALD D. SMITH
  President, Cabarrus Bank

JANE D. PEELER
  Vice President and Manager, Carolina First Mortgage Corp.

--------------------------------------------------------------------------------
SHAREHOLDER INFORMATION AND STOCK PRICES
Carolina First BancShares, Inc. and Subsidiaries

CORPORATE OFFICES                                               ANNUAL MEETING
Carolina First BancShares, Inc.                                 April 15, 1997
402 East Main Street                                            7:00 p.m. local time
Post Office Box 657                                             Lincoln Cultural Center
Lincolnton, North Carolina 28092                                403 East Main Street
(704) 732-2222                                                  Lincolnton, North Carolina

STOCK TRANSFER AND DIVIDEND REINVESTMENT PLAN AGENT

Wachovia Bank of North Carolina, N.A. Corporate Trust Department acts as a Stock Transfer Agent and Registrar and Dividend Reinvestment Agent for Carolina First BancShares, Inc. common stock. For information regarding address changes, dividend checks, dividend direct deposit, account consolidation, registration changes, lost stock certificates, stock holdings and participation in the dividend reinvestment plan write or call Wachovia at Post Office Box 8218, Boston, Massachusetts, 00266-8218-2207; 800-633-4236.

REPORT TO SEC AVAILABLE TO SHAREHOLDERS

A copy of Carolina First BancShares, Inc.'s Annual Report on form 10-K for the year ended December 31, 1995 to the Securities and Exchange Commission may be obtained without charge by writing to Jan H. Hollar -- Secretary, Carolina First BancShares, Inc., 402 East Main Street, Post Office Box 657, Lincolnton, N.C. 28093.

LEGAL COUNSEL                                                ACCOUNTANTS
Alston & Bird LLP                                            KPMG Peat Marwick LLP
One Atlantic Center                                          Two First Union Center
1201 West Peachtree Street                                   Suite 2800
Atlanta, GA 30309-3424                                       Charlotte, NC 28282-8207

Broker-dealers that trade shares of Company common stock:

INTERSTATE/JOHNSON LANE CORP.                                J.C. BRADFORD & CO.
P.O. Box 700                                                 P.O. Box 3857
Newton, NC 28658                                             Hickory, NC 28603
800-929-0175                                                 800-222-1082

STOCK PRICES

Carolina First BancShares, Inc.'s common stock trades infrequently in the local Charlotte, North Carolina over-the-counter market (pink sheets) under the symbol CAFP. Its stock is listed in The Charlotte Observer under the Interdealer stock section. The following table sets forth the high and low bid quotations for the common stock for the indicated periods. Such quotations reflect interdealer prices without markup, markdown, or commissions and may not necessarily represent actual transactions.

                                    1st Quarter      2nd Quarter      3rd Quarter      4th Quarter
                                   -------------    -------------    -------------    -------------
1996.............................  $21.60-24.00     $24.00-26.00     $26.00-30.00     $30.00-32.00
1995.............................  $15.62-16.38     $16.38-16.67     $16.76-18.29     $18.29-21.60

As of December 31, 1996 Carolina First BancShares, Inc. had approximately 3,300 shareholders of record.

40