Form 10-K, Exhibit 13
period 1997-12-31
CAROLINA FIRST BANCSHARES INC
filed 1998-03-31
CIK 846465

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

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

     CERTAIN OF THE MATTERS DISCUSSED UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND ELSEWHERE IN THIS ANNUAL REPORT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT OF 1933, AS AMENDED AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS DUE TO A VARIETY OF FACTORS, INCLUDING, WITHOUT
LIMITATION: THE EFFECTS OF FUTURE ECONOMIC CONDITIONS (LOCALLY, REGIONALLY AND NATIONALLY), GOVERNMENTAL MONETARY AND FISCAL POLICIES, AS WELL AS LEGISLATIVE AND REGULATORY CHANGES; THE RISKS OF CHANGES IN INTEREST RATES ON THE LEVEL AND COMPOSITION OF DEPOSITS, LOAN (INCLUDING MORTGAGE) DEMAND, LOAN COLLATERAL VALUES, SECURITIES PORTFOLIO VALUES AND INTEREST RATE RISKS; THE EFFECTS OF COMPETITION FROM OTHER COMMERCIAL BANKS, THRIFTS, MORTGAGE BANKING FIRMS, CONSUMER FINANCE COMPANIES, CREDIT UNIONS, SECURITIES BROKERAGE FIRMS, INSURANCE COMPANIES, MONEY MARKET AND OTHER MUTUAL FUNDS AND OTHER FINANCIAL INSTITUTIONS OPERATING IN THE COMPANY'S MARKET AREA AND ELSEWHERE, INCLUDING INSTITUTIONS OPERATING LOCALLY, REGIONALLY, NATIONALLY AND INTERNATIONALLY, TOGETHER WITH SUCH COMPETITORS OFFERING BANKING PRODUCTS AND SERVICES BY MAIL, TELEPHONE, AND COMPUTER AND THE INTERNET; AND THE FAILURE OF ASSUMPTIONS UNDERLYING THE ESTABLISHMENT OF RESERVES FOR POSSIBLE LOAN LOSSES. ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THESE CAUTIONARY STATEMENTS.

GENERAL

     Carolina First BancShares, Inc., (the "Company" or "Carolina First") is a bank holding company formed in June 1989, and registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Company owns all of the outstanding common stock of two commercial banks (the "Banks"), Lincoln Bank of North Carolina ("Lincoln Bank") and Cabarrus Bank of North Carolina ("Cabarrus Bank"). The Banks are North Carolina -- chartered commercial banks that are members of the FDIC, but are not members of the Federal Reserve System. Cabarrus Bank is also a member of the Federal Home Loan Bank of Atlanta ("FHLB"). The primary business of the Banks includes retail and commercial banking, and mortgage lending. Jointly, Lincoln Bank and Cabarrus Bank own a mortgage company, Carolina First Mortgage Corp. ("Mortgage"), which originates mortgage loans for resale in the secondary market, and a financial services company, Carolina First Financial Services Corporation, ("Financial Services"), which offers, as agent for its customers, mutual funds and annuity products. Financial Services began business in October 1994.

     Lincoln Bank, which commenced operations in 1983, currently operates in 14 offices and 12 communities in areas primarily north and west of Charlotte, North Carolina with one office in southeast Charlotte. Lincoln Bank has assets of $376 million after acquiring $8 million of deposits in the community of Lake Lure, North Carolina during the second quarter of 1997.

     Cabarrus Bank was organized in 1889 as Cabarrus Savings Bank and converted to a stock association in 1989. In January 1992, the Company acquired Cabarrus Savings, and in October 1992, Cabarrus Savings was converted

-4

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                CONDITION AND RESULTS OF OPERATIONS -- Continued Carolina First BancShares, Inc. and Subsidiaries

to a commercial bank. Cabarrus Bank operates six full service branches in Cabarrus County. Cabarrus has assets of $143 million after acquiring $22 million of deposits in Kannapolis and Mount Pleasant during the second quarter of 1997. Cabarrus acquired $3.5 million of local deposits during July of 1996.

     In November 1994, the Company invested $1,375,000 to purchase approximately 17% of the total common stock of a de novo commercial bank, First Gaston Bank of North Carolina, Gastonia, North Carolina ("First Gaston"), which is just west of Charlotte and south of Lincolnton. First Gaston, of which the Company's chairman was an organizer, is located in a market contiguous to others served by Lincoln Bank. First Gaston opened in July of 1995 and operates three branches in markets not currently served by Carolina First. Certain operational functions are provided for First Gaston by Carolina First. The Federal Reserve, in approving this investment, under the BHC Act, has required Carolina First to enter into a commitment to serve as a source of strength for First Gaston. The Company's investment in First Gaston is accounted for under the equity method of accounting and thus their portion of income or losses are reflected in current period earnings. During 1997, the Company recognized losses, net of applicable income taxes, of $43,898.

     The Company continues to actively consider possible acquisitions, including purchases of branches and deposits. In 1996, the Company acquired one branch and related deposits, and in 1997 purchased three other branches and related deposits.

RESULTS OF OPERATIONS

     Carolina First has again posted record earnings and growth. Earnings were $6.2 million, or $1.47 per share (diluted) in 1997, a 32% increase over 1996. Earnings in 1996 were $4.7 million, or $1.14 per share (diluted) a 13% increase over 1995. The Company's strategy of strong growth in consumer and small commercial customers has provided continued quality results. The economically vibrant locations and sound loan philosophy has rewarded the Company with solid growth and earnings. The growth in current markets has been achieved by growth in existing branches, de novo branches and acquisitions of deposits from competitors as they divest branch sites.

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

     Net interest income as a percentage of average earning assets was 4.96% in 1997, down only slightly from 5.0% in 1996 and 1995. Net interest expense, which is primarily the amount of interest paid to depositors, has remained relatively constant at 4.36% and 4.37% in 1997 and 1996, respectively. Interest income, which is substantially interest received from loans and to a lesser degree the interest earned on the Company's security portfolio decreased from 8.92% in 1996 to 8.82% in 1997. This decrease came as a result of the securities portfolio earning less in 1997 than in 1996. The Company's net interest income is expected to grow as a result of increases in loan volume anticipated from the new and expanding markets. The rate earned on assets and the rate paid on liabilities is expected to continue to be influenced by competition for solid customers as well as economic conditions and governmental fiscal and monetary policies.

     The Company's allowance for loan losses is analyzed monthly in accordance with a board approved plan. This judgmental analysis is based upon a model that considers the current status of the loan portfolio, historical experience and key market indicators within the counties served by the Company. Additionally, the Company

                                                                               5
                                                                               -

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS -- Continued
Carolina First BancShares, Inc. and Subsidiaries

monitors the overall portfolio as well as the level of reserve maintained by peer banks. The monthly provision for loan losses may fluctuate based on the results of this analysis.

     Noninterest income has continued to grow as reflected in the 25.5% increase from 1996 to 1997 and the 6.5% increase from 1995 to 1996. Our growth in deposit accounts has led the way for this increase. Additionally, Cabarrus Bank has been successful in changing from a savings and loan with few deposit service charges to that of a commercial bank with fees for services rendered. During the fourth quarter of 1995, Lincoln Bank sold its insurance subsidiary which translated into lower insurance commissions in 1995 and considerably lower commissions in 1996. The remaining insurance commissions relate to the fees generated by the Financial Services company from the sale of annuity products and mutual funds, which totaled $658,678 in 1997 compared to $532,444 in 1996 and $214,510 in
1995. Although sales of nondeposit investment products are growing generally, recently proposed tax legislation, if enacted, could adversely affect annuity sales. Other service fees and commissions relate to the Company's growth in the trust and credit/debit card divisions as well as fees for non-customers using our automated teller machines. Included in 1997's other income are fees of $143,157 generated from services provided to First Gaston. These services include account operations, item processing, bookkeeping and internal auditing that are terminable by either party.

     Operating expenses decreased as a percentage of average assets in 1995, 1996 and 1997, but total operating expenses increased in general because of the additional growth experienced from 1996 to 1997. Specifically, four new branch locations were opened during 1997 and with three new locations planned for 1998, management will continue to be challenged to maintain operating expenses at a level adequate to support growth while maintaining favorable operating efficiency ratios. One method of improving operating efficiencies is through the use of technology. Expenses associated with technology are included in equipment expense and represent a capital outlay of $411,000. The Company has been assessing possible effects of the Year 2000 problem in connection with its technology investments and operations, and management currently believes the Company has limited exposure and expects the cost of addressing all Year 2000 issues to be less than $50,000 in each of 1998 and 1999. As part of its assessment, Company management has been evaluating Year 2000 compliance by those with whom it does business, and to date has not discovered any Year 2000 problem with significant counter-parties that it believes are reasonably likely to have a material adverse effect upon the Company. However, no assurance can be given that potential Year 2000 problems at those with whom the Company does business will not occur, and if these occur, consequences to the Company. Many of the Company's technology systems have already been certified as year 2000 compliant.

     Deposit insurance premiums expense represent several changes in the premiums over the past two years. During 1995, the FDIC reduced the premium assessed to commercial banks insured under the Bank Insurance Fund ("BIF") for insurance coverage of deposits. This reduction benefited Lincoln Bank primarily and resulted in pretax savings of approximately $231,000 in 1995 and continued in 1996. Cabarrus Bank had previously been a savings bank with its deposits insured under the Savings Association Insurance Fund ("SAIF") of the FDIC. This fund assessed a one time fee of $569,000 pretax during the third quarter of 1996, with a reduction of ongoing insurance premiums afterward. Management does not expect any additional assessments or premium changes in the foreseeable future. The Company's operating efficiency ratio has continued to improve falling from 71% in 1993 to 61% in 1997. Absent unusual expenses, management seeks to further reduce the operating efficiency ratio, however this ratio will be effected by unusual expenses. Management believes this ratio is adversely effected in the short term by growth into new market areas and the acquisition of deposits. However, as these market mature the operating efficiency ratio should continue to improve.

-6

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

     The following table summarizes net interest income and average yields and rates paid for the years indicated. For purposes of this analysis, the interest on non-taxable investment securities have been adjusted to a taxable-equivalent amount to facilitate comparison with other asset yields. The adjustment gives effect to the exemption from federal income taxes for earnings on obligations of state and political subdivisions and assumes a marginal tax rate of 34%. Non-accrual loans are excluded from the interest-earning loan balances shown. (In thousands).

                                              1997                            1996                            1995
                                  -----------------------------   -----------------------------   -----------------------------
                                             Interest                        Interest                        Interest
                                  AVERAGE    INCOME/    Average   Average    Income/    Average   Average    Income/    Average
                                  BALANCE    EXPENSE     Rate     Balance    Expense     Rate     Balance    Expense     Rate
                                  --------   --------   -------   --------   --------   -------   --------   --------   -------
ASSETS
Interest bearing deposits in
  other banks...................  $    574   $    56      9.76%   $    457   $    46     10.07%   $    352   $    17      4.83%
Taxable securities..............   102,280     6,157      6.02%     72,837     4,440      6.10%     64,821     3,870      5.97%
Non-taxable securities..........     6,972       722     10.36%      9,712       891      9.17%     10,503     1,083     10.31%
Federal funds sold..............     8,686       474      5.46%      4,186       214      5.11%      4,971       296      5.95%
Loans...........................   320,156    31,294      9.77%    282,553    27,389      9.69%    234,581    23,279      9.92%
                                  --------   -------              --------   -------              --------   -------     -----
    Interest earning assets.....   438,668    38,703      8.82%    369,745    32,980      8.92%    315,228    28,545      9.06%
                                             -------     -----               -------     -----               -------     -----
Other assets....................    36,245                          30,269                          27,061
                                  --------                        --------                        --------
                                  $474,913                        $400,014                        $342,289
                                  ========                        ========                        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing deposits
  Demand........................  $104,429     2,542      2.43%   $ 85,897     2,016      2.35%   $ 77,266     2,100      2.72%
  Savings.......................    44,272     1,131      2.55%     40,849     1,032      2.53%     41,465     1,219      2.94%
  Time..........................   233,583    12,966      5.55%    197,833    11,098      5.61%    166,711     9,352      5.61%
Notes payable and other interest
  bearing liabilities...........     6,139       313      5.10%      5,902       294      4.98%        620        46      7.42%
                                  --------   -------              --------   -------              --------   -------     -----
    Interest bearing
      liabilities...............   388,423    16,952      4.36%    330,481    14,440      4.37%    286,062    12,717      4.45%
                                  --------   -------     -----    --------   -------     -----    --------   -------     -----
Other liabilities...............    47,911                          37,116                          29,425
Shareholders' equity............    38,579                          32,417                          26,802
                                  --------                        --------                        --------
Total liabilities and
  shareholders' equity..........  $474,913                        $400,014                        $342,289
                                  ========                        ========                        ========
Interest rate spread............                          4.46%                           4.55%                           4.61%
                                                         =====                           =====                           =====
Net interest earned and net
  yield on earning assets
  (Margin)......................             $21,751      4.96%              $18,540      5.01%              $15,828      5.02%
                                             =======     =====               =======     =====               =======     =====

                                                                               7
                                                                               -

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS -- Continued
Carolina First BancShares, Inc. and Subsidiaries

     The following table presents the dollar amount of changes in interest income and interest expense on a taxable-equivalent basis. The table distinguishes between the changes related to average outstanding (volume) of earning assets and interest-bearing liabilities, as well as the changes related to average interest rates (rate) on such assets and liabilities. Changes attributable to both volume and rate have been allocated to volume. (In thousands).

                                             1997                      1996                       1995
                                            -------                   -------                    -------
                                            Income/                   Income/                    Income/
                                            Expense   Volume   Rate   Expense   Volume   Rate    Expense
                                            -------   ------   ----   -------   ------   -----   -------
Interest earning assets:
Interest bearing deposits in other
  banks...................................  $    56   $   11   $ (1)  $    46   $   11   $  18   $    17
Taxable investment securities.............    6,157    1,772    (55)    4,440      489      81     3,870
Non-taxable investment securities.........      722     (284)   115       891      (73)   (119)    1,083
Federal funds sold and securities
  purchased with agreements to resell.....      474      246     14       214      (40)    (42)      296
Loans.....................................   31,294    3,676    229    27,389    4,650    (540)   23,279
                                            -------   ------   ----   -------   ------   -----   -------
     Total interest income................  $38,703   $5,421   $302   $32,980   $5,037   $(602)  $28,545
                                            =======   ======   ====   =======   ======   =====   =======
Interest bearing liabilities:
Interest bearing demand deposits..........  $ 2,542   $  451   $ 75   $ 2,016   $  202   $(286)  $ 2,100
Savings deposits..........................    1,131       87     12     1,032      (16)   (171)    1,219
Time deposits.............................   12,966    1,984   (116)   11,098    1,746      --     9,352
Notes payable and other interest bearing
  liabilities.............................      313       12      7       294      263     (15)       46
                                            -------   ------   ----   -------   ------   -----   -------
     Total interest expense...............   16,952    2,534    (22)   14,440    2,195    (472)   12,717
                                            -------   ------   ----   -------   ------   -----   -------
     Net interest income..................  $21,751   $2,887   $324   $18,540   $2,842   $(130)  $15,828
                                            =======   ======   ====   =======   ======   =====   =======

     Financial institutions are subject to interest rate risk to the degree that their interest bearing liabilities (consisting principally of customer deposits) mature or reprice more or less frequently, or on a different basis, than their interest earning assets (generally consisting of intermediate or long-term loans and investment securities). The match between the scheduled repricing and maturities of the Company's earning assets and liabilities within defined time periods is referred to as "gap" analysis. At December 31, 1997, the cumulative one-year gap for the consolidated Company was a positive or asset sensitive $5.8 million, or 1.11% of total assets. At December 31, 1997, the cumulative five-year gap was a positive $1.1 million, or .21% of total assets. A positive gap means that assets would reprice faster than liabilities if interest rates changed. The Company's gap is considered immaterial and pretax net income would be virtually unchanged with a one percent change in interest rates. As interest rates remained relatively constant during 1997, depositors were unwilling to extend the maturity of time deposits, as the yield curve was somewhat flat and did not reward depositors sufficiently for longer maturities. Intense competition in the Company's markets continues to pressure quality loan rates downward while conversely pressuring deposit rates upward.

-8

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                CONDITION AND RESULTS OF OPERATIONS -- Continued Carolina First BancShares, Inc. and Subsidiaries

     The following table reflects the Company's rate sensitive assets and liabilities by maturity as of December 31, 1997. Variable rate loans are shown in the category of due "within one year" because they reprice with changes in the prime lending rate. These variable rate loans have actual maturities of $47.6 million maturing within one year, with an additional $46.2 million maturing within five years, and $76.6 million maturing after five years. Fixed rate loans are presented assuming the entire loan matures on the final due date. Actually, payments are made at regular intervals and are not reflected in this schedule. Additionally, demand deposits and savings accounts have no stated maturity, however, it has been the Company's experience that these accounts are not totally rate sensitive, and thus, are presented in the categories that management believes best identifies their actual repricing patterns. This analysis assumes 20% of these deposits reprice within one year and the remaining 80% within one to five years. (In thousands).

                                                    WITHIN ONE      1-5        OVER        NON-
                                      PRIME LOANS      YEAR        YEARS      5 YEARS     MARKET      TOTAL
                                      -----------   ----------    --------    -------    --------    --------
ASSETS:
Securities held to maturity:
  U.S. Treasury.....................         --     $     500     $  6,038         --          --    $  6,538
  U.S. government agencies..........         --         2,037        6,363    $ 1,001          --       9,401
  States and political
     subdivisions...................         --           475        2,248      3,794          --       6,517
  Mortgage-backed securities........         --           571        1,118      5,147          --       6,836
                                       --------     ---------     --------    -------    --------    --------
     Total securities held to
       maturity.....................         --         3,583       15,767      9,942          --      29,292
Securities available for sale:
  U.S. Treasury.....................         --         9,993       29,959         --          --      39,952
  U.S. government agencies..........         --        34,473       30,635         --          --      65,108
  Mortgage-backed securities........         --            --           --        874          --         874
  Other(1)..........................         --            --           --         --    $  1,697       1,697
                                       --------     ---------     --------    -------    --------    --------
     Total securities available for
       sale.........................         --        44,466       60,594        874       1,697     107,631
Loans:
  Commercial and financial..........   $ 26,185         2,395       13,205      3,008          --      44,793
  Real estate:
     Construction...................     21,894         3,367        3,822      3,626          --      32,709
     Mortgage(2)....................    118,454        10,642       54,679     41,439          --     225,214
  Consumer(3).......................      3,909         4,990       33,774      2,369         162      45,204
                                       --------     ---------     --------    -------    --------    --------
     Total loans....................    170,442        21,394      105,480     50,442         162     347,920
Other(4)............................         --            --           --         --         674         674
                                       --------     ---------     --------    -------    --------    --------
     Total earning assets...........    170,442        69,443      181,841     61,258       2,533     485,517
Noninterest-earning assets..........         --            --           --         --      37,700      37,700
                                       --------     ---------     --------    -------    --------    --------
     Total assets...................   $170,442     $  69,443     $181,841    $61,258    $ 40,233    $523,217
                                       ========     =========     ========    =======    ========    ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY:
Deposits:
  Interest-bearing checking.........         --     $   3,483     $ 13,934         --          --    $ 17,417
  Savings...........................         --         9,400       37,602         --          --      47,002
  Market deposit accounts...........         --        19,662       78,646         --          --      98,308
  Time, $100,000 and over...........         --        42,847       11,049         --          --      53,896
  Other time(5).....................         --       149,702       45,274    $    19          --     194,995
                                       --------     ---------     --------    -------    --------    --------
     Total interest-bearing
       deposits.....................         --       225,094      186,505         19          --     411,618

                                                                               9
                                                                               -

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS -- Continued
Carolina First BancShares, Inc. and Subsidiaries

                                                    WITHIN ONE      1-5        OVER        NON-
                                      PRIME LOANS      YEAR        YEARS      5 YEARS     MARKET      TOTAL
                                      -----------   ----------    --------    -------    --------    --------
Borrowed funds......................         --         8,993           --         --          --       8,993
Other liabilities...................         --            --            7        104          --         111
                                       --------     ---------     --------    -------    --------    --------
     Total interest-bearing
       liabilities..................         --       234,087      186,512        123          --     420,722
Noninterest-bearing liabilities.....         --            --           --         --    $ 56,171    $ 56,171
Shareholders' equity................         --            --           --         --      46,324      46,324
                                       --------     ---------     --------    -------    --------    --------
     Total liabilities and
       shareholders' equity.........         --     $ 234,087     $186,512    $   123    $102,495    $523,217
                                       ========     =========     ========    =======    ========    ========
     Gap............................   $170,442     $(164,644)    $ (4,671)   $61,135    $(62,262)         --
                                       ========     =========     ========    =======    ========    ========
     Cumulative Gap.................   $170,442     $   5,798     $  1,127    $62,262          --          --
                                       ========     =========     ========    =======    ========    ========
Adjustments:
  Exclude noninterest-earning
     assets, noninterest-bearing
     liabilities and shareholders'
     equity.........................         --            --           --         --      64,349          --
                                       --------     ---------     --------    -------    --------    --------
  Adjusted cumulative gap...........   $170,442     $   5,798     $  1,127    $62,262    $ 64,349          --
                                       ========     =========     ========    =======    ========    ========

---------------

(1) The nonmarket column consists of mutual funds, and shares of capital representing less than 5% interest in other financial institutions.
(2) Mortgage loans consist primarily of residential loans and home equity lines of credit.
(3) The nonmarket column consists of overdrafts.
(4) The nonmarket column consists of interest-bearing deposits due from other banks.
(5) Other time deposits within one year consist of $54,997 maturing within three months and $41,671 maturing after three months but within six months.

LIQUIDITY

     Liquidity refers to the Company's ability to adjust its future cash flows to meet the needs of daily operations. The Company relies primarily on dividends and management fees from the Banks for liquidity. These sources have provided adequate liquidity for the Company. The Banks' liquidity refers to the ability or financial flexibility to adjust its future cash flows to meet the needs of depositors and borrowers and to fund operations on a timely and cost effective basis. The Banks' primary sources of funds are cash generated by repayments of outstanding loans, interest payments on loans and new deposits. Additional liquidity is available from the maturity and earnings on securities and liquid assets, as well as the ability to liquidate securities available for sale. The Banks also had lines of credit of $17.5 million at year end under which they can borrow funds to meet short term liquidity needs. Lines available for Lincoln Bank through Wachovia Bank are $4 million and The Georgia Banker's Bank are $5 million. Cabarrus Bank had an unsecured line available from the FHLB of $8.5 million. These sources have been and are presently considered adequate to provide the necessary liquidity for the Banks.

     Net cash provided from operations results primarily from net income, adjusted for the following noncash accounting items: provision for loan losses, depreciation and amortization, and deferred income taxes or benefits. These items amounted to $1.7 million in 1997 and $1.6 million in 1996. This cash was available during 1997 to increase earning assets and to pay dividends. As of December 31, 1997, the Banks had combined retained earnings of approximately $25,730,000, all of which are available to be paid as dividends without prior regulatory approval, provided the Banks maintain adequate capital.

-10

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                CONDITION AND RESULTS OF OPERATIONS -- Continued Carolina First BancShares, Inc. and Subsidiaries

FINANCIAL CONDITION

     The Company's consolidated assets increased 21.8%, 16.2% and 16.1% during 1997, 1996 and 1995, respectively. Asset growth is directly related to deposit growth and the funds available to the Company for investment. The Company has been successful in expanding existing market share as well as adding new branch locations. During 1997, the Company purchased approximately $30 million of deposit accounts pursuant to branch acquisitions in the second quarter. During 1996, Cabarrus Bank purchased approximately $3.5 million of deposit accounts and consolidated them with its Copperfield branch. This acquired growth, as well as the strong growth expected of the Company's existing markets are expected to produce continued strong growth trends for the Company. Deposit growth will allow the Company to continue to take advantage of the vibrant local economy and quality loan demand experienced over the past several years.

     The Company's commercial loan portfolio has grown over the past several years as the Company has employed seasoned commercial lenders to develop these opportunities. Also, loans secured by real estate have increased as the Company believes real estate has provided excellent collateral for loans with different purposes. Management believes the Company is not dependent on any single customer or group of customers concentrated in a particular industry, the loss of whose deposits or whose insolvency would have a material adverse effect on operations.

Total Assets & Deposits Chart                                     Loan Mix Chart

     As interest rates reflect a relatively flat yield curve, customers have continued to select shorter terms for their deposits and in many cases chose transaction deposit accounts, including negotiable order of withdrawal ("NOW") and money market deposit accounts ("MMDA") without a stated maturity. This shift from longer term deposits allows the depositor to react more quickly to rising rates. As a result of stable interest rates the Company's cost of funds from 1996 to 1997 has remained constant and continues to be vulnerable to rising interest rates which enhanced the need for effective asset liability management.

                                                                              11
                                                                               -

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS -- Continued
Carolina First BancShares, Inc. and Subsidiaries

     Securities have been segregated into two categories, "held to maturity" and "securities available for sale". While the Company has no plans to liquidate a significant amount of any securities, the securities available for sale may be used for liquidity purposes should management deem it to be in the best interest of the Company. Due to declines in interest rates, the majority of securities purchased have been relatively short term and categorized as available for sale in anticipation that these would be available to the Company should interest rates reverse or quality loan demand increase. United States government and government agency securities continue to represent the majority of both securities held to maturity and securities available for sale. During 1997, securities available for sale increased as a percentage of total assets due to in part to a shift from the held to maturity category, but more significantly from the processes of the branch acquisitions.

                       Securities Held to Maturity Chart

Deposit Mix Chart                                 Securities Held For Sale Chart

-12

--------------------------------------------------------------------------------
                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                CONDITION AND RESULTS OF OPERATIONS -- Continued Carolina First BancShares, Inc. and Subsidiaries

ASSET QUALITY

     Management considers the Banks' asset quality to be of primary importance. The allowance for loan losses represents management's estimate of an amount adequate in relation to the risk of future losses inherent in the loan portfolio. The loan portfolio is analyzed monthly to identify potential problems before they actually occur. This analysis is reviewed in conjunction with the Company's allowance for loan losses to provide a basis for determining the expected adequacy of this allowance to absorb losses that might be experienced. In addition to such analyses of existing loans, management considers the Banks' historical loan losses, past due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance. This evaluation is heavily dependent upon estimates and appraisals which are susceptible to rapid changes because of economic conditions and the economic prospects of borrowers. Furthermore, the trend of loans made over the past several years has been toward larger commercial loans and as a result, the loan portfolio has had limited historical loss experience for which to base a specific reserve. Thus, the general reserve has been increased to compensate for loan growth and the lack of historical experience with the volume of such loans.

     The following table depicts the allocation of the allowance for loan losses at December 31, 1997, 1996, 1995, 1994 and 1993. The allocation is based on management's grading of the loan portfolio with the remaining portion allocated to the general category, however, the entire allowance is available to be used for write-offs in any category. (Dollars in thousands.)

                                                                           December 31,
                                 ------------------------------------------------------------------------------------------------
                                       1997                1996                1995                1994                1993
                                 ----------------    ----------------    ----------------    ----------------    ----------------
                                           Loan                Loan                Loan                Loan                Loan
                                          Percent             Percent             Percent             Percent             Percent
                                           Total               Total               Total               Total               Total
                                 AMOUNT    Loans     Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans
                                 ------   -------    ------   -------    ------   -------    ------   -------    ------   -------
Commercial and financial.......  $ 162       13%     $ 215       13%     $ 327       13%     $ 289       10%     $ 152        9%
Real estate:
  Residential construction.....      9        9        109        8         21        8         14        6         15        4
  Commercial construction......     --       --         --       --         --       --         --       --         --       --
  Residential mortgage.........    421       32        453       37        397       37        468       47        509       58
  Commercial mortgage..........    429       33        221       30        320       30        226       23        138       16
Consumer.......................    904       13        293       12        299       12        228       14        216       13
General........................  3,114       --      3,198       --      2,224       --      1,933       --      1,550       --
                                 ------     ---      ------     ---      ------     ---      ------     ---      ------     ---
Total loans....................  $5,039     100%     $4,489     100%     $3,588     100%     $3,158     100%     $2,580     100%
                                 ======     ===      ======     ===      ======     ===      ======     ===      ======     ===

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize changes to the allowance based on their judgments about information available at the time of examination.

     Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate, and other real estate under contract for sale. Loans are placed on non-accrual status when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. Interest of $41,535 was reported on these loans during 1997 and an additional amount of $15,825 would have been earned if these loans had been performing. At December 31, 1997, the recorded investment in loans that are considered to be impaired under Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 114 was $868,000 (of which $717,000 were on a nonaccrual basis). Included in this amount is $304,910 of impaired loans for

                                                                              13
                                                                               -

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS -- Continued
Carolina First BancShares, Inc. and Subsidiaries

which the related allowance for credit losses is $81,633. No amount of loans that have been classified by regulatory examiners as loss, substandard, doubtful of special mention has been excluded from amounts disclosed as non-performing loans. While non-performing assets represent potential losses to the Company, management does not anticipate any material losses thereon, since most are believed to be adequately secured. Management believes the allowance for loan losses currently to be sufficient to absorb known risks in the portfolio. No assurance can be given that adverse economic conditions will not adversely affect borrowers and result in increased losses. (In thousands.)

                                                                       December 31,
                                                   ----------------------------------------------------
                                                    1997       1996       1995        1994        1993
                                                   ------      ----      ------      ------      ------
Nonaccrual loans...............................    $  717      $576      $  790      $  570      $  744
Loans 90 days or more past due and still
  accruing interest............................       151        43          22          20          35
                                                   ------      ----      ------      ------      ------
Total non-performing loans.....................       868       619         812         590         779
Other real estate..............................       442       141         683       1,017       1,385
                                                   ------      ----      ------      ------      ------
Total non-performing assets....................    $1,310      $760      $1,495      $1,607      $2,164
                                                   ======      ====      ======      ======      ======

     Net charge-offs as a percentage of average loans outstanding increased slightly from .10% in 1996 to .14% in 1997. This ratio continues to reflect the moderate level of losses experienced by the Company.

                                                1997        1996        1995        1994        1993
                                              --------    --------    --------    --------    --------
Balance at beginning of year................  $  4,489    $  3,588    $  3,158    $  2,580    $  2,236
  Charge-offs:
     Commercial, financial and
       agricultural.........................       (29)        (39)        (95)         (9)        (43)
     Real estate:
       Construction.........................        --          --          --          --        (180)
       Mortgage.............................       (85)        (18)        (77)        (24)        (40)
     Consumer...............................      (453)       (312)       (219)       (130)       (270)
                                              --------    --------    --------    --------    --------
          Total charge-offs.................      (567)       (369)       (391)       (163)       (533)
  Recoveries:
     Commercial, financial and
       agricultural.........................        23           3           3          19          --
     Real estate:
       Construction.........................        --          --          --          --          --
       Mortgage.............................        21          24          23           2           3
     Consumer...............................        76          64          85          53          53
                                              --------    --------    --------    --------    --------
          Total recoveries..................       120          91         111          74          56
                                              --------    --------    --------    --------    --------
Net charge-offs.............................      (447)       (278)       (280)        (89)       (477)
Provision for loan losses...................       997       1,179         710         667         821
                                              --------    --------    --------    --------    --------
Balance at end of year......................  $  5,039    $  4,489    $  3,588    $  3,158    $  2,580
                                              ========    ========    ========    ========    ========
Loans, net of unearned interest at end of
  year......................................  $347,920    $309,112    $257,178    $223,999    $197,934
Ratio of allowance for loan losses to net
  loans at end of year......................      1.45%       1.45%       1.40%       1.41%       1.30%
Average loans, net of unearned interest.....  $320,156    $282,553    $234,581    $206,442    $182,697
Ratio of net charge-offs to average loans
  outstanding during the year...............      0.14%       0.10%       0.12%       0.04%       0.26%

-14

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

                                                          WELL        ADEQUATELY    CAROLINA   LINCOLN   CABARRUS
                                                       CAPITALIZED   CAPITALIZED     FIRST      BANK       BANK
                                                       -----------   ------------   --------   -------   --------
Tier I capital to risk adjusted assets...............      6.00%         4.00%       12.43%     10.46%    10.10%
Total capital to risk adjusted assets................     10.00%         8.00%       13.69%     11.71%    11.35%
Leverage ratio.......................................      5.00%         4.00%        9.08%      7.37%     6.68%

ACCOUNTING AND REGULATORY MATTERS

     In February, the FASB issued SFAS No. 129, "Disclosures of Information About Capital Structure." SFAS No. 129 continues the existing requirements to disclosure the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. Specifically, SFAS No. 129 requires all entities to provide the capital structure disclosures previously required by APB Opinion No. 15. Companies that were exempt from the provisions of APB Opinion No. 15 will now need to make those disclosures. SFAS No. 129 will have no impact on the Company's consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expense, gains and losses) in a full set of general-purpose financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company plans to adopt SFAS No. 130 in 1998 and will make the required disclosures upon adoption. SFAS No. 130 will have no material impact on the Company's consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 establishes standards for the way that public businesses report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for financial statements for period beginning after December 15, 1997 and in the initial year of application, comparative information for earlier years is to be restated. The Company plans to adopt SFAS No. 131 in 1998 without any significant impact on its consolidated financial statements.

                                                                              15
                                                                               -

--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT

The Shareholders and the Board of Directors of Carolina First BancShares, Inc.

     We have audited the accompanying consolidated balance sheets of Carolina First BancShares, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina First BancShares, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Charlotte, North Carolina
January 20, 1998

-16

--------------------------------------------------------------------------------
                                                     CONSOLIDATED BALANCE SHEETS
                                                      DECEMBER 31, 1997 AND 1996
                                Carolina First BancShares, Inc. and Subsidiaries

                                                                  1997              1996
                                                              ------------      ------------
                           ASSETS
Cash and due from banks.....................................  $ 20,160,505      $ 16,343,459
Federal funds sold..........................................            --         2,982,000
                                                              ------------      ------------
     Total cash and cash equivalents........................    20,160,505        19,325,459
Interest bearing deposits in other banks....................       673,860           426,766
Securities held to maturity (market value $29,555,613 in
  1997 and $39,275,715 in 1996).............................    29,292,273        38,920,273
Securities available for sale (cost of $106,694,428 in 1997
  and $48,612,087 in 1996)..................................   107,630,916        48,696,412
Loans, net of unearned income ($434,953 in 1997; $405,263 in
  1996).....................................................   347,919,688       309,112,008
     Allowance for loan losses..............................    (5,039,035)       (4,488,958)
                                                              ------------      ------------
     Loans, net.............................................   342,880,653       304,623,050
Premises and equipment, net.................................     9,566,175         9,509,172
Other real estate owned.....................................       442,310           141,067
Other assets................................................    12,570,635         8,069,092
                                                              ------------      ------------
Total Assets................................................  $523,217,327      $429,711,291
                                                              ============      ============

            LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
     Demand.................................................  $ 50,979,999      $ 37,858,889
     Interest bearing transaction accounts..................   115,725,015        93,376,439
     Savings................................................    47,001,921        39,445,821
     Time, $100,000 and over................................    53,896,333        40,355,803
     Other time.............................................   194,994,519       173,966,334
                                                              ------------      ------------
     Total deposits.........................................   462,597,787       385,003,286
Borrowed funds..............................................     8,993,205         5,862,026
Other liabilities...........................................     5,301,899         3,844,123
                                                              ------------      ------------
Total Liabilities...........................................   476,892,891       394,709,435
Shareholders' Equity:
     Common stock, $2.50 par value; authorized -- 5,000,000
      shares; issued and outstanding -- 4,357,757 in 1997,
      and 2,052,971 shares in 1996..........................    10,894,393         5,132,428
     Additional paid in capital.............................    16,492,544        16,442,810
     Retained earnings......................................    18,366,627        13,378,236
     Net unrealized gain on securities available for sale...       570,872            48,382
                                                              ------------      ------------
     Total Shareholders' Equity.............................    46,324,436        35,001,856
                                                              ------------      ------------
Commitments and Contingent Liabilities
Total Liabilities and Shareholders' Equity..................  $523,217,327      $429,711,291
                                                              ============      ============

See accompanying notes to consolidated financial statements.

                                                                              17
                                                                               -

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
Carolina First BancShares, Inc. and Subsidiaries

                                                              1997             1996             1995
                                                           -----------      -----------      -----------
INTEREST INCOME:
Interest and fees on loans...............................  $31,294,068      $27,388,938      $23,279,164
Interest and dividends on securities:
     Taxable income......................................    6,156,566        4,440,219        3,870,017
     Non-taxable income..................................      476,200          588,209          714,716
Other interest income....................................      530,192          259,980          313,327
                                                           -----------      -----------      -----------
     Total interest income...............................   38,457,026       32,677,346       28,177,224
INTEREST EXPENSE:
Interest on deposits.....................................   16,638,142       14,145,984       12,670,832
Interest on borrowed funds...............................      313,395          293,662           46,214
                                                           -----------      -----------      -----------
     Total interest expense..............................   16,951,537       14,439,646       12,717,046
                                                           -----------      -----------      -----------
NET INTEREST INCOME......................................   21,505,489       18,237,700       15,460,178
PROVISION FOR LOAN LOSSES................................      997,333        1,178,925          710,200
                                                           -----------      -----------      -----------
NET CREDIT INCOME........................................   20,508,156       17,058,775       14,749,978

OTHER INCOME:
Charges on deposit accounts..............................    2,441,737        2,116,069        1,676,264
Insurance commissions....................................      658,678          532,444          811,811
Other service fees and commissions.......................    1,088,615          758,500          639,733
Mortgage banking commission income.......................      448,793          394,138          382,663
Securities gains (losses), net...........................       82,508          (10,482)           2,048
Other income.............................................      860,011          656,530          661,847
                                                           -----------      -----------      -----------
     Total other income..................................    5,580,342        4,447,199        4,174,366

OPERATING EXPENSES:
Salaries and benefits....................................    8,964,874        7,381,676        6,773,540
Occupancy and equipment..................................    2,152,811        1,657,552        1,447,252
Federal and other insurance premiums.....................      143,210          818,816          499,636
Office supplies..........................................      650,898          447,842          398,086
Data processing..........................................      456,965          384,597          389,495
Other expenses...........................................    4,394,760        3,449,265        3,132,551
                                                           -----------      -----------      -----------
     Total operating expenses............................   16,763,518       14,139,748       12,640,560
                                                           -----------      -----------      -----------
INCOME BEFORE INCOME TAXES...............................    9,324,980        7,366,226        6,283,784
INCOME TAXES.............................................    3,165,141        2,687,927        2,154,051
                                                           -----------      -----------      -----------
NET INCOME...............................................  $ 6,159,839      $ 4,678,299      $ 4,129,733
                                                           ===========      ===========      ===========
EARNINGS PER SHARE
Net Income Per Common Share -- Basic.....................  $      1.49      $      1.14      $      1.09
                                                           ===========      ===========      ===========
Net Income Per Common Share -- Diluted...................  $      1.47      $      1.14      $      1.09
                                                           ===========      ===========      ===========

See accompanying notes to consolidated financial statements.

-18

--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                Carolina First BancShares, Inc. and Subsidiaries

                                   COMMON STOCK         ADDITIONAL                      NET
                              -----------------------     PAID-IN      RETAINED     UNREALIZED    SHAREHOLDERS'
                               SHARES       AMOUNT        CAPITAL      EARNINGS     GAIN/(LOSS)       EQUITY
                              ---------   -----------   -----------   -----------   -----------   --------------
Balance, December 31,
  1994......................  1,402,028   $ 3,505,070   $12,661,483   $ 8,231,596    $(509,311)    $23,888,838
Issuance of stock in public
  offering..................    150,000       375,000     2,787,088            --           --       3,162,088
5% Stock dividend...........     76,663       191,658     1,878,243    (2,100,323)          --         (30,422)
Exercise of stock options...      2,304         5,760        21,793            --           --          27,553
Cash dividend ($.45 per
  share)....................         --            --            --      (617,835)          --        (617,835)
Retirement of stock.........     (1,103)       (2,758)      (22,594)           --           --         (25,352)
Dividend reinvestment
  plan......................      2,566         6,415        51,320       (57,735)          --              --
Change in unrealized loss on
  securities available for
  sale......................         --            --            --            --      588,376         588,376
Net income..................         --            --            --     4,129,733           --       4,129,733
                              ---------   -----------   -----------   -----------    ---------     -----------
Balance, December 31,
  1995......................  1,632,458     4,081,145    17,377,333     9,585,436       79,065      31,122,979
5-for-4 stock split.........    409,586     1,023,965    (1,049,260)           --           --         (25,295)
Exercise of stock options...      9,412        23,531        68,748            --           --          92,279
Cash dividend ($.48 per
  share)....................         --            --            --      (885,499)          --        (885,499)
Retirement of stock.........     (3,589)       (8,973)     (102,103)           --           --        (111,076)
Dividend reinvestment
  plan......................      5,104        12,760       148,092            --           --         160,852
Change in unrealized gain on
  securities available for
  sale......................         --            --            --            --      (30,683)        (30,683)
Net income..................         --            --            --     4,678,299           --       4,678,299
                              ---------   -----------   -----------   -----------    ---------     -----------
Balance, December 31,
  1996......................  2,052,971     5,132,428    16,442,810    13,378,236       48,382      35,001,856
Issuance of stock in public
  offering..................    225,000       562,500     4,988,907            --           --       5,551,407
2-for-1 stock split.........  2,054,569     5,136,422    (5,136,422)           --           --              --
Exercise of stock options...     18,311        45,778        32,432            --           --          78,210
Cash dividend ($.40 per
  share)....................         --            --            --    (1,171,448)          --      (1,171,448)
Retirement of stock.........     (1,412)       (3,530)      (38,174)           --           --         (41,704)
Dividend reinvestment
  plan......................      8,318        20,795       202,991            --           --         223,786
Change in unrealized gain on
  securities available for
  sale......................         --            --            --            --      522,490         522,490
Net income..................         --            --            --     6,159,839           --       6,159,839
                              ---------   -----------   -----------   -----------    ---------     -----------
Balance, December 31,
  1997......................  4,357,757   $10,894,393   $16,492,544   $18,366,627    $ 570,872     $46,324,436
                              =========   ===========   ===========   ===========    =========     ===========

See accompanying notes to consolidated financial statements.

                                                                              19
                                                                               -

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
Carolina First BancShares, Inc. and Subsidiaries

                                                                  1997           1996           1995
                                                              ------------   ------------   ------------
OPERATING ACTIVITIES:
Net Income..................................................  $  6,159,839   $  4,678,299   $  4,129,733
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation and amortization...........................     1,468,906      1,017,442        863,267
    Accretion and amortization of securities discounts and
     premiums, net..........................................       695,128        230,389        264,877
    Provision for loan losses...............................       997,333      1,178,925        710,200
    Deferred taxes (benefit)................................      (763,281)      (634,148)      (345,186)
    Gains on sales of securities available for sale.........       (99,938)       (26,839)        (1,160)
    Losses on sales of securities available for sale........        19,106             --          1,006
    Gains on calls and maturities of securities held to
     maturity...............................................        (1,812)        (8,490)        (1,989)
    Losses on calls and maturities of securities held to
     maturity...............................................           136          2,131             95
    Gains on sales of equipment, net........................        (4,810)       (63,273)        (1,277)
    Gains on sales of real estate, net......................       (65,702)      (141,750)       (71,384)
    Increase in other assets................................    (1,463,073)      (244,529)          (509)
    Increase in other liabilities...........................     1,477,377        754,953      1,030,324
                                                              ------------   ------------   ------------
    Net cash provided by operating activities...............     8,419,209      6,743,110      6,577,997
                                                              ------------   ------------   ------------
INVESTING ACTIVITIES:
Proceeds from maturities of securities available for sale...    30,612,012      7,701,659      8,581,972
Proceeds from sales of securities available for sale........     5,809,688      6,586,841      1,009,785
Purchases of securities available for sale..................   (95,095,065)   (35,699,300)   (18,148,361)
Proceeds from calls and maturities of securities held to
  maturity..................................................    15,596,951     22,606,274     13,129,521
Purchases of securities held to maturity....................    (5,990,547)    (5,074,375)   (18,207,484)
Purchases and maturities of certificates of deposit, net....      (247,094)       (76,638)      (299,496)
Originations of loans, net..................................   (39,717,223)   (52,527,250)   (33,618,383)
Proceeds from sale of real estate...........................       211,609        999,241        506,874
Decrease in investment in joint ventures....................            --             --         28,307
Proceeds from sale of premises and equipment................       611,477        221,380         36,519
Cash acquired, net of cash paid, in purchase of branches....    26,556,399             --             --
Capital expenditures........................................    (1,705,755)    (2,022,132)    (1,212,445)
                                                              ------------   ------------   ------------
    Net cash used in investing activities...................   (63,357,548)   (57,284,300)   (48,193,191)
                                                              ------------   ------------   ------------
FINANCING ACTIVITIES:
Increase in time deposits...................................    20,007,967     31,937,252     32,165,918
Net increase in other deposits..............................    28,013,589     17,463,288     10,815,552
Net increase in borrowed funds..............................     3,131,179      5,862,026             --
Repayment of notes payable..................................       (19,601)       (18,544)       (17,506)
Repurchase of stock.........................................       (41,704)      (111,076)       (25,352)
Payment of cash dividends and fractional shares.............    (1,171,448)      (910,794)      (648,257)
Issuance of stock...........................................     5,853,403        253,131      3,189,641
                                                              ------------   ------------   ------------
    Net cash provided by financing activities...............    55,773,385     54,475,283     45,479,996
                                                              ------------   ------------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       835,046      3,934,093      3,864,802
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    19,325,459     15,391,366     11,526,564
                                                              ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 20,160,505   $ 19,325,459   $ 15,391,366
                                                              ============   ============   ============
Supplemental disclosures of cash flow information:
    Interest paid...........................................  $ 16,568,167   $ 14,241,426   $ 12,353,527
    Income taxes paid.......................................  $  3,804,706   $  3,507,975   $  2,127,700
                                                              ============   ============   ============
Supplemental disclosure of noncash investing and financing
  activities:
    Increase (decrease) in net unrealized loss..............  $    522,490   $    (30,683)  $    588,376
    Assets transferred to other real estate.................       462,287        314,649        231,820

See accompanying notes to consolidated financial statements.

-20

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                               DECEMBER 31, 1997
                                Carolina First BancShares, Inc. and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Carolina First BancShares, Inc. is a bank holding company, formed in June 1989, which owns all of the outstanding common stock of Lincoln Bank of North Carolina ("Lincoln Bank") and Cabarrus Bank of North Carolina ("Cabarrus Bank" and together with Lincoln Bank, the "Banks"). Lincoln Bank was organized as a state chartered commercial bank in May 1983 and operates in areas northwest of Charlotte, North Carolina with two offices in southeast Mecklenburg County and one in Union County. Cabarrus Bank was converted from a savings bank charter to a state commercial bank charter in October 1992 and operates in Cabarrus County. The principal business of the Banks include retail and commercial banking and mortgage lending.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Carolina First BancShares, Inc., Lincoln Bank, Cabarrus Bank and their subsidiaries (referred to herein collectively as the "Company"). All significant intercompany items and transactions have been eliminated in consolidation. Certain 1996 and 1995 amounts have been reclassified to conform with 1997 classifications. The reclassifications have no effect on shareholders' equity or net income as previously reported.

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

     Securities -- Securities are classified in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which prescribes the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at cost. Securities held for current resale are classified as trading securities and reported at fair value, with unrealized gains and losses included in income. The Company currently has no such securities. Securities not classified as held to maturity or trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses net of the related tax effect excluded from income and reported as a separate component of shareholders' equity. The effect of the foregoing will cause fluctuations in shareholders' equity based on changes in values of debt and equity securities. The classification of securities as held to maturity, trading or available for sale is determined at the date of purchase.

     Realized gains or losses on the sale of securities are recognized on the specific identification method. Premiums and discounts are amortized to interest income over the life of the security using a method approximating a level yield method. The market value of securities is generally based on quoted market prices or dealer quotes.

     As a member of the Federal Home Loan Bank of Atlanta (the "FHLB"), the Company is required to maintain an investment in the stock of the FHLB. This stock, which is classified in the other asset category at December 31, 1997, is carried at cost since it has no quoted market value.

     Allowance for Loan Losses -- The provision for loan losses charged to operations is an amount that management believes is sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb inherent losses in the portfolio. Management's determination of the adequacy of the allowance

                                                                              21
                                                                               -

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1997
Carolina First BancShares, Inc. and Subsidiaries

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

     Effective January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures". Loans are determined to be impaired when it is probable that all amounts due according to the contractual terms of the agreement will not be collected as scheduled in the agreement taking into account the value of collateral securing the extension of credit. Under SFAS No. 114, the allowance for loan losses for all years after 1994 relating to loans that are determined to be impaired is based on discounted cash flows using the loan's initial effective interest rate and the fair value of the collateral for certain collateral dependent loans. The Bank previously measured loan impairment in a method generally comparable to the methods prescribed in SFAS No. 114. Accordingly, no additional provisions for loan losses were required as a result of the adoption of SFAS No. 114.

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

-22

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1997
                                Carolina First BancShares, Inc. and Subsidiaries

     Intangible Assets -- Deposit base premiums and goodwill arising from branch acquisitions result from the Company paying amounts in excess of fair value for the branches and core deposits acquired. Such amounts are included in other assets and deposit based premiums are amortized on an accelerated basis over 10 years and goodwill is amortized on a straight line basis over 25 years.

     Earnings Per Share -- The Company adopted the provisions for SFAS No. 128, "Earnings Per Share", during 1997. The Statement establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings Per Share", and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In accordance with SFAS No. 128, all prior period EPS data has been restated. In addition, the weighted average number of shares for each year presented have been retroactively adjusted for the two-for-one stock split in 1997, the five-for-four stock split in 1996, and the 5% stock dividend in 1995.

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

                                                                              23
                                                                               -

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1997
Carolina First BancShares, Inc. and Subsidiaries

     Stock Options -- On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires either the (i) fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans, or (ii), the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion 25"). The Company has elected to continue to apply the provisions of APB Opinion 25 and provide the pro forma disclosure provisions of SFAS No. 123.

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

     Income Taxes -- Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes". According to SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the statutory tax rates expected to apply to a taxable income in the years in which those temporary differences are expected to be recovered in income in the period that includes the enactment date. The Company files consolidated Federal income tax returns with its subsidiaries.

2. SECURITIES

     Amortized cost, market values and unrealized gains and losses of securities as of December 31, 1997 and 1996 are summarized as follows:

                                           AMORTIZED      UNREALIZED    UNREALIZED       MARKET
           DECEMBER 31, 1997                  COST          GAINS         LOSSES         VALUE
           -----------------              ------------    ----------    ----------    ------------
HELD TO MATURITY
     U.S. Treasury securities...........  $  6,538,398    $   33,766    $  (4,984)    $  6,567,180
     U.S. government agencies...........     9,400,620        26,157       (6,461)       9,420,316
     Mortgage-backed securities.........     6,836,414        43,881      (14,781)       6,865,514
     State and political subdivisions...     6,516,841       185,762           --        6,702,603
                                          ------------    ----------    ---------     ------------
          Total.........................  $ 29,292,273    $  289,566    $ (26,226)    $ 29,555,613
                                          ============    ==========    =========     ============

AVAILABLE FOR SALE
     U.S. Treasury securities...........  $ 39,662,498    $  295,539    $  (6,180)    $ 39,951,857
     U.S. government agencies...........    65,088,268        85,209      (65,341)      65,108,136
     Mortgage-backed securities.........       848,888        24,738           --          873,626
     Mutual funds and marketable equity
       securities.......................     1,094,774       647,643      (45,120)       1,697,297
                                          ------------    ----------    ---------     ------------
          Total.........................  $106,694,428    $1,053,129    $(116,641)    $107,630,916
                                          ============    ==========    =========     ============

-24

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1997
                                Carolina First BancShares, Inc. and Subsidiaries

                                           AMORTIZED      UNREALIZED    UNREALIZED       MARKET
           DECEMBER 31, 1996                  COST          GAINS         LOSSES         VALUE
           -----------------              ------------    ----------    ----------    ------------
HELD TO MATURITY
     U.S. Treasury securities...........  $ 12,088,819    $   55,044    $ (32,148)    $ 12,111,715
     U.S. government agencies...........     9,880,637        64,329      (13,620)       9,931,346
     Mortgage-backed securities.........     9,171,725        53,825      (82,086)       9,143,464
     State and political subdivisions...     7,779,092       310,503         (405)       8,089,190
                                          ------------    ----------    ---------     ------------
          Total.........................  $ 38,920,273    $  483,701    $(128,259)    $ 39,275,715
                                          ============    ==========    =========     ============

AVAILABLE FOR SALE
     U.S. Treasury securities...........  $ 18,484,978    $   31,990    $ (30,037)    $ 18,486,931
     U.S. government agencies...........    27,919,073        49,353     (110,947)      27,857,479
     Mortgage-backed securities.........       976,067        29,148           --        1,005,215
     Mutual funds and marketable equity
       securities.......................     1,231,969       168,655      (53,837)       1,346,787
                                          ------------    ----------    ---------     ------------
          Total.........................  $ 48,612,087    $  279,146    $(194,821)    $ 48,696,412
                                          ============    ==========    =========     ============

     Amortized cost and market values of securities at December 31, 1997, by maturity, are shown below.

                                          HELD TO MATURITY
                                     ---------------------------            AVAILABLE FOR SALE
                                      AMORTIZED                       ------------------------------
                                        COST        MARKET VALUE      AMORTIZED COST    MARKET VALUE
                                     -----------    ------------      --------------    ------------
Due within one year................  $ 3,583,312    $ 3,606,817        $ 44,446,317     $ 44,465,579
Due after one year but within 5
  years............................   15,767,073     15,856,353          60,304,449       60,594,414
Due after 5 years but within 10
  years............................    5,878,011      6,003,273                  --               --
Due after 10 years.................    4,063,877      4,089,170             848,888          873,626
Mutual funds and marketable equity
  securities.......................           --             --           1,094,774        1,697,297
                                     -----------    -----------        ------------     ------------
          Total....................  $29,292,273    $29,555,613        $106,694,428     $107,630,916
                                     ===========    ===========        ============     ============

     Investment securities with an amortized cost of $24,661,676 at December 31, 1997 were pledged to secure public deposits and for other purposes required or permitted by law.

     Included in other assets is an investment in the common stock of First Gaston Bank of North Carolina with a carrying amount of approximately $1,061,000 at December 31, 1997. Although the investment only represents an approximate 17% interest in the bank, the Company accounts for the investment under the equity method as the Company has committed to serve as a source of strength, as defined by the Federal Reserve, for First Gaston Bank; has representation on the bank's board of directors; and provides certain operational functions to First Gaston Bank. Under the equity method, the Company adjusts the carrying value of the investment for its portion of the bank's earnings or losses. During 1997, the Company recognized losses, net of applicable income taxes, of $43,898. Also included in other assets is an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") of $915,000 and $1,082,100 at December 31, 1997 and 1996, respectively, and which is pledged as collateral for advances from the FHLB. No ready market exists for the FHLB stock, which is carried at cost.

                                                                              25
                                                                               -

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1997
Carolina First BancShares, Inc. and Subsidiaries

3. LOANS

     Major classifications of loans as of December 31, 1997 and 1996 are as follows:

                                                                  1997              1996
                                                              ------------      ------------
Commercial..................................................  $ 44,792,640      $ 43,121,946
Real Estate:
     Construction...........................................    32,709,074        25,589,843
     Mortgage...............................................   225,214,268       197,898,770
Consumer....................................................    40,764,909        39,047,715
Other.......................................................     4,438,797         3,453,734
                                                              ------------      ------------
          Total loans.......................................   347,919,688       309,112,008
Allowance for loan losses...................................    (5,039,035)       (4,488,958)
                                                              ------------      ------------
          Total loans, net..................................  $342,880,653      $304,623,050
                                                              ============      ============

     Included in mortgage real estate loans at December 31, 1997 and 1996 are approximately $108,296,000 and $106,270,000, respectively, in 1-4 family residential loans.

     Certain officers and directors, and companies in which they have 10% or more beneficial ownership, were indebted to the Banks in the aggregate amount of $4,792,586 and $2,388,465 at December 31, 1997 and 1996, respectively. During 1997, additions to such loans were $5,120,094 and repayments totaled $2,715,973. These loans represented 10% and 7% of the Company's total shareholder equity at December 31, 1997 and 1996, respectively. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.

     Loans past due 90 days or more and still accruing interest totaled $150,861 as of December 31, 1997 and $42,759 as of December 31, 1996, while nonaccrual loans as of December 31, 1997 and 1996 were $717,004 and $576,191 respectively. Nonaccrual loans at December 31, 1997 consist of 61 loans, the largest of which had a balance of $79,003. Management considers collateral on nonaccrual loans to be adequate to avoid any significant losses on the loans, exclusive of allowance for loan losses. Additional interest of $15,825 and $11,983 would have been earned in 1997 and 1996, respectively, if the nonaccrual loans as of each year end had been earning throughout each year. Income of $41,535 and $40,819 was recognized on these loans during 1997 and 1996, respectively.

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The estimated fair market value of loans outstanding is approximately $347,042,000 and $309,811,000 at December 31, 1997 and 1996, respectively.

-26

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1997
                                Carolina First BancShares, Inc. and Subsidiaries

4. ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                             1997          1996          1995
                                                          ----------    ----------    ----------
Balance at beginning of year............................  $4,488,958    $3,588,489    $3,158,168
Charge-offs.............................................    (567,630)     (369,549)     (390,392)
Recoveries..............................................     120,374        91,093       110,513
                                                          ----------    ----------    ----------
Net charge-offs.........................................    (447,256)     (278,456)     (279,879)
                                                          ----------    ----------    ----------
Provision for loan losses...............................     997,333     1,178,925       710,200
                                                          ----------    ----------    ----------
Balance at end of year..................................  $5,039,035    $4,488,958    $3,588,489
                                                          ==========    ==========    ==========

     At December 31, 1997 and 1996, the recorded investment in loans that are considered to be impaired under Statement 114 was $868,000 and $713,963, respectively (of which $717,000 and $576,191 were on a nonaccrual basis at December 31, 1997 and 1996, respectively). Included in this amount is $304,910 and $105,189 in 1997 and 1996, respectively, of impaired loans for which the related allowance for loan losses is $81,633 and $29,965 in 1997 and 1996, respectively. The amount of interest income recognized on impaired loans was not considered material during the year.

5. PREMISES AND EQUIPMENT

     Major classifications of these assets as of December 31, 1997 and 1996 are as follows:

                                                                 1997             1996
                                                              -----------      -----------
Land........................................................  $ 2,423,093      $ 2,968,275
Buildings and improvements..................................    6,812,048        6,248,774
Furniture, fixtures and equipment...........................    5,862,297        4,703,963
                                                              -----------      -----------
Total cost..................................................   15,097,438       13,921,012
Accumulated depreciation....................................    5,531,263        4,411,840
                                                              -----------      -----------
Carrying value..............................................  $ 9,566,175      $ 9,509,172
                                                              ===========      ===========

6. LIABILITIES

     The fair value of noninterest-bearing demand deposits and NOW, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities. The estimated fair market value of deposits is approximately $459,703,000 and $386,920,000 at December 31, 1997 and 1996, respectively.

     Time deposits maturing in each of the five years subsequent to December 31, 1997 are as follows: 1998, $192,549,000 1999, $37,753,000; 2000, $13,640,000;
2001, $3,049,000 2002, $1,707,000; and subsequent years, $193,000.

     Borrowed funds primarily consist of federal funds purchased and repurchase agreements of $2,200,000 and $6,793,205, respectively. Federal funds purchased and repurchase agreements generally mature daily. On December 31, 1997, the rate for federal funds purchased was 6.50% while the rate for repurchase agreements was 4.56% for balances less than or equal to $250,000 and 5.07% for balances greater than $250,000.

                                                                              27
                                                                               -

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1997
Carolina First BancShares, Inc. and Subsidiaries

7. BRANCH ACQUISITIONS

     During 1997, the Company acquired three branch offices and approximately $30 million in deposits. The acquisitions were accounted for as purchases and the excess of the purchase price over the fair value of the assets and the core deposits produced approximately $2,197,725 in goodwill and $645,000 in deposit base premiums. Such amounts are included in other assets and are being amortized principally over ten years.

8. INCOME TAXES

     Income tax expense consists of:

                                                        CURRENT        DEFERRED         TOTAL
                                                       ----------      ---------      ----------
Year ended December 31, 1997
     Federal.........................................  $3,484,545      $(558,699)     $2,925,846
     State...........................................     443,877       (204,582)        239,295
                                                       ----------      ---------      ----------
          Total......................................  $3,928,422      $(763,281)     $3,165,141
                                                       ==========      =========      ==========
Year ended December 31, 1996
     Federal.........................................  $2,887,925      $(547,874)     $2,340,051
     State...........................................     434,150        (86,274)        347,876
                                                       ----------      ---------      ----------
          Total......................................  $3,322,075      $(634,148)     $2,687,927
                                                       ==========      =========      ==========
Year ended December 31, 1995
     Federal.........................................  $2,182,056      $(256,693)     $1,925,363
     State...........................................     317,181        (88,493)        228,688
                                                       ----------      ---------      ----------
          Total......................................  $2,499,237      $(345,186)     $2,154,051
                                                       ==========      =========      ==========

     A reconciliation of total income tax expense for the years ended December 31, to the amount of tax expense computed by multiplying income before income taxes by the statutory federal income tax rate of 34 percent follows:

                                                             1997          1996          1995
                                                          ----------    ----------    ----------
Tax provision at statutory rate.........................  $3,170,493    $2,504,517    $2,136,487
Increase (reduction) in income taxes resulting from:
     Tax-exempt interest income.........................    (160,883)     (203,354)     (210,500)
     Change in the beginning-of-the-year balance of the
       valuation allowance for deferred tax assets
       allocated to income tax expense..................     (71,355)       38,030        20,676
     State income taxes, net of federal tax benefit.....     157,935       229,598       150,934
     Other..............................................      68,951       119,136        56,454
                                                          ----------    ----------    ----------
          Total income taxes............................  $3,165,141    $2,687,927    $2,154,051
                                                          ==========    ==========    ==========

-28

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1997
                                Carolina First BancShares, Inc. and Subsidiaries

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and (liabilities) at December 31, 1997 and 1996, respectively, are presented below:

                                                                 1997            1996
                                                              ----------      ----------
Deferred tax assets:
     Loan loss reserves.....................................  $1,766,903      $1,544,446
     Foreclosed property, tax basis in excess of financial
      reporting amount .....................................      49,975          85,471
     Accrued expenses, deductible when paid.................     784,166         506,082
     Other..................................................     133,391         102,574
                                                              ----------      ----------
          Total gross deferred tax assets...................   2,734,435       2,238,573
          Less valuation allowance..........................          --         (63,016)
                                                              ----------      ----------
          Net deferred tax assets...........................   2,734,435       2,175,557
                                                              ----------      ----------
Deferred tax (liabilities):
     Bad debt reserve recapture, tax accounting
      adjustment............................................          --        (116,652)
     Financial reporting stock basis in excess of tax
      basis.................................................    (150,712)       (178,235)
     Depreciable basis of fixed assets......................    (134,257)       (141,262)
     Deductible expenses for tax in excess of financial
      reporting.............................................     (57,012)        (71,576)
     Unrealized gain on securities available for sale.......    (375,074)        (53,740)
     Other..................................................    (108,375)       (138,695)
                                                              ----------      ----------
          Total gross deferred tax liability................    (825,430)       (700,160)
                                                              ----------      ----------
          Net deferred tax asset included in other assets...  $1,909,005      $1,475,397
                                                              ==========      ==========

     The net change in the total valuation allowance for deferred tax assets for the year ended December 31, 1997 was a decrease of $63,016. A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. The related current period deferred tax expense of $329,673, which is net of a change of $8,339 to the valuation allowance, has been recorded directly to shareholders' equity. The balance of the change in the net deferred tax asset results from the current period deferred tax benefit of $763,281, net of a change in the valuation allowance of $71,355. It is management's contention that realization of the net deferred tax asset is more likely than not, based upon the Company's history of taxable income and estimates of future taxable income. The valuation allowance primarily relates to certain temporary differences for state income tax purposes.

9. SHAREHOLDERS' EQUITY

     Earnings per share -- Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if the Company's dilutive stock options were exercised. The numerator of the basic net income per share computation is the same as the numerator of the diluted net income per share computation for all periods presented. A reconciliation of the denominator of the basic net income EPS computation is as follows:

                                                             1997          1996          1995
                                                          ----------    ----------    ----------
Basic EPS denominator: weighted average number of common
  shares outstanding....................................   4,134,842     4,096,335     3,793,108
Dilutive effect arising from assumed exercise of stock
  options ..............................................      58,364        13,433            --
Diluted EPS denominator.................................   4,193,206     4,109,768     3,793,108

                                                                              29
                                                                               -

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1997
Carolina First BancShares, Inc. and Subsidiaries

     Stock Based Compensation -- In 1990, the Board of Directors of the Company adopted the Carolina First BancShares, Inc. 1990 Stock Option and Stock Appreciation Rights Plan (the "1990 Plan"), and certain amendments to the 1990 Plan were approved in 1991 (collectively "the Plan"). In January 1991, stock appreciation rights were granted in accordance with the 1990 Plan. These rights were granted at market value on the date of the grant and 20% of each grant becomes exercisable on each anniversary of the date of the grant and expires five years after they become exercisable. Stock appreciation rights totaling 66,852 are currently outstanding and all have a measurement price of $4.71. The expense related to these rights is included in compensation expense and for the years ended December 31, 1997, 1996 and 1995 were $826,606, $504,000 and
$290,000, respectively.

     Since inception of the Plan, options to purchase shares of Company common stock have been granted to key employees of the Company and 69,810 such options are still available. The Plan provides that options are granted at market value on the date of the grant and 20% of each grant becomes exercisable on each anniversary of the date of the grant. All currently outstanding options have been granted for a ten-year term, unless the recipient leaves the Company's employment earlier. A summary of all stock option activity for 1997 and the status at December 31, 1997 follows. All share and per share amounts give retroactive effect to stock dividends and splits declared by the Company.

Employee Stock Option Plan:

                                                     OUTSTANDING OPTIONS        EXERCISABLE OPTIONS
                                                   -----------------------    -----------------------
                                                                AVERAGE                    AVERAGE
                                                   SHARES     OPTION PRICE    SHARES     OPTION PRICE
                                                   -------    ------------    -------    ------------
Balance, December 31, 1994.......................  197,598       $ 4.66       101,488       $4.46
Additional Options Granted.......................    2,626         9.90            --          --
Became Exercisable...............................       --           --        33,130        4.77
Less:
  Exercised......................................   (6,048)        4.55        (6,048)       4.55
  Forfeited......................................   (4,826)        6.80            --          --
                                                   -------       ------       -------       -----
Balance, December 31, 1995.......................  189,350         4.69       128,570        4.54
Additional Options Granted.......................   44,124        12.54            --          --
Became Exercisable...............................       --           --        21,370        4.72
Less:
  Exercised......................................  (22,144)        4.16       (22,144)       4.16
  Forfeited......................................   (4,608)        9.07            --          --
                                                   -------       ------       -------       -----
Balance, December 31, 1996.......................  206,722         6.33       127,796        4.64
Additional Options Granted.......................    9,200        18.42            --          --
Became Exercisable...............................       --           --        29,112        5.19
Less:
  Exercised......................................  (18,310)        4.27       (18,310)       4.27
  Forfeited......................................     (758)        4.62            --          --
                                                   -------       ------       -------       -----
Balance, December 31, 1997.......................  196,854       $14.17       138,598       $5.19
                                                   =======       ======       =======       =====

-30

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1997
                                Carolina First BancShares, Inc. and Subsidiaries

     The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                OPTIONS OUTSTANDING
                 -------------------------------------------------
                   NUMBER      WEIGHTED-AVERAGE
   RANGE OF      OUTSTANDING      REMAINING       WEIGHTED-AVERAGE
EXERCISE PRICES  AT 12/31/97   CONTRACTUAL LIFE    EXERCISE PRICE
---------------  -----------   ----------------   ----------------
   Less than $5    135,469           3.75              $ 4.64
        6 to 10     10,126           6.19                6.70
       11 to 15     41,058           8.22               12.48
       16 to 20      8,000           9.19               17.00
       21 to 25      2,200           9.50               22.50
---------------    -------
       $1 to 25    196,854
===============    =======

     The Company applies APB Opinion 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below.

     The weighted-average fair value per share of options granted in 1997 and 1996 amounted to $7.55 and $5.06, respectively. Fair values were estimated on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted average assumptions:

                                                                   1997          1996
                                                                ----------    ----------
Risk-free interest rate.....................................          6.31%         6.11%
Dividend yield..............................................          1.00          1.00
Volatility..................................................         29.20         29.20
Expected life...............................................       7 YEARS       7 years

                                                                   1997          1996
                                                                ----------    ----------
Net income
  As reported...............................................    $6,159,839    $4,678,299
  Pro forma.................................................     5,967,597     4,531,878
Net income per share
  As reported -- diluted....................................    $     1.47    $     1.14
  Pro forma -- diluted......................................    $     1.42    $     1.10

     Pro forma net income reflects only options granted since December 31, 1994. Therefore, the effects of applying SFAS No. 123 pro forma disclosures during the initial phase-in period may not be representative of the effects on reported net income in future years.

10. BENEFIT PLANS

     The Company sponsors a contributory profit-sharing plan which provides for participation by substantially all employees. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code. The plan provides for employee contributions up to 15% of the participant's annual salary and an employer contribution of 50% matching of the employee contribution up to 6% of the participant's salary. Contributions to the plan for the years ended December 31, 1997, 1996 and 1995 were $690,000, $594,000 and $517,000, respectively.

                                                                              31
                                                                               -

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1997
Carolina First BancShares, Inc. and Subsidiaries

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

     The Company does not provide benefits contemplated by SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions".

11. REGULATION AND REGULATORY RESTRICTIONS

     As a bank holding company, Carolina First BancShares, Inc. is regulated by the Federal Reserve. The Company also must file periodic reports with, and comply with securities regulations of, the Securities and Exchange Commission. Lincoln Bank and Cabarrus Bank are subject to the regulations of the FDIC, the North Carolina State Banking Commission and the Federal Reserve.

     The primary source of funds for the payment of dividends by the Company is dividends received from the Banks. The Banks, as North Carolina banking corporations, may pay dividends only out of retained earnings as determined pursuant to North Carolina General Statutes. As of December 31, 1997, the Banks had combined retained earnings of approximately $25,730,000, all of which is available to be paid as dividends without prior regulatory approval, provided the Banks maintain adequate capital.

     The Company is required by federal regulations to maintain various ratios of capital to assets. Failure to meet the minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the FDIC categorized the Company is well capitalized under the regulatory frame work for prompt corrective action. To be categorized as well capitalized, a bank holding company must maintain at least the minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are not conditions or events since that notification that management believes have changed the institution's category.

-32

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1997
                                Carolina First BancShares, Inc. and Subsidiaries

     The table below also presents the actual capital amounts and ratios for the Company, Lincoln Bank, and Cabarrus Bank as computed for regulatory purposes.

                                                                                   TO BE WELL CAPITALIZED
                                                        FOR CAPITAL ADEQUACY       UNDER PROMPT CORRECTIVE
                                     ACTUAL                   PURPOSES                ACTION PROVISIONS
                              --------------------     ----------------------     -------------------------
                                AMOUNT       RATIO         AMOUNT       RATIO         AMOUNT         RATIO
                              -----------    -----     -------------    -----     --------------    -------
AS OF DECEMBER 31, 1997:
Total Capital (to Risk
  Weighted Assets)
     Consolidated...........  $47,162,000    13.7%     >=$27,573,000    >=8.0%
     Lincoln Bank...........   30,338,000    11.7      >=$20,722,000    >=8.0      >=$25,902,000     >=10.0%
     Cabarrus Bank..........   10,432,000    11.4      >=$ 7,332,000    >=8.0      >=$ 9,166,000     >=10.0
Tier I Capital (to Risk
  Weighted Assets)
     Consolidated...........  $42,845,000    12.4%     >=$13,786,000    >=4.0%
     Lincoln Bank...........   27,095,000    10.5      >=$10,361,000    >=4.0      >=$15,541,000      >=6.0%
     Cabarrus Bank..........    9,283,000    10.1      >=$ 3,666,000    >=4.0      >=$ 5,499,000      >=6.0
Tier I Capital (to Average
  Assets)
     Consolidated...........  $42,845,000     9.1%     >=$18,880,000    >=4.0%
     Lincoln Bank...........   27,095,000     7.4      >=$14,705,000    >=4.0      >=$18,381,000      >=5.0%
     Cabarrus Bank..........    9,283,000     6.7      >=$ 5,560,000    >=4.0      >=$ 6,950,000      >=5.0

AS OF DECEMBER 31, 1996:
Total Capital (to Risk
  Weighted Assets)
     Consolidated...........  $38,393,000    12.9%     >=$23,815,000    >=8.0%
     Lincoln Bank...........   28,341,000    12.2      >=$18,526,000    >=8.0      >=$23,158,000     >=10.0%
     Cabarrus Bank..........    8,211,000    11.4      >=$ 5,758,000    >=8.0      >=$ 7,197,000     >=10.0
Tier I Capital (to Risk
  Weighted Assets)
     Consolidated...........  $34,662,000    11.6%     >=$11,908,000    >=4.0%
     Lincoln Bank...........   25,442,000    11.0      >=$ 9,263,000    >=4.0      >=$13,895,000      >=6.0%
     Cabarrus Bank..........    7,307,000    10.2      >=$ 2,879,000    >=4.0      >=$ 4,318,000      >=6.0
Tier I Capital (to Average
  Assets)
     Consolidated...........  $34,662,000     8.7%     >=$16,828,000    >=4.0%
     Lincoln Bank...........   25,442,000     8.1      >=$12,607,000    >=4.0      >=$15,759,000      >=5.0%
     Cabarrus Bank..........    7,307,000     6.9      >=$ 4,227,000    >=4.0      >=$ 5,284,000      >=5.0

                                                                              33
                                                                               -

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
DECEMBER 31, 1997
Carolina First BancShares, Inc. and Subsidiaries

12. COMMITMENTS AND CONTINGENT LIABILITIES

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

                                                                      December 31,
                                                              ----------------------------
                                                                 1997             1996
                                                              -----------      -----------
Commitments for additional loans............................  $82,035,000      $73,677,000
Standby letters of credit...................................  $   622,000      $ 1,090,000
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

     Minimum operating lease payments due in each of the five years subsequent to December 31, 1997 are as follows: 1998, $518,000; 1999, $578,000; 2000,
$577,000; 2001, $560,000; 2002, $525,000; and subsequent years, $2,169,000.
Rental expense for all operating leases for the three years ended December 31, was $356,000, 1997; $252,000, 1996; $247,000, 1995.

13. CONDENSED BALANCE SHEET
    PARENT COMPANY ONLY

                                                                      December 31,
                                                              ----------------------------
                                                                 1997             1996
                                                              -----------      -----------
CONDENSED BALANCE SHEET
Assets:
     Cash on deposit with subsidiary banks..................  $ 5,192,035      $   502,164
     Investment in subsidiary banks.........................   39,500,993       32,967,141
     Other investments......................................    1,473,829        1,015,617
     Other assets...........................................    2,767,748        1,849,808
                                                              -----------      -----------
          Total.............................................  $48,934,605      $36,334,730
                                                              ===========      ===========
Liabilities.................................................  $ 2,610,169      $ 1,332,874
Shareholders' equity........................................   46,324,436       35,001,856
                                                              -----------      -----------
          Total.............................................  $48,934,605      $36,334,730
                                                              ===========      ===========

-34

--------------------------------------------------------------------------------
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
                                                               DECEMBER 31, 1997
                                Carolina First BancShares, Inc. and Subsidiaries

                                                                     Years ended December 31,
                                                           ---------------------------------------------
                                                              1997             1996             1995
                                                           -----------      -----------      -----------
CONDENSED RESULTS OF OPERATIONS
Equity in earnings of subsidiary Banks:
     Dividends...........................................  $ 3,807,871      $        --      $   154,272
     Undistributed.......................................    3,476,721        5,707,517        4,422,452
Other income (expense), net..............................   (1,124,753)      (1,029,218)        (446,991)
                                                           -----------      -----------      -----------
Net income...............................................  $ 6,159,839      $ 4,678,299      $ 4,129,733
                                                           ===========      ===========      ===========
CONDENSED CASH FLOW
Cash flows from operating activities:
     Net income..........................................  $ 6,159,839      $ 4,678,299      $ 4,129,733
Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
     Equity in undistributed earnings of subsidiary
       banks.............................................   (3,476,721)      (5,707,517)      (4,422,452)
     Increase in other assets............................   (3,952,290)         (12,961)        (464,584)
     Increase in liabilities.............................    1,277,295          752,681          369,169
                                                           -----------      -----------      -----------
Net cash provided by (used in) operating activities......        8,123         (289,498)        (388,134)
                                                           -----------      -----------      -----------
Cash flows from investing activities:
     Purchase of investments.............................     (150,000)        (306,000)        (271,779)
     Proceeds from sales of investments..................      539,085               --               --
     Originations of loans, net..........................     (347,588)              --               --
                                                           -----------      -----------      -----------
Net cash used in investing activities....................       41,497         (306,000)        (271,779)
                                                           -----------      -----------      -----------
Cash flows from financing activities:
     Proceeds from issuance of common stock..............    5,853,403          253,131        3,189,641
     Dividends and fractional shares paid................   (1,171,448)        (910,794)        (648,257)
     Other, net..........................................      (41,704)        (111,076)         (25,352)
                                                           -----------      -----------      -----------
Net cash provided by (used in) financing activities......    4,640,251         (768,739)       2,516,032
                                                           -----------      -----------      -----------
Net increase (decrease) in cash..........................    4,689,871       (1,364,237)       1,856,119
Cash at beginning of year................................      502,164        1,866,401           10,282
                                                           -----------      -----------      -----------
Cash at end of year......................................  $ 5,192,035      $   502,164      $ 1,866,401
                                                           ===========      ===========      ===========

                                                                              35
                                                                               -

--------------------------------------------------------------------------------

                             MASTER STRATEGY -- CRC

-36

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

JAMES A. ATKINSON, III
  Vice President, Audit, Compliance and
  Loan Review

JOY G. KEEVER
  Vice President, Human Resources

JAMES H. MAUNEY, II
  Vice President, Loan
  Administration

CABARRUS BANK OF NORTH CAROLINA

RONALD D. SMITH
  President and Chief
  Executive Officer

JAN H. HOLLAR
  Senior Vice President and
  Chief Financial Officer

GARY L. BUNN
  Vice President

J. STEVE GOODNIGHT
  Vice President

SHAROYN A. BURROUGHS
  Assistant Vice President

R. KEITH CHALMERS
  Assistant Vice President

DIANE L. TALBERT
  Assistant Vice President

PAUL R. ROWE
  Banking Officer

TAMMY D. RORIE
  Assistant Vice President

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

THOMAS C. DUTTON
  Vice President

J. LOUIS FLETCHER
  Vice President, Business
  Development

JOY G. KEEVER
  Vice President, Human Resources

ROBERT K. LUKACH
  Vice President, Security
  Officer and Cashier

TIMOTHY J. REILLY
  Vice President and
  Charlotte City Executive

PATSY D. BLACK
  Assistant Vice President

J. STANLEY BLAND
  Assistant Vice President

TIMOTHY J. CARSWELL
  Assistant Vice President

C. TOMMY DAVIS
  Assistant Vice President

RANDALL E. FORD
  Assistant Vice President

JOHN L. HOVIS
  Assistant Vice President

HAROLD A HOWARD, JR.
  Assistant Vice President

GERALD E. HUFFMAN
  Assistant Vice President and
  Assistant Secretary

ELEANOR H. MCINTIRE
  Assistant Vice President

DARRELL O. MELTON
  Assistant Vice President

GLENDA W. NOLES
  Assistant Vice President

BEN D. ROUTH
  Assistant Vice President

BETTY B. SETZER
  Assistant Vice President

ROBERT F. WARDELL, JR.
  Assistant Vice President

MARTHA O. BENFIELD
  Banking Officer

K. DON CHATMAN
  Banking Officer

H.D. REID
  Banking Officer

THOMAS M. MORTON, JR.
  Operations Officer

                                                                              37
                                                                               -

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

CAROLINA FIRST MORTGAGE CORP.

DIRECTORS

CHAIRMAN

JAMES E. BURT, III
  President, Carolina First BancShares, Inc.

JAN H. HOLLAR
  Vice President, Secretary and Treasurer, Carolina First BancShares, Inc.

STEPHEN S. ROBINSON
  Executive Vice President, Lincoln Bank

RONALD D. SMITH
  President, Cabarrus Bank

JANE D. PEELER
  Vice President and Manager, Carolina First Mortgage Corp.

CAROLINA FIRST FINANCIAL SERVICES CORPORATION

DIRECTORS

CHAIRMAN

WALTER H. JONES, JR.
  Attorney, Homesley, Jones, Gaines, Homesley & Dudley

JAMES E. BURT, III
  President, Carolina First BancShares, Inc.

JAN H. HOLLAR
  Vice President, Secretary and Treasurer, Carolina First BancShares, Inc.

RONALD D. SMITH
  President, Cabarrus Bank

STEPHEN S. ROBINSON
  Executive Vice President, Lincoln Bank

-38

--------------------------------------------------------------------------------
                                                       SUBSIDIARIES -- Continued
                                Carolina First BancShares, Inc. and Subsidiaries

CABARRUS BANK

LOCATIONS    CONCORD
             Main Office                     71 McCachern Blvd.                 782-1193
             Copperfield Office              271 Copperfield Blvd.              786-1195
             In-Store Branch                 545 Hwy. 29 North                  788-9336
             (Super Kmart Center)
             KANNAPOLIS
             Kannapolis Office               725 South Loop Road                933-1193
             MOUNT PLEASANT
             Mount Pleasant Office           8320 Franklin Street               436-6514
             CHARLOTTE
             University City Boulevard
             Office                          10215 University City Blvd.        549-1883
             (Winn-Dixie In-Store)

LINCOLN BANK

LOCATIONS    LINCOLNTON
             Main Office                     402 East Main Street               732-2222
             Boger City Office               2586 East Main Street              732-3333
             Lincoln Center Office           479 North Generals Blvd.           732-4040
             Drive-In Office                 502 East Main Street               732-6080
             DENVER
             Denver Office                   Hwy. 16 & Hwy. 150                 483-9723
             Triangle Office                 Hwy. 16 & State Road 1387          483-2222
             MOORESVILLE
             Mooresville Office              329 North Main Street              664-4488
             Port Village Office             Hwy. 150 & I-77                    664-4499
             CORNELIUS
             Cornelius Office                Hwy. 73 & I-77                     892-5553
             HUNTERSVILLE
             Huntersville Office             500 Gilead Road                    875-1500
             Northcross Office               9759 Sam Furr Road                 895-2899
             (Winn-Dixie In-Store)
             CHARLOTTE
             Mallard Creek                   10400 Mallard Creek Road           Fall 1998
             Southpark Office                4500 Cameron Valley Pky.           365-2880
             Sunset Road Office              5330 Sunset Road                   598-2540
             TROUTMAN
             Troutman Office                 205 North Main Street              528-0760
             LAKE LURE
             Lake Lure Office                No. 1 Arcade Bldg.                 625-9131
                                             Hwy. 64-74
             MATTHEWS
             Matthews Office                 157 North Trade Street             814-9740
             Weddington Office               13639 Providence Road              841-2403
             (Winn-Dixie In-Store)

                                                                              39
                                                                               -

--------------------------------------------------------------------------------
DIRECTORS
Carolina First BancShares, Inc. and Subsidiaries

CAROLINA FIRST BANCSHARES, INC.

CHAIRMAN

D. MARK BOYD, III
  President, Times Oil Corporation

JOHN R. BOGER, JR.
  Attorney, Williams, Boger, Grady,
  Davis & Tuttle, P.A.

JAMES E. BURT, III
  President, Carolina First BancShares, Inc.

CHARLES A. JAMES
  President, Mount Pleasant Insurance Agency

SAMUEL C. KING, JR.
  President, Kings Office Supply, Inc.

HARRY D. RITCHIE
  Retired Co-Owner, Ritchie Brothers Dairy Farm

L.D. "BUD" WARLICK, JR.
  President, Warlick Funeral Home, Inc.

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

CHARLES A. JAMES
  President, Mount Pleasant Insurance Agency

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

PHIL W. WIDENHOUSE -- ADVISORY
  Retired Executive Vice President,
  The Concord Telephone Co.

LINCOLN BANK OF NORTH CAROLINA

CHAIRMAN

D. MARK BOYD, III
  President, Times Oil Corporation

VICE CHAIRMAN

SAMUEL C. KING, JR.
  President, King's Office Supply, Inc.

JAMES R. BEAM
  Executive Vice President, Lincoln Bank

JAMES E. BURT, III
  President, Lincoln Bank

SARA K. HAIRE
  Secretary and Treasurer, Pless Haire Insurance
  Agency, Inc.

DOUGLAS S. HOWARD
  Secretary and Treasurer, Denver Equipment Co., Inc.

DONALD F. HOWIE
  Vice President, Hipp Construction Co.

WALTER H. JONES, JR.
  Partner, Homesley, Jones, Gaines, Homesley & Dudley

DAVID E. KEEVER
  Co-Owner, Lincoln Drugs, Inc. & Keever Pharmacy

WILLIAM M. LENTZ, JR.
  President, Lincoln Food Systems, Inc.

JAMES A. MUNDY
  Retired Principal, Rock Springs School
  Manager, Catawba Springs Hunting Club

HARRY D. RITCHIE
  Retired Co-Owner, Ritchie Brothers Dairy Farm

STEPHEN S. ROBINSON
  Executive Vice President, Lincoln Bank

L.D. "BUD" WARLICK, JR.
  President, Warlick Funeral Home, Inc.

DAVID A. WILSON, DVM
  Owner, East Lincoln Animal Hospital

JAMES M. MOORE -- ADVISORY
  Life Insurance Sales, Prudential

PETER J. BAUMBERGER, JR. -- EMERITUS
  Optometrist

HOLLIS C. HENDERSON -- EMERITUS
  Consultant, Vermont American Corp.

-40

--------------------------------------------------------------------------------
                                                          DIRECTORS -- Continued
                                Carolina First BancShares, Inc. and Subsidiaries

LINCOLN BANK ADVISORY BOARDS
CHARLOTTE

CHAIRMAN

TIMOTHY J. REILLY
  Vice President and City Executive, Lincoln Bank

KLAUS E. BECKER
  Chairman, SouthStar Steel Corp.

ROBEY C. BEST, JR.
  President, AmeriSouth Mortgage Co.

D.R. "DOC" BOYD
  Retired, Chrysler-Plymouth-Dodge, Inc.

ALVA W. GUTHRIE
  Certified Public Accountant

STAN R. ELROD, JR.
  President, Elrod Construction Co.

ERSKINE L. HARKEY, JR.
  Principal, The Investor Advisory Group

JOSEPH B. HENNINGER, JR.
  Partner, Wishart, Norris, Henninger & Pittman P.A.

JOHN POLITES
  Chairman, John Polites Realty Co.

EAST LINCOLN

CHAIRMAN

JAMES A. MUNDY
  Retired Principal, Rock Springs School

WILLIAM G. CLEMMER
  Manager, Cowans Ford Country Club

ANNE H. CLONINGER
  Owner, Cloninger Trophies

WARREN F. HOYLE, DDS
  Dentist, Lowesville

DOUGLAS S. HOWARD
  Secretary and Treasurer, Denver Equipment Co.

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

DAVID A. ERVIN, PGA
  President, Candy Concepts, Inc.

FLOYD E. GREENE
  Owner, Floyd Greene Realty

SARA K. HAIRE
  Secretary and Treasurer, Pless Haire
  Insurance Agency, Inc.

MIKE HEINEN, DVM
  Owner, Lake Norman Animal Hospital

WALTER H. JONES, JR.
  Partner, Homesley, Jones, Gaines, Homesley & Dudley

VIKI WEST
  Attorney, Viki M. West, Attorney at Law

NORTH MECKLENBURG

CHAIRMAN

DONALD F. HOWIE
  Vice President, Hipp Construction Co.

THOMAS L. BROTHERTON
  Retired, Mecklenburg County Building Standards Dept.

ROBERT J. "BUB" CASHION
  Retired Owner, Cashion's Gulf

RALPH A. COFFEY, DDS
  Dentist, Davidson

DEBRA H. HIX, DDS
  Dentist, Huntersville

KENNETH E. JACKSON, JR.
  Retired, Southern Bell

HAROLD B. LITTLE
  Retired President, Davidson Ice & Fuel Co.

                                                                              41
                                                                               -

--------------------------------------------------------------------------------
SHAREHOLDER INFORMATION AND STOCK PRICES
Carolina First BancShares, Inc. and Subsidiaries

CORPORATE OFFICES                                      ANNUAL MEETING
Carolina First BancShares, Inc.                        April 21, 1998
402 East Main Street                                   7:00 p.m. local time
Post Office Box 657                                    Lincoln Cultural Center
Lincolnton, North Carolina 28092                       403 East Main Street
(704) 732-2222                                         Lincolnton, North Carolina

STOCK TRANSFER AND DIVIDEND REINVESTMENT PLAN AGENT

The Stock Transfer Agent, Registrar and Dividend Reinvestment Agent for Carolina First BancShares, Inc. common stock is the Corporate Trust Division of First Citizens Bank & Trust Co. For information regarding dividend direct deposit, address changes, dividend checks, lost stock certificates, stock holdings and participation in the dividend reinvestment plan write or call First Citizens at P.O. Box 29522 Raleigh, North Carolina, 27626; North Carolina Toll Free 800-874-4218 ext 2003; 919-716-2003.

REPORT TO SEC AVAILABLE TO SHAREHOLDERS

A copy of Carolina First BancShares, Inc.'s Annual Report on form 10-K for the year ended December 31, 1997 to the Securities and Exchange Commission may be obtained without charge by writing to Jan H. Hollar -- Secretary, Carolina First BancShares, Inc., 402 East Main Street, Post Office Box 657, Lincolnton, N.C. 28093.

LEGAL COUNSEL                                          ACCOUNTANTS
Alston & Bird LLP                                      KPMG Peat Marwick LLP
One Atlantic Center                                    Two First Union Center
1201 West Peachtree Street                             Suite 2800
Atlanta, GA 30309-3424                                 Charlotte, N.C. 28282-8207

Broker-dealers that trade shares of Company common stock:

INTERSTATE/JOHNSON LANE CORP.                             J.C. BRADFORD & CO.
P.O. Box 700                    P.O. Box 1012             P.O. Box 3857
Newton, N.C. 28658              Charlotte, N.C.           Hickory, N.C. 28603
800-929-0175                    800-929-0724              800-222-1082

-42

--------------------------------------------------------------------------------
                           SHAREHOLDER INFORMATION AND STOCK PRICES -- Continued
                                Carolina First BancShares, Inc. and Subsidiaries

STOCK PRICES

Carolina First BancShares, Inc.'s common stock trades infrequently in the local Charlotte, North Carolina over-the-counter market (pink sheets) under the symbol CAFP. Its stock is listed in The Charlotte Observer under the Interdealer stock section. The following table sets forth the high and low bid quotations for the common stock for the indicated periods, adjusted for stock splits. Such quotations reflect interdealer prices without markup, markdown, or commissions and may not necessarily represent actual transactions.

                       1st Quarter       2nd Quarter       3rd Quarter       4th Quarter
                       ------------      ------------      ------------      ------------
1997.................  $16.00-17.00      $17.00-19.25      $19.25-22.00      $22.00-28.00
1996.................  $10.80-12.00      $12.00-13.00      $13.00-15.00      $15.00-16.00

As of December 31, 1997 Carolina First BancShares, Inc. had approximately 2,600 shareholders of record.

                                                                              43
                                                                               -

--------------------------------------------------------------------------------
MISSION STATEMENT

                                      CRC

-44